Exhibit 10.1
EXECUTION COPY
FIRST AMENDMENT
          FIRST AMENDMENT, dated as of April 12, 2006 (this “Amendment”), to the FIVE-YEAR CREDIT AGREEMENT, dated as of July 14, 2005, among AUTONATION, INC., a Delaware corporation (the “Borrower”), the lenders party thereto (the “Lenders”), J.P. MORGAN SECURITIES INC. (“JPMorgan”) and BANC OF AMERICA SECURITIES LLC, as co-lead arrangers and joint bookrunners, BANK OF AMERICA, N.A., as syndication agent, WACHOVIA BANK, NATIONAL ASSOCIATION, BNP PARIBAS and TOYOTA MOTOR CREDIT CORPORATION, as documentation agents, and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).
W I T N E S S E T H
:
          WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to make, and have made, certain loans and other extensions of credit to the Borrower;
          WHEREAS, the Borrower intends to (i) tender for shares of its common stock, and (ii) purchase up to $323,513,000 principal amount of outstanding senior notes of the Borrower (collectively, the “Transaction”).
          WHEREAS, the Borrower has requested certain amendments to the Credit Agreement as more fully set forth herein;
          WHEREAS, the Lenders have agreed to such amendments but only on the terms and conditions contained in this Amendment.
          NOW, THEREFORE, the parties hereto hereby agree as follows:
          SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement (as proposed to be amended).
          SECTION 2. Amendments. Effective as of the date on which all the conditions precedent set forth in Section 3 shall be satisfied (such date, the “Effective Date”), the Credit Agreement, including all exhibits and schedules thereto, shall be amended to read in its entirety as set forth in Exhibit A to this Amendment.
          SECTION 3. Lender Addendum. By executing this Amendment on or prior to the Effective Date, each institution not a party to the Credit Agreement prior to the Effective Date agrees to and shall, as of the Effective Date, join the Credit Agreement (as amended pursuant to this Amendment) as a Lender.
          SECTION 4. Conditions to Effectiveness. This Amendment shall become effective upon the date on which each of the following shall have been received, each in form and substance satisfactory to the applicable recipient:

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          (i) the Administrative Agent shall have received this Amendment, executed and delivered by a duly authorized officer of (a) the Borrower, (b) the Administrative Agent, (c) each Lender (as defined prior to giving effect to this Amendment) and (d) each Term Lender (as defined in the Credit Agreement after giving effect to this Amendment), together with all schedules and exhibits hereto;
          (ii) the Administrative Agent shall have received an acknowledgment and consent (“Acknowledgment and Consent”), substantially in the form of Exhibit B hereto, duly executed and delivered by each Guarantor;
          (iii) the Administrative Agent shall have received the favorable written opinion or opinions with respect to the Amendment and related Loan Documents and the transactions contemplated thereby of (A) in-house legal counsel to the Borrower and (B) Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Borrower and Guarantors, in each case dated the Effective Date, addressed to the Administrative Agent and the Lenders and reasonably satisfactory to the Administrative Agent, substantially in the form of Exhibits I-1 and I-2 to the Credit Agreement;
          (iv) the Administrative Agent shall have received resolutions of the boards of directors or other appropriate governing body (or of the appropriate committee thereof) of the Borrower and each Guarantor certified by its secretary or assistant secretary as of the Effective Date, approving this Amendment, including, without limitation, the addition of the Term Facility effected hereby, and adopting the Loan Documents to be executed by such Person, and authorizing the execution and delivery thereof;
          (v) the Administrative Agent shall have received specimen signatures of officers or other appropriate representatives executing the Loan Documents on behalf of the Borrower and each Guarantor, certified by the secretary or assistant secretary of such Borrower or Guarantor;
          (vi) the Administrative Agent shall have received any changes to the Organizational Documents of the Borrower and each Guarantor since the Closing Date certified as true and correct by its secretary or assistant secretary;
          (vii) the Administrative Agent shall have received any changes to the Operating Documents of the Borrower and each Guarantor since the Closing Date certified as of the Effective Date as true and correct by its secretary or assistant secretary;
          (viii) the Administrative Agent shall have received certificates issued as of a recent date by the Secretaries of State of the respective jurisdictions of formation of the Borrower and each Guarantor as to the due existence and good standing of such Person;
          (ix) the Administrative Agent shall have received a Borrowing Notice in respect of the Revolving Credit Loans and a borrowing notice in respect of the Term Loans in each case requested to be made on the First Amendment Effective Date in accordance with the Credit Agreement (after giving effect to this Amendment), and, if elected by the Borrower, Interest Rate Selection Notice; provided, that the Borrowing Notice for any Eurodollar Loans shall have been received at least three Business Days prior to the First Amendment Effective Date and shall, in the case of requested Term Loans that are Eurodollar Loans, include a funding indemnity side letter by the Borrower for the benefit of the Administrative Agent and each Term

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Lender reasonably satisfactory to each thereof, and in case such notices and side letter are not so received by such time, the Borrower shall be deemed to have requested Base Rate Loans in lieu of such Eurodollar Loans.
          (x) the Administrative Agent shall have received evidence that all fees payable by the Borrower on the Effective Date to the Administrative Agent, JPMorgan and the Lenders required pursuant to Section 5 herein have been paid in full, including the fees and expenses of counsel to the Administrative Agent to the extent invoiced three Business Days prior to or on the Effective Date (which may include amounts constituting reasonable estimates of such fees and expenses incurred or to be incurred in connection with the transaction; provided that no such estimate shall thereafter preclude the final settling of accounts as to such fees and expenses); and
          (xi) the Administrative Agent shall have received evidence that (A) the Transaction shall have been consummated, (B) the sources and uses of funding for the Transaction shall be substantially consistent with the table attached to the Commitment Letter dated March 6, 2006 among the Borrower, JPMorgan and the Administrative Agent and the terms of such funding sources shall be substantially consistent with the terms thereof or otherwise reasonably satisfactory to JPMorgan and (C) all material governmental and third party approvals necessary in connection with the Transaction and the financing thereof shall have been obtained and there shall not exist any action, investigation, litigation or proceeding pending or threatened against the Borrower or any of its Subsidiaries in any court or before any arbitrator or governmental authority that (x) materially and adversely affects the Borrower and its Subsidiaries, taken as a whole, or (y) materially and adversely affects the Transaction, the financing thereof or any of the other transactions contemplated hereby or any other Loan Document or the ability of the Borrower and its Subsidiaries to perform their respective obligations under the Loan Documents.
          (xii) the Administrative Agent shall have received (i) audited consolidated financial statements of the Borrower for the three most recent fiscal years and (ii) all other financial statements for completed or pending acquisitions that may be required under Regulation S-X of the Securities Act of 1933, as amended (“Regulation S-X”).
          (xiii) the Administrative Agent shall have received a pro forma consolidated balance sheet of the Borrower as at the date of the most recent balance sheet delivered pursuant to the preceding paragraph and a pro forma statement of operations for the 12-month period ending on such date, in each case adjusted to give effect to the consummation of the Transaction and the financings contemplated hereby as if such transactions had occurred on such date or on the first day of such period, as applicable, prepared in accordance with Regulation S-X and consistent in all material respects with information previously provided by the Borrower.
          (xiv) the Administrative Agent shall have received projections through 2010.
          (xv) An indicative rating from both Moody’s and S&P with respect to the Term Facility shall have been given to the Lenders not later than 20 days prior to the Effective Date.
          SECTION 5. Representations and Warranties. The Borrower hereby represents and warrants to the Administrative Agent and each Lender that (before and after giving effect to this Amendment):

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          (a) Each Loan Party has the power and authority to execute, deliver and perform this Amendment and the Acknowledgement and Consent (the “Amendment Documents”) to which it is a party and, in the case of the Borrower, to borrow under the Credit Agreement as amended by this Amendment (the “Amended Credit Agreement”). Each Loan Party has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Amendment Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings under the Amended Credit Agreement. No material consent, approval or authorization of or filing, registration or qualification with, any Governmental Authority or other authority or any other Person on the part of the Borrower or any Subsidiary is required as a condition to the execution, delivery, performance or consummation of the transactions contemplated by this Amendment or the Acknowledgement and Consent, except consents, approvals, filings, registrations or qualifications which have been obtained or effected, as the case may be and are in full force and effect. Each Amendment Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. Each Amendment Document constitutes a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
          (b) The execution, delivery and performance of the Amendment Documents will not violate any applicable law, rule or regulation or conflict with any material indenture, agreement or other instrument to which the Borrower is a party, or by which the properties or assets of the Borrower is bound and will not result in the creation or imposition of any Lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Borrower pursuant to any such agreement.
          (c) Each of the representations and warranties made by any Loan Party herein or in the Loan Documents as amended by this Amendment is true and correct on and as of the Effective Date, as if made on and as of such date (except that any representation or warranty which by its terms is made as of an earlier date shall be true and correct as of such earlier date).
          (d) There does not exist any Default or Event of Default.
          SECTION 6. Payment of Expenses. The Borrower agrees to pay or reimburse the Administrative Agent for all of its reasonable and documented out-of-pocket costs and expenses incurred in connection with this Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, but in each case only to the extent agreed upon in the Commitment Letter, dated March 6, 2006, between the Administrative Agent, JPMorgan and the Borrower.
          SECTION 7. No Other Amendment or Waivers; Confirmation. Except as expressly provided hereby, all of the terms and provisions of the Credit Agreement, the Facility Guaranties and the other Loan Documents are and shall remain in full force and effect. The amendments contained herein shall not be construed as an amendment of any other provision of

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the Credit Agreement, the Facility Guaranties or the other Loan Documents or for any purpose except as expressly set forth herein or a consent to any further or future action on the part of the Borrower that would require the waiver or consent of the Administrative Agent or the Lenders.
          SECTION 8. GOVERNING LAW; MISCELLANEOUS. (a) THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          (b) On and after the Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof”, or words of like import referring to the Credit Agreement shall mean and be a reference to the Amended Credit Agreement.
          (c) This Amendment may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Amendment and the Acknowledgement and Consent signed by all the parties shall be lodged with the Borrower and the Administrative Agent. This Amendment may be delivered by facsimile transmission of the relevant signature pages hereof.
          (d) The Administrative Agent shall give notice to the Borrower promptly upon the occurrence of the “Effective Date.”
          (e) The execution and delivery of this Amendment by any Lender shall be binding upon each of its successors and assigns (including assignees of its Loans in whole or in part prior to effectiveness hereof).

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

AUTONATION, INC.
By:	/s/ James J. Teufel
	Name:	James J. Teufel
	Title:	Vice President & Treasurer

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as Lender
By:	/s/ Thomas H. Kozlark
	Name:	Thomas H. Kozlark
	Title:	Vice President

[Signature Page to First Amendment]

Name of Institution: Bank of America, N.A.
By:	/s/ M. Patricia Kay
	Name:	M. Patricia Kay
	Title:	Senior Vice President

Name of Institution: BNP PARIBAS
By:	/s/ Brad Ellis
	Name:	Brad Ellis
	Title:	Vice President

By:	/s/ Aurora Abella
	Name:	Aurora Abella
	Title:	Vice President

Name of Institution: Toyota Motor Credit Corporation
By:	/s/ P. Reid Boozer
	Name:	P. Reid Boozer
	Title:	National Accounts Manager

Name of Institution: Wachovia Bank, National Association
By:	/s/ Douglas T. Davis
	Name:	Douglas T. Davis
	Title:	Director

Name of Institution: Comerica Bank
By:	/s/ Joseph M. Davignon
	Name:	Joseph M. Davignon
	Title:	First Vice President

Name of Institution: SUNTRUST BANK
By:	/s/ Kimberly S. Evans
	Name:	Kimberly S. Evans
	Title:	Director

[Signature Page to First Amendment]

Name of Institution: Sovereign Bank
By:	/s/ Stephen Delaney
	Name:	Stephen Delaney
	Title:	Vice President

Name of Institution: Sumitomo Mitsui Banking Corporation
By:	/s/ Paolo de Alessandrini
	Name:	Paolo de Alessandrini
	Title:	General Manager

Name of Institution: Wells Fargo Bank, N.A.
By:	/s/ William P. Schmechel
	Name:	William P. Schmechel
	Title:	Vice President

Name of Institution: Fifth Third Bank
By:	/s/ John A. Marian
	Name:	John A. Marian
	Title:	Vice President

Name of Institution: Union Bank of California, N.A.
By:	/s/ Christine Davis
	Name:	Christine Davis
	Title:	Vice President

Name of Institution: The Bank of New York
By:	/s/ David C. Siegel
	Name:	David C. Siegel
	Title:	Vice President

[Signature Page to First Amendment]

Name of Institution: CALYON NEW YORK BRANCH
By:	/s/ Corey Billups
	Name:	Corey Billups
	Title:	Director

By:	/s/ Lee E. Greve
	Name:	Lee E. Greve
	Title:	Managing Director, Deputy Manager

Name of Institution: LaSalle Bank, N.A.
By:	/s/ Mark J. Nyland
	Name:	Mark J. Nyland
	Title:	Vice President

Name of Institution: Mizuho Corporate Bank, Ltd.
By:	/s/ Bertram Tang
	Name:	Bertram Tang
	Title:	Senior Vice President & Team Leader

Name of Institution: REGIONS BANK
By:	/s/ Thomas A. Conroy
	Name:	Thomas A. Conroy
	Title:	Senior Vice President

Name of Institution: E.Sun Commercial Bank, Ltd., Los Angeles Branch
By:	/s/ Teddy Mou
	Name:	Teddy Mou
	Title:	V.P. & Deputy General Manager

[Signature Page to First Amendment]

Name of Institution: The Bank of East Asia, Ltd., New York Branch
By:	/s/ Stanley H. Kung
	Name:	Stanley H. Kung
	Title:	Senior Vice President & Chief Lending Officer

By:	/s/ Douglas Price
	Name:	Douglas Price
	Title:	Senior Vice President & Chief Credit Officer

Name of Institution: Bank of Taiwan, New York Agency
By:	/s/ Hung Chen
	Name:	Hung Chen
	Title:	AVP & Deputy General Manager

Name of Institution: Chiao Tung Bank Co., Ltd., New York Agency
By:	/s/ Chun-Kai Hu
	Name:	Chun-Kai Hu
	Title:	VP & Acting General Manager

Name of Institution: First Commercial Bank, New York Agency
By:	/s/ Bruce M.J. Ju
	Name:	Bruce M.J. Ju
	Title:	VP & General Manager

Name of Institution: Chang Hwa Commercial Bank Ltd., New York Branch
By:	/s/ Jim C.Y. Chen
	Name:	Jim C.Y. Chen
	Title:	VP & General Manager

[Signature Page to First Amendment]

Name of Institution: Israel Discount Bank of New York
By:	/s/ David Keinan
	Name:	David Keinan
	Title:	Senior Vice President Regional Manager for Florida

By:	/s/ Dilian G. Schulz
	Name:	Dilian G. Schulz
	Title:	Senior Vice President

[Signature Page to First Amendment]

EXECUTION COPY

FIVE-YEAR
CREDIT AGREEMENT
by and among
AUTONATION, INC.,
as Borrower,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and as Lender,
and
BANK OF AMERICA, N.A.,
as Syndication Agent and as Lender,
and
WACHOVIA BANK, NATIONAL ASSOCIATION, SUNTRUST BANK and
TOYOTA MOTOR CREDIT CORPORATION,
as Documentation Agents and as Lenders,
and
THE LENDERS PARTY HERETO FROM TIME TO TIME
July 14, 2005
As amended pursuant to the First Amendment, dated April 12, 2006

J.P. MORGAN SECURITIES INC.	BANC OF AMERICA SECURITIES LLC
Co-Lead Arrangers and Joint Bookrunners

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EXHIBIT A	Commitment Percentages
EXHIBIT B	Form of Assignment and Assumption
EXHIBIT C	Notice of Appointment (or Revocation) of Authorized Representative
EXHIBIT D-1	Form of Borrowing Notice—Revolving Credit Facility
EXHIBIT D-2	Form of Borrowing Notice — Term Facility
EXHIBIT D-3	Form of Borrowing Notice—Swing Line
EXHIBIT E	Compliance Certificate
EXHIBIT F	Form of Interest Rate Selection Notice
EXHIBIT G	Form of Competitive Bid Quote Request
EXHIBIT H	Form of Competitive Bid Quote
EXHIBIT I-1	Form of Opinion of Borrower’s In-House Counsel
EXHIBIT I-2	Form of Opinion of Borrower’s Special Counsel
EXHIBIT J	Form of Facility Guaranty
EXHIBIT K	Form of Commitment Increase Agreement
EXHIBIT L	Form of Added Lender Agreement
Schedule 1.1(a)	Existing Issuing Banks and Existing Letters of Credit
Schedule 1.1(b)	Manufacturer Consents
Schedule 1.1(c)	Existing Vehicle Lenders
Schedule 6.1(c)	Subsidiaries and Investments in Other Persons
Schedule 6.1(g)	Litigation
Schedule 6.1(k)	Consenting Manufacturers
Schedule 6.1(l)	ERISA
Schedule 6.1(n)	Environmental Issues
Schedule 7.5	Insurance
Schedule 8.3	Existing Liens
Schedule 8.9	Limitations on Upstreaming

FIVE-YEAR CREDIT AGREEMENT
     THIS FIVE-YEAR CREDIT AGREEMENT, dated as of July 14, 2005 (the “Agreement”), is made by and among:
     AUTONATION, INC., a Delaware corporation (the “Borrower”); and
     JPMORGAN CHASE BANK, N.A., a national banking association organized and existing under the laws of the United States of America (“JPMorgan Chase Bank”), each other lender signatory hereto on the Closing Date, each Person which may hereafter execute and deliver an Assignment and Assumption with respect to this Agreement pursuant to Section 11.1 and each Person which hereafter becomes an Added Lender pursuant to Section 2.18 (hereinafter JPMorgan Chase Bank and such other lenders and Added Lenders may be referred to individually as a “Lender” or collectively as the “Lenders”); and
     JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent for the Lenders (in such capacity, the “Administrative Agent”);
W I T N E S S E T H:
     WHEREAS, the Borrower has requested that the Lenders make available a revolving credit facility of $600,000,000, with a sublimit of $200,000,000 for the issuance of standby letters of credit and a sublimit of $25,000,000 for swing line loans; and
     WHEREAS, the Borrower has requested that the Lenders make available a term loan facility of $600,000,000; and
     WHEREAS, the Lenders are willing to make such revolving credit facility and term loan facility available to the Borrower upon the terms and conditions set forth herein;
     NOW, THEREFORE, the Borrower, the Lenders and the Administrative Agent hereby agree as follows:
ARTICLE I
Definitions
     1.1 Definitions. For the purposes of this Agreement, in addition to the definitions set forth above, the following terms shall have the respective meanings set forth below:
     “Absolute Rate” has the meaning assigned to such term in Section 2.5(c)(ii)(C) hereof.
     “Acquisition” means the acquisition of (i) a controlling equity interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it is exercised by the holder thereof), whether by purchase of such equity interest or upon exercise of an option or warrant for, or conversion of securities into, such equity interest, or (ii) assets of another

Person which constitute all or substantially all of the assets of such Person or of a line or lines of business conducted by such Person.
     “Acquisition Adjustments” means with respect to any Permitted Acquisition the adjustments provided for in Section 1.3.
     “Added Commitments” has the meaning assigned to such term in Section 2.18 hereof.
     “Added Lender” has the meaning assigned to such term in Section 2.18 hereof.
     “Adjusted Consolidated EBITDA” means Consolidated EBITDA minus any Consolidated Interest Expense related to Vehicle Secured Indebtedness.
     “Administrative Agent” has the meaning assigned to such term in the preamble hereto.
     “Advance” means a borrowing under (i) the Revolving Credit Facility, consisting of the aggregate principal amount of a Base Rate Loan or a Eurodollar Loan, as the case may be, (ii) the Swing Line consisting of a Base Rate Loan or a Swing Line Loan bearing interest at a rate equal to the Base Rate plus the Applicable Base Rate Margin, (iii) the Competitive Bid Facility consisting of a Competitive Bid Loan or (iv) the Term Facility, consisting of the aggregate principal amount of a Base Rate Loan or a Eurodollar Loan, as the case may be.
     “Affiliate” means, with respect to any Person, any other Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with such Person; (ii) which beneficially owns or holds 5% or more of any class of the outstanding Voting Securities of such Person; or (iii) 5% or more of any class of the outstanding Voting Securities of which is beneficially owned or held by such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting stock, by contract or otherwise.
     “Agent-Related Persons” means the Administrative Agent (including any successor administrative agent), together with its Affiliates (including, in the case of JPMorgan Chase Bank in its capacity as the Administrative Agent, J.P. Morgan Securities Inc.), and the officers, directors, employees and attorneys-in-fact of such Persons and Affiliates.
     “Agents” means the collective reference to the Administrative Agent and the Syndication Agent and Documentation Agents referred to on the cover page hereof.
          “Agreement” has the meaning assigned to such term in the preamble hereto, as amended, restated, supplemented or otherwise modified from time to time.
     “Aggregate Exposure” means, with respect to any Lender at any time, an amount equal to (a) until the First Amendment Effective Date, the aggregate amount of such Lender’s Revolving Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such

Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Credit Commitment then in effect or, if the Revolving Credit Commitments have been terminated, the amount of such Lender’s Outstanding Revolving Credit Obligations then in effect.
     “Aggregate Exposure Percentage” means, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.
     “Applicable Base Rate Margin” means, for any Facility, that number of basis points per annum set forth in the Pricing Grid under the heading “Applicable Base Rate Margin” with respect to such Facility which shall be based upon the Borrower’s Rating as set forth in the Pricing Grid.
     “Applicable Eurodollar Margin” means, for any Facility, that number of basis points per annum set forth on the Pricing Grid under the heading “Applicable Eurodollar Margin” for such Facility which shall be based upon the Borrower’s Rating as set forth on the Pricing Grid.
     “Applicable Facility Fee” for each Revolving Credit Lender means (a) that number of basis points per annum set forth on the Pricing Grid under the heading “Applicable Facility Fee”, which shall be based upon the Borrower’s Rating as set forth on the Pricing Grid, multiplied times (b) such Lender’s Revolving Credit Commitment.
     “Applicable Lending Office” means, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or of an Affiliate of such Lender) designated for such Type of Loan on the signature pages hereof or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower by written notice in accordance with the terms hereof as the office by which its Loans of such Type are to be made and maintained.
     “Applicable Margin” means the Applicable Base Rate Margin or Applicable Eurodollar Margin, as applicable.
     “Applications and Agreements for Letters of Credit” means, collectively, the Applications and Agreements for Letters of Credit executed by the Borrower from time to time and delivered to the applicable Issuing Bank to support the issuance of Letters of Credit.
     “Assignment and Assumption” shall mean an Assignment and Assumption substantially in the form of Exhibit B (with blanks appropriately filled in) delivered to the Administrative Agent in connection with an assignment of a Lender’s interest under this Agreement pursuant to Section 11.1.
     “Authorized Representative” means any of the Chairman, Vice Chairmen, President, Executive Vice Presidents or Vice Presidents of the Borrower and, with respect to financial matters, the Treasurer or Chief Financial Officer of the Borrower or any other person expressly designated by the Board of Directors of the Borrower (or the appropriate committee thereof) as an Authorized Representative of the Borrower, as set forth from time to time in a certificate in the form attached hereto as Exhibit C.
     “Automobile Retailing Activities” means new and used vehicle retailing, renting, leasing, financing, servicing, repairing and related or complementary activities, including but not limited to the selling of finance and insurance related products and other aftermarket parts and accessories.
     “Base Rate” means the sum of:
     (a) the greater of (i) the sum of the Federal Funds Rate plus one-half of one percent (1/2%), or (ii) the Prime Rate plus
     (b) the Applicable Base Rate Margin.
     “Base Rate Loan” means a Loan for which the rate of interest is determined by reference to the Base Rate.
     “Base Rate Refunding Loan” means a Base Rate Revolving Credit Loan or Swing Line Loan made either to (i) satisfy Reimbursement Obligations arising from a drawing under a Letter of Credit or (ii) pay JPMorgan Chase Bank in respect of Swing Line Outstandings.
     “Board” means the Board of Governors of the Federal Reserve System (or any successor body).
     “Borrower” has the meaning assigned to such term in the preamble hereto.
     “Borrowing Notice” means the notice delivered by an Authorized Representative in connection with an Advance under the Revolving Credit Facility, the Term Facility or the Swing Line, in the forms attached hereto as Exhibits D-1, D-2 and D-3 respectively.
     “Business Day” means (i) with respect to any Eurodollar Loan or any Competitive Bid Loan at the Eurodollar Competitive Rate, any day which is a Business Day, as described below, and on which the relevant international financial markets are open for the transaction of business contemplated by this Agreement in New York City and in the relevant interbank eurodollar market, and (ii) with respect to any other Loan and for any other purposes hereof, any day which is not a Saturday, Sunday or a day on which banks in the State of New York are authorized or obligated by law, executive order or governmental decree to be closed.
     “Capital Leases” means all leases which have been or should be capitalized in accordance with GAAP (including Statement No. 13 of the Financial Accounting Standards Board) applied on a Consistent Basis.

     “Change in Control” means (i) if any Person or group of Persons acting in concert, other than the Permitted Investors, shall own or control, directly or indirectly, more than 35% of the outstanding securities (on a fully diluted basis and taking into account any Voting Securities or contract rights exercisable, exchangeable or convertible into equity securities) of the Borrower having voting rights in the election of directors; or (ii) the replacement or resignation (other than by reason of death, illness or incapacity), within any two-year period, of a majority of the members of the Board of Directors of the Borrower (the “Board”) or a change in the size of the Board, within any two-year period, which results in members of the Board who were in office at the beginning of such two-year period constituting less than a majority of the members of the Board (unless such replacement, resignation or change in size of the Board shall have been effected or initiated by a majority of the members of the Board in office at the beginning of such two-year period or whose Board nomination or appointment were previously so approved).
     “Closing Date” means the date as of which this Agreement is executed by the Borrower, the Lenders and the Administrative Agent and on which the conditions set forth in Section 5.1 have been satisfied or waived.
     “Code” means the Internal Revenue Code of 1986, as amended, any successor provision or provisions and any regulations promulgated thereunder.
     “Commitment” means, as to any Lender, the sum of the Revolving Credit Commitment and the Term Commitment of such Lender.
     “Competitive Bid Borrowing” has the meaning assigned to such term in Section 2.5(b) hereof.
     “Competitive Bid Facility” means the facility described in Section 2.5 hereof providing for Competitive Bid Loans to the Borrower.
     “Competitive Bid Loans” means the Loans bearing interest at an Absolute Rate or a Eurodollar Competitive Rate provided for in Section 2.5 hereof.
     “Competitive Bid Quote” means an offer in accordance with Section 2.5 hereof by a Revolving Credit Lender to make a Competitive Bid Loan with one single specified interest rate.
     “Competitive Bid Quote Request” has the meaning assigned to such term in Section 2.5(b) hereof.
     “Compliance Certificate” means a certificate in the form of Exhibit E furnished to the Administrative Agent and Lenders by the Borrower pursuant to Section 7.1 hereof.
     “Consenting Manufacturers” means the Manufacturers listed on Schedule 6.1(l).
     “Consistent Basis” in reference to the application of GAAP means the accounting principles (including interpretations of GAAP) observed in the period referred to are comparable in all material respects to those observed in the preparation of the audited financial statements of the Borrower referred to in Section 6.1(e)(i) hereof.
     “Consolidated Capitalization Ratio” means the ratio of (a) the sum of Consolidated Funded Indebtedness plus Vehicle Secured Indebtedness to (b) the sum of Consolidated Total Capitalization plus Vehicle Secured Indebtedness.
     “Consolidated EBITDA” means, with respect to the Borrower and its Subsidiaries for any period of computation thereof during such period, the sum of, without duplication, (i) Consolidated Net Income, plus (ii) Consolidated Interest Expense during such period, plus (iii) taxes on income during such period, plus (iv) amortization during such period, plus (v) depreciation during such period (with the exclusion of any depreciation related to Vehicles), plus (vi) non-cash charges arising from share-based payments (as defined in accordance with GAAP) to employees and directors, determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis subject to the Acquisition Adjustments.
     “Consolidated Funded Indebtedness” means Funded Indebtedness of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis.
     “Consolidated Interest Expense” means, with respect to any period of computation thereof, the gross interest expense of the Borrower and its Subsidiaries, including without limitation (i) the amortization of debt discounts, (ii) the amortization of all fees payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any liabilities incurred in connection with Capital Leases allocable to interest expense, all determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis, subject to the Acquisition Adjustments.
     “Consolidated Leverage Ratio” means, as at the date of computation thereof, the ratio of Consolidated Funded Indebtedness (determined as at such date) to Adjusted Consolidated EBITDA (for the Four-Quarter Period ending on (or most recently ended prior to) such date).
     “Consolidated Net Income” means, for any period of computation thereof, the net income from continuing operations of the Borrower and its Subsidiaries, but excluding all extraordinary gains or losses, all as determined in accordance with GAAP applied on a Consistent Basis, subject to Acquisition Adjustments.
     “Consolidated Shareholders’ Equity” means at any time as of which the amount thereof is to be determined, the sum of the following in respect of the Borrower and its Subsidiaries (determined on a consolidated basis and excluding intercompany items among the Borrower and its Subsidiaries and any upward adjustment after December 31, 2004 due to revaluation of assets): (i) the amount of issued and outstanding share capital, plus (ii) the amount of additional paid-in capital and retained income (or, in the case of a deficit, minus the amount of such deficit), minus (iii) the amount of any foreign currency translation adjustment which is included in the equity section of the consolidated balance sheet (whether positive or negative), minus (iv) the absolute value of any treasury stock and the absolute value of any stock subscription receivables, as determined in accordance with GAAP applied on a Consistent Basis.
     “Consolidated Tangible Assets” means Consolidated Total Assets minus the book value of all Intangible Assets of the Borrower and its Subsidiaries.
     “Consolidated Tangible Unencumbered Assets” means Consolidated Tangible Assets excluding assets encumbered by a Lien (other than a Lien permitted by Section 8.3(ii), (iii), (v), (viii) or (x)).
     “Consolidated Total Assets” means assets of the Borrower and its Subsidiaries as determined in accordance with GAAP applied on a Consistent Basis.
     “Consolidated Total Capitalization” means, as at any time as of which the amount thereof is to be determined, the sum of Consolidated Funded Indebtedness plus Consolidated Shareholders’ Equity.
     “Contingent Obligation” of any Person means all contingent liabilities required (or which, upon the creation or incurring thereof, would be required) to be included in the consolidated financial statements (including footnotes) of such Person in accordance with GAAP applied on a Consistent Basis, including Statement No. 5 of the Financial Accounting Standards Board, and any Guaranty Obligation.
     With respect to Contingent Obligations (such as litigation and pension plan liabilities), such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represent the present value of the amount which can reasonably be expected to become an actual or matured liability.
     “Continue”, “Continuation”, and “Continued” shall refer to the continuation pursuant to Section 2.12 hereof of a Loan of one Type as a Loan of the same Type from one Interest Period to the next Interest Period.
     “Control Investment Affiliate” means, as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
     “Convert”, “Conversion”, and “Converted” shall refer to a conversion pursuant to Section 2.12 of one Type of Loan into another Type of Loan.
     “Default” means any event or condition which, with the giving or receipt of notice or lapse of time or both, would constitute an Event of Default hereunder.

     “Default Rate” means an interest rate equal to (a) with respect to a Base Rate Loan under the Revolving Credit Facility, the Base Rate otherwise applicable to such Loan plus 2% per annum; (b) with respect to a Eurodollar Loan under the Revolving Credit Facility, the Eurodollar Rate otherwise applicable to such Loan plus 2% per annum; (c) with respect to a Base Rate Loan under the Term Facility, the Base Rate otherwise applicable to such Loan plus 2% per annum; (d) with respect to a Eurodollar Loan under the Term Facility, the Eurodollar Rate otherwise applicable to such Loan plus 2% per annum; and (e) with respect to a Competitive Bid Loan under the Revolving Credit Facility, the Absolute Rate or Eurodollar Competitive Rate otherwise applicable to such Loan plus 2% per annum; in each case to the fullest extent permitted by applicable law.
     “Dollars” and the symbol “$” means dollars constituting legal tender for the payment of public and private debts in the United States of America.
     “Eligible Special Purpose Entity” means any Person which is or is not a Subsidiary of the Borrower which has been formed by or for the benefit of the Borrower or any Subsidiary for the purpose of (i) financing or refinancing, leasing, selling or securitizing Vehicles or related receivables and which finances, refinances or securitizes Vehicles or related receivables of, leases Vehicles to or purchases Vehicles or related receivables from the Borrower or any Subsidiary; or (ii) financing or refinancing consumer receivables, leases, loans or retail installment contracts; provided that AutoNation Financial Services Corp. shall not be deemed an Eligible Special Purpose Entity.
     “Employee Benefit Plan” means (i) any employee benefit plan, including any Pension Plan, within the meaning of Section 3(3) of ERISA which (A) is maintained for employees of the Borrower or any of its ERISA Affiliates, or any Subsidiary or is assumed by the Borrower or any of its ERISA Affiliates, or any Subsidiary in connection with any Acquisition or (B) has at any time within the last six (6) years been maintained for the employees of the Borrower, any current or former ERISA Affiliate, or any Subsidiary and (ii) any plan, arrangement, understanding or scheme maintained by the Borrower or any Subsidiary that provides retirement, deferred compensation, employee or retiree medical or life insurance, severance benefits or any other benefit covering any employee or former employee and which is administered under any Foreign Benefit Law or regulated by any Governmental Authority other than the United States of America.
     “Environmental Laws” means, collectively, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, as amended, the Clean Air Act, as amended, the Clean Water Act, as amended, any other “Superfund” or “Superlien” law or any other applicable statute, law, ordinance, code, rule, regulation, order or decree, of the United States or any foreign nation or any province, territory, state, protectorate or other political subdivision thereof, regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material.

     “ERISA” means, at any date, the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder, all as the same shall be in effect at such date.
     “ERISA Affiliate”, as applied to the Borrower, means any Person or trade or business which is a member of a group which is under common control with the Borrower, who together with the Borrower, is treated as a single employer within the meaning of Section 414(b) and (c) of the Code.
     “Eurodollar Competitive Rate” means, for the Interest Period for any Competitive Bid Loan at a Eurodollar Competitive Rate, the rate of interest per annum determined pursuant to the following formula:

Interbank Offered Rate

Eurodollar		1 — Reserve Requirement	+ or -	a margin
Competitive	=	applicable to such
Rate		Competitive Bid Loan
     “Eurodollar Loan” or “Eurodollar Rate Loan” means a Loan for which the rate of interest is determined by reference to the Eurodollar Rate.
     “Eurodollar Rate” means, for the Interest Period for any Eurodollar Loan, the rate of interest per annum determined pursuant to the following formula:

Interbank Offered Rate

Eurodollar	1 — Reserve Requirement		Applicable
Rate =	applicable to such	+	Eurodollar
	Eurodollar Loan		Margin
     “Event of Default” means any of the occurrences set forth as such in Section 9.1 hereof, provided that any requirement for notice or lapse of time, or both, has been satisfied.
     “Excluded Subsidiaries” means, collectively, (a) all Eligible Special Purpose Entities, (b) each Subsidiary organized solely for the purpose of engaging in the insurance business, (c) Rosecrans Holdings, L.L.C. and Auto By Internet, Inc. and (d) any Subsidiary organized or incorporated outside of the United States.
     “Executive Officer” means the President, Chief Executive Officer, Treasurer, Chief Financial Officer or General Counsel of the Borrower.
     “Existing Issuing Banks” means those financial institutions which have issued the Existing Letters of Credit, as described on Schedule 1.1(a) attached hereto.

     “Existing Letters of Credit” means those Letters of Credit issued by the Existing Issuing Banks, which are outstanding on the Closing Date and which are described in Schedule 1.1 (a) attached hereto.
     “Existing Loan Documents” means, collectively, (i) the Multi-Year Credit Agreement, dated as of August 10, 2001, among the Borrower, the lenders party thereto and certain other parties and the Amended and Restated 364 Day Credit Agreement, dated as of August 6, 2004, among the Borrower, the lenders party thereto and certain other parties (collectively, the “Existing Credit Agreements”), and (ii) all instruments, documents and agreements executed and delivered or issued in connection with the Existing Credit Agreements, as any of such documents have been amended, supplemented or otherwise modified.
     “Existing Vehicle Lenders” means those financial institutions listed on Schedule 1.1(c).
     “Existing Vehicle Secured Indebtedness” means Indebtedness arising under floorplan arrangements with the Existing Vehicle Lenders described on Schedule 1.1(c).
     “Facility” means each of the Revolving Credit Facility and the Term Facility, as applicable.
     “Facility Guaranty” means each Guaranty Agreement between one or more Guarantors and the Administrative Agent for the benefit of the Administrative Agent and the Lenders, delivered as of the Closing Date and otherwise pursuant to Section 7.18, as the same may be amended, modified or supplemented.
     “Facility Termination Date” means such date as all of the following shall have occurred: (a) termination of the Revolving Credit Facility, the Term Facility, the Letter of Credit Facility, the Competitive Bid Facility and the Swing Line and payment in full of all Revolving Credit Outstandings, all Term Loan Outstandings, the outstanding principal of all Competitive Bid Loans, all Swing Line Outstandings and, except as provided in clause (b), all Letter of Credit Outstandings, together with all accrued and unpaid interest and fees thereon, (b) the undrawn portion of Letters of Credit and all letter of credit fees relating thereto accruing after such date to the respective expiry dates of the Letters of Credit (which fees shall be payable solely for the account of the applicable Issuing Bank and shall be computed based on interest rates and the Applicable Eurodollar Margin then in effect) shall be fully cash collateralized in a manner consistent with the terms of Section 9.1(B) or otherwise provided for pursuant to arrangements satisfactory to the applicable Issuing Bank; and (c) the Borrower shall have fully, finally and irrevocably paid and satisfied in full all other Obligations then due and owing (except for Obligations consisting of continuing indemnities and other contingent Obligations of the Borrower or any Guarantor that may be owing to any Agent-Related Person or any Lender pursuant to the Loan Documents that expressly survive termination of this Agreement).
     “FASB 133” means Statement of Financial Accounting Standards No. 133.

     “FASB 142” means Statement of Financial Accounting Standards No. 142.
     “Federal Funds Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by JPMorgan Chase Bank from three federal funds brokers of recognized standing selected by it.
     “Fiscal Year” means the period of the Borrower beginning on the first day of January of each calendar year and ending on December 31 of such calendar year.
     “First Amendment” means the First Amendment, dated as of April 12, 2006, to this Agreement.
     “First Amendment Documents” means the First Amendment and the Acknowledgment and Consent executed by certain Subsidiaries in accordance with the First Amendment.
     “First Amendment Effective Date” means the Effective Date as defined in Section 2 of the First Amendment.
     “Foreign Benefit Law” means any applicable statute, law, ordinance, code, rule, regulation, order or decree of any foreign nation or any province, state, territory, protectorate or other political subdivision thereof regulating, relating to, or imposing liability or standards of conduct concerning, any Employee Benefit Plan.
     “Four-Quarter Period” means a period of four full consecutive fiscal quarterly periods, taken together as one accounting period.
     “Funded Indebtedness” means, with respect to the Borrower and its Subsidiaries, without duplication, all indebtedness in respect of money borrowed, including without limitation all Capital Leases and the deferred purchase price of any property or asset, evidenced by a promissory note, bond or similar written obligation for the payment of money (including, but not limited to, conditional sales or similar title retention agreements), all determined in accordance with GAAP applied on a Consistent Basis, and all undrawn amounts of letters of credit, Guaranty Obligations (excluding Guaranty Obligations with respect to obligations of Subsidiaries that are not Funded Indebtedness), Synthetic Lease Obligations and any reimbursement obligations under letters of credit, provided, Vehicle Secured Indebtedness and Vehicle Receivables Indebtedness shall be excluded from the calculation of Funded Indebtedness.
     “GAAP” means those principles of accounting set forth in pronouncements of the Financial Accounting Standards Board, the American Institute of Certified Public Accountants or which have other substantial authoritative support and are applicable in the circumstances as of the date of a report, as such principles are from time to time supplemented and amended.

     “Government Securities” means direct obligations of, or obligations the timely payment of principal and interest on which are fully and unconditionally guaranteed by, the United States of America.
     “Governmental Authority” shall mean any Federal, state, municipal, national or other governmental department, commission, board, bureau, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government, any court or any arbitrator, in each case whether a state of the United States, the United States or foreign nation, state, province or other governmental instrumentality.
     “Guarantors” means, at any date, the Subsidiaries which are required to be parties to a Facility Guaranty at such date.
     “Guaranty Obligation” means, as to any Person, any (a) guaranty by such Person of Indebtedness of, or other obligation payable by, any other Person or (b) assurance, agreement, letter of responsibility, letter of awareness, undertaking or arrangement given by such Person to an obligee of any other Person with respect to the payment of an obligation by, or the financial condition of, such other Person, whether direct or indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person or any “keep-well” or other arrangement of whatever nature given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; provided, however, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be computed at the amount which, in the light of all facts and circumstances existing at the time, represents the present value of the amount which can reasonably be expected to become an actual or matured liability.
     “Hazardous Material” means and includes any pollutant, contaminant, or hazardous, toxic or dangerous waste, substance or material (including without limitation petroleum products, asbestos-containing materials and lead), the generation, handling, storage, transportation, disposal, treatment, release, discharge or emission of which is subject to any Environmental Law.
     “Increased Commitment Date” has the meaning assigned to such term in Section 2.18 hereof.
     “Increasing Lender” has the meaning assigned to such term in Section 2.18 hereof.
     “Indebtedness” means with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, including all Funded Indebtedness, all Vehicle Secured Indebtedness, all Vehicle Receivables Indebtedness, and all Rate Hedging Obligations (but excluding any premiums, fees and deposits received in the ordinary course of business), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable or other like obligations incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guaranty Obligations of such Person with respect to Indebtedness of others, (g) all Capital Lease obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.
     “Indemnified Liabilities” has the meaning therefor provided in Section 11.9.
     “Intangible Assets” means all assets of the Borrower and its Subsidiaries which would be treated as intangible assets, such as (without limitation) goodwill (whether representing the excess of cost over book value of assets acquired or otherwise), capitalized debt cost and expenses, unamortized debt discount and expense, consignment inventory rights, patents, trademarks, trade names, copyrights, franchises and licenses, all as determined in accordance with GAAP applied on a Consistent Basis.
     “Interbank Offered Rate” means, with respect to any Eurodollar Rate Loan or any Competitive Bid Loan at a Eurodollar Competitive Rate, with respect to each day during each Interest Period pertaining thereto, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Interbank Offered Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.
     “Interest Period” (a) for each Eurodollar Loan means a period commencing on the date such Eurodollar Loan is made or Converted or Continued and each subsequent period commencing on the last day of the immediately preceding Interest Period for such Eurodollar Loan, and ending, at the Borrower’s option, on the date one, three or six months thereafter or, subject to market availability to all Lenders, one week, two months or twelve months thereafter, as notified to the Administrative Agent by the Authorized Representative three (3) Business Days prior to the beginning of such Interest Period; provided, that,

     (i) if the Authorized Representative fails to notify the Administrative Agent of the length of an Interest Period three (3) Business Days prior to the first day of such Interest Period, the Loan for which such Interest Period was to be determined shall be deemed to be a Base Rate Loan bearing interest at the Base Rate, as of the first day thereof;
     (ii) if an Interest Period for a Eurodollar Loan would end on a day which is not a Business Day such Interest Period shall be extended to the next Business Day (unless such extension would cause the applicable Interest Period to end in the succeeding calendar month, in which case such Interest Period shall end on the next preceding Business Day); and
     (iii) on any day, with respect to all Revolving Credit Loans, Term Loans and Competitive Bid Loans, there shall not be in effect (x) more than ten (10) Interest Periods, or (y) more than one (1) Interest Period having a term of one (1) week;
     (b) for each Competitive Bid Loan at an Absolute Rate means the period commencing on the date of such Loan and ending on such date as may be mutually agreed upon by the Borrower and the Lender or Lenders making such Competitive Bid Loan or Loans, as the case may be, comprising such Competitive Bid Loan; provided that no Interest Period for a Competitive Bid Loan at an Absolute Rate shall be for a period of less than seven (7) or greater than 90 days; and
     (c) for each Competitive Bid Loan at a Eurodollar Competitive Rate means the period commencing on the date such Competitive Bid Loan is made and ending, at the Borrower’s option, on the date one week or one, two, three, six or (to the extent available) twelve months thereafter as notified by the Borrower to such Lender by the Authorized Representative three (3) Business Days prior to the beginning of such Interest Period; provided that if an Interest Period for such Loan would end on a day which is not a Business Day, such Interest Period shall be extended to the next Business Day (unless such extension would cause the applicable Interest Period to end in the succeeding calendar month, in which case such Interest Period shall end in the next preceding Business Day).
     “Interest Rate Selection Notice” means the written notice delivered by an Authorized Representative in connection with the election of a subsequent Interest Period for any Eurodollar Loan or Competitive Bid Loan bearing interest at a Eurodollar Competitive Rate or the Conversion of any Eurodollar Rate Loan or Competitive Bid Loan bearing interest at a Eurodollar Competitive Rate into a Base Rate Loan or the Conversion of any Base Rate Loan into a Eurodollar Rate Loan or Competitive Bid Loan bearing interest at a Eurodollar Competitive Rate, in the form of Exhibit F.
     “Issuing Banks” means the Lenders who agree from time to time (upon the request of Borrower) to issue (provided that no Lender shall be obligated to do so) Letters of Credit (including the Existing Issuing Banks) in accordance with Section 3.1 and “Issuing Bank” means any one of such Issuing Banks. On any date of determination, no more than four (4) Lenders (including any Existing Issuing Banks) may be Issuing Banks hereunder.
     “JPMorgan Chase Bank” shall have the meaning assigned to such term in the preamble hereto.
     “Lender” shall as of any date have the meaning assigned to such term in the preamble hereto so long as such Lender still holds a Term Loan, a Revolving Credit Loan or a Revolving Credit Commitment as of such date.
     “Letter of Credit” means (i) a standby letter of credit issued by an Issuing Bank for the account of the Borrower in favor of a Person advancing credit or securing an obligation on behalf of the Borrower or any of its Subsidiaries and (ii) each of the Existing Letters of Credit.
     “Letter of Credit Commitment” means with respect to each Revolving Credit Lender, the obligation of such Lender to acquire Letter of Credit Participations up to an aggregate stated amount at any one time outstanding equal to such Lender’s Revolving Percentage of the Total Letter of Credit Commitment as the same may by increased or decreased from time to time pursuant to this Agreement.
     “Letter of Credit Facility” means the facility described in Article III hereof providing for the issuance by the Issuing Banks for the account of the Borrower of Letters of Credit in an aggregate stated amount at any time outstanding not exceeding the Total Letter of Credit Commitment.
     “Lien” means any interest in property securing any obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. For the purposes of this Agreement, the Borrower and its Subsidiaries shall be deemed to be the owners of any property which either of them have acquired or hold subject to a conditional sale agreement, financing lease, or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes.
     “Loan” or “Loans” means any of the Revolving Credit Loans, Term Loans, Competitive Bid Loans or Swing Line Loans.
     “Loan Documents” means this Agreement, the Notes, the Applications and Agreements for Letters of Credit, the Facility Guaranties and all other instruments and documents heretofore or hereafter executed or delivered to and in favor of any Lender or the Administrative Agent in connection with the Loans or the Letters of Credit made, issued or created under this Agreement, as the same may be amended, modified or supplemented from time to time.
     “Loan Parties” means the collective reference to the Borrower and the Guarantors.

     “Manufacturer” means a vehicle manufacturer or distributor which is party to a dealer agreement, franchise agreement or framework agreement with, or binding upon, the Borrower or any Retail Subsidiary.
     “Manufacturer Consents” means, collectively, (a) those consent letters described on Schedule 1.1(b) attached hereto on the date hereof, and (b) any additional written consent by a Manufacturer to the Loan Documents and the transactions contemplated thereby which consent is added to Schedule 1.1(b) and is in form and substance reasonably acceptable to the Administrative Agent.
     “Material Adverse Effect” means a material adverse effect on (i) the business, properties, operations, business prospects, or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of the Borrower to pay or perform its obligations, liabilities and indebtedness under the Loan Documents as such payment or performance becomes due in accordance with the terms thereof, or (iii) the rights, powers and remedies of the Administrative Agent or any Lender under any Loan Document or the validity, legality or enforceability thereof.
     “Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation.
     “Mortgage Facilities” means one or more debt facilities with banks, manufacturers and/or other entities providing for borrowings by the Borrower or a Subsidiary secured primarily by real estate, in each case as such facilities are amended, modified or supplemented from time to time.
     “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, contributions or has made, or been obligated to make, contributions within the preceding six (6) Fiscal Years.
     “Notes”: the collective reference to any promissory note evidencing Loans.
     “Obligations” means the obligations, liabilities and Indebtedness of the Borrower with respect to (i) the principal and interest on the Loans, (ii) the Reimbursement Obligations and (iii) the payment and performance of all other obligations, liabilities and Indebtedness of the Borrower hereunder, under any one or more of the other Loan Documents or with respect to the Loans.
     “Operating Documents” means with respect to any corporation, limited liability company, partnership, limited partnership, limited liability partnership or other legally authorized incorporated or unincorporated entity, the bylaws, operating agreement, partnership agreement, limited partnership agreement or other applicable documents relating to the operation, governance or management of such entity.
     “Organizational Action” means with respect to any corporation, limited liability company, partnership, limited partnership, limited liability partnership or other legally authorized incorporated or unincorporated entity, any corporate, organizational or partnership action (including any required shareholder, member or partner action), or other similar action, as applicable, taken by such entity.
     “Organizational Documents” means with respect to any corporation, limited liability company, partnership, limited partnership, limited liability partnership or other legally authorized incorporated or unincorporated entity, the articles of incorporation, certificate of incorporation, articles of organization, certificate of limited partnership, certificate of formation or other applicable organizational or charter documents relating to the creation of such entity.
     “Outstanding Letters of Credit” means all undrawn amounts of Letters of Credit plus Reimbursement Obligations.
     “Outstanding Revolving Credit Obligations” means the sum of (i) the Revolving Credit Outstandings, (ii) Outstanding Letters of Credit, (iii) Swing Line Outstandings, and (iv) outstanding Competitive Bid Loans, all as at the date of determination thereof.
     “Participation” means, with respect to any Revolving Credit Lender (other than JPMorgan Chase Bank with respect to a Swing Line Loan, and other than the applicable Issuing Bank with respect to a Letter of Credit), the extension of credit represented by the participation of such Lender hereunder in (a) the rights of JPMorgan Chase Bank in respect of a Swing Line Loan made or (b) the liability of the applicable Issuing Bank in respect of Letters of Credit issued, and the rights of the applicable Issuing Bank in respect of Reimbursement Obligations, all in accordance with the terms hereof.
     “PBGC” means the Pension Benefit Guaranty Corporation and any successor thereto.
     “Pension Plan” means any employee pension benefit plan within the meaning of Section 3(2) of ERISA, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (i) is maintained for employees of the Borrower or any of its ERISA Affiliates or is assumed by the Borrower or any of its ERISA Affiliates in connection with any Acquisition or (ii) has at any time during the last six (6) years been maintained for the employees of the Borrower or any current or former ERISA Affiliate.
     “Permitted Acquisition” means an Acquisition effected with the consent and approval of the Board of Directors (or the appropriate committee thereof) or other applicable governing body of such Person being acquired and the duly obtained approval of such shareholders or other holders of equity interests in such Person as may be required to be obtained under applicable law, the charter documents of or any shareholder agreements or similar agreements pertaining to such Person, which Person derives the majority of its revenues from Automobile Retailing Activities.
     “Permitted Indebtedness” means (i) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business and (ii) Indebtedness owing to the Borrower or a Subsidiary.

     “Permitted Investor” means (a) any Person that, on the Closing Date, owns more than 10% of the outstanding securities of the Borrower having voting rights in the election of directors and (b) any Control Investment Affiliate of any such Person.
     “Person” means an individual, partnership, corporation, limited liability company, trust, unincorporated organization, association, joint venture or a government or agency or political subdivision thereof.
     “Pricing Grid” means the table set forth below setting forth the Rating and the number of basis points to be utilized in calculating each of (i) the Applicable Eurodollar Margin with respect to Revolving Credit Loans and Swing Line Loans, (ii) the Applicable Base Rate Margin with respect to Revolving Credit Loans and Swing Line Loans, (iii) the Applicable Eurodollar Margin with respect to Term Loans, (iv) the Applicable Base Rate Margin with respect to Term Loans, and (v) the Applicable Facility Fee. Any change in the Applicable Eurodollar Margin with respect to Revolving Credit Loans and Swing Line Loans, Applicable Base Rate Margin with respect to Revolving Credit Loans and Swing Line Loans, Applicable Eurodollar Margin with respect to Term Loans, Applicable Base Rate Margin with respect to Term Loans or Applicable Facility Fee shall become effective on and as of the date of any public announcement by any Rating Agency of any Rating that indicates a different Applicable Eurodollar Margin with respect to Revolving Credit Loans and Swing Line Loans, Applicable Base Rate Margin with respect to Revolving Credit Loans and Swing Line Loans, Applicable Eurodollar Margin with respect to Term Loans, Applicable Base Rate Margin with respect to Term Loans or Applicable Facility Fee.

				Applicable	Applicable
		Applicable	Applicable Base	Eurodollar	Base Rate
		Eurodollar Margin	Rate Margin	Margin	Margin
	Applicable	(Revolving and	(Revolving and	(Term	(Term
Ratings	Facility Fee	Swing Line Loans)	Swing Line Loans)	Loans)	Loans)
Baa1 / BBB+ or higher	10.0	40.0	0	100.0	0

Baa2 / BBB	12.5	50.0	0	100.0	0

Baa3 / BBB-	15.0	60.0	0	100.0	0

Ba1 / BB+	20.0	80.0	0	125.0	25.0

Ba2 / BB	37.5	87.5	0	150.0	50.0

Ba3 / BB- or lower	50.0	125.0	25.0	200.0	100.0
If the Ratings from the Rating Agencies fall within different levels: (i) if one Rating is one level higher than the other Rating, the Pricing Grid level will be based on the higher

Rating and (ii) otherwise, the Pricing Grid level will be based on the Rating that is one level higher than the lower Rating.
     “Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank in connection with extensions of credit to debtors).
     “Principal Office” means the office of the Administrative Agent at JPMorgan Chase Bank, N.A., Loan & Agency, 1111 Fannin Street, 10th Floor, Houston, Texas 77002, Attention: Cherry Arnaez or such other office and address as the Administrative Agent may from time to time designate.
     “Quotation Date” has the meaning assigned to such term in Section (b)2.5(b) hereof.
     “Rate Hedge Value” means, with respect to each contract, instrument or other arrangement creating a Rate Hedging Obligation, the net obligations of the Borrower or any Subsidiary thereunder equal to the termination value thereof as determined in accordance with its provisions (if such Rate Hedging Obligation has been terminated) or the mark to market value thereof as determined on the basis of available quotations from any recognized dealer in, or from Bloomberg or other similar service providing market quotations for, the applicable Rate Hedging Obligation (if such Rate Hedging Obligation has not been terminated).
     “Rate Hedging Obligations” means, without duplication, any and all obligations of the Borrower or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, Dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts, warrants and those commonly known as interest rate “swap” agreements; (ii) all other “derivative instruments” as defined in FASB 133 and which are subject to the reporting requirements of FASB 133; and (iii) any and all cancellations, buybacks, reversals, terminations or assignments of any of the foregoing. For purposes of any computation hereunder, each Rate Hedging Obligation shall be valued at the Rate Hedge Value thereof.
     “Rating” means the rating assigned by any Rating Agency to the Loans.
     “Rating Agencies” means S&P and Moody’s.
     “Reimbursement Obligation” shall mean at any time, the obligation of the Borrower with respect to any Letter of Credit to reimburse the applicable Issuing Bank and the Revolving Credit Lenders to the extent of their respective Participations

(including by the receipt by such Issuing Bank of proceeds of Revolving Credit Loans pursuant to Section 3.2) for amounts theretofore paid by such Issuing Bank or the Lenders pursuant to a drawing under such Letter of Credit;
     “Required Lenders” means, as of any date, the holders of more than 50% of the sum of (i) the Term Loan Outstandings and (ii) the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Outstanding Revolving Credit Obligations.
     “Reserve Requirement” means, for any day as applied to any Eurodollar Loan or Competitive Rate Loan bearing interest at a Eurodollar Competitive Rate during any Interest Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%), if any, in effect on such day with respect to such Eurodollar Loan or Competitive Rate Loan under regulations issued from time to time by the Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan and the Eurodollar Competitive Rate for each outstanding Competitive Bid Loan bearing interest at a Eurodollar Competitive Rate shall be adjusted automatically as of the effective date of any change in the Reserve Requirement.
     “Retail Subsidiary” means a Subsidiary which is engaged in the sale or distribution of new or used motor vehicles, or both, and/or parts and accessories used in connection with motor vehicles.
     “Revolving Credit Commitment” means with respect to each Revolving Credit Lender, the obligation of such Lender to make Revolving Credit Loans to the Borrower and purchase Participations up to an aggregate principal amount at any one time outstanding, determined with reference to such Lender’s Revolving Percentage as set forth on Exhibit A attached hereto of the Total Revolving Credit Commitment as the same may be increased or decreased from time to time pursuant to this Agreement.
     “Revolving Credit Facility” means the facility described in Section 2.4(a) hereof providing for Revolving Credit Loans to the Borrower by the Revolving Credit Lenders in the aggregate principal amount of the Total Revolving Credit Commitment less the aggregate amount of Swing Line Outstandings, Outstanding Letters of Credit and outstanding Competitive Bid Loans.
     “Revolving Credit Lender” means each Lender that has a Revolving Credit Commitment or that holds Revolving Credit Loans.
     “Revolving Credit Loan” means a Loan made pursuant to the Revolving Credit Facility.
     “Revolving Credit Outstandings” means, as of any date of determination, the aggregate principal amount of all Revolving Credit Loans then outstanding.

     “Revolving Credit Termination Date” means (i) the Stated Termination Date, (ii) such earlier date of termination of Lenders’ obligations pursuant to Section 9.1 upon the occurrence of an Event of Default, or (iii) such date as the Borrower may voluntarily permanently terminate the Revolving Credit Facility, the Swing Line, the Letter of Credit Facility and the Competitive Bid Facility by payment in full of all Obligations with respect to the Revolving Credit Facility (including the discharge of all Obligations of JPMorgan Chase Bank, the Issuing Banks and the Revolving Credit Lenders with respect to Letters of Credit, Participations, Swing Line Loans and Competitive Bid Loans) other than contingent indemnification Obligations with respect to the Revolving Credit Facility and other contingent Obligations with respect to the Revolving Credit Facility that expressly survive termination of this Agreement.
     “Revolving Percentage”: as to any Revolving Credit Lender at any time, the percentage which such Lender’s Revolving Credit Commitment (which Revolving Credit Commitment for each Lender as of the First Amendment Effective Date is as set forth in Exhibit A attached hereto and incorporated herein by this reference) then constitutes of the Total Revolving Credit Commitment (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Credit Loans then outstanding constitutes of the Revolving Credit Outstandings); provided that each Revolving Percentage of each Revolving Credit Lender shall be increased or decreased to reflect any assignments to or by such Lender effected in accordance with Section 11.1 hereof and any voluntary or mandatory reductions in such committed amounts.
     “S&P” means Standard & Poor’s Rating Group, a division of The McGraw-Hill Companies.
     “Senior Note Guaranty” means each Guaranty Agreement delivered by the Guarantors to the Trustee for the benefit of the holders of the Senior Notes.
     “Senior Note Indenture” means the Indenture dated August 10, 2001 among the Borrower, the guarantors party thereto and the Trustee pursuant to which the Borrower has issued the Senior Notes as amended, restated, supplemented or otherwise modified from time to time.
     “Senior Notes” means the Borrower’s 9% Senior Notes due August 1, 2008 issued pursuant to the Senior Note Indenture and shall include the notes issued in exchange therefor (as contemplated by the Senior Note Indenture and the registration rights agreement described therein), as amended, restated, supplemented or otherwise modified from time to time.
     “Stated Termination Date” means July 14, 2010.
     “Subsidiary” means any corporation or other entity in which more than 50% of its outstanding voting stock or more than 50% of all equity interests is owned directly or indirectly by the Borrower and/or by one or more of the Borrower’s Subsidiaries.

     “Subsidiary Securities” means the shares of capital stock or the other equity interests issued by or equity participations in any Subsidiary, whether or not constituting a “security” under Article 8 of the Uniform Commercial Code as in effect in any jurisdiction.
     “Swing Line” means the revolving line of credit established by JPMorgan Chase Bank in favor of the Borrower pursuant to Section 2.17.
     “Swing Line Loan” means a Loan made by JPMorgan Chase Bank to the Borrower pursuant to Section 2.17.
     “Swing Line Outstandings” means, as of any date of determination, the aggregate principal amount of all Swing Line Loans then outstanding.
     “Synthetic Lease Obligations” means all monetary obligations of a lessee under any tax retention or other synthetic leases which is treated as an operating lease under GAAP but the liabilities under which are or would be characterized as indebtedness of such Person for tax purposes or upon the insolvency of such Person. The amount of Synthetic Lease Obligations in respect of any synthetic lease at any date of determination thereof shall be equal to the aggregate purchase price of any property subject to such lease less the aggregate amount of payments of rent theretofore made which reduce the lessee’s obligations under such synthetic lease and which are not the financial equivalent of interest.
     “Term Commitment” means, as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Exhibit A attached hereto. The original aggregate amount of the Term Commitments is $600,000,000.
     “Term Facility” means the Term Commitments and the Term Loans made thereunder.
     “Term Percentage” means, as to any Term Lender at any time, the percentage which such Lender’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the First Amendment Effective Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding); provided, that each Term Percentage of each Term Lender shall be increased or decreased to reflect any assignments to or by such Lender effected in accordance with Section 11.1 hereof.
     “Term Lender” means each Lender that has a Term Commitment or that holds a Term Loan.
     “Term Loan” has the meaning assigned to such term in Section 2.1.

     “Term Loan Outstandings” means, as of any date of determination, the aggregate principal amount of all Term Loans then outstanding.
     “Termination Event” means: (i) a “Reportable Event” described in Section 4043 of ERISA and the regulations issued thereunder (other than an event for which the 30-day notice requirement has been waived by applicable regulation); or (ii) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4062(e) of ERISA; or (iii) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA; or (iv) the institution of proceedings to terminate a Pension Plan by the PBGC; or (v) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or (vi) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan; or (vii) the imposition of a Lien pursuant to Section 412 of the Code or Section 302 of ERISA; or (viii) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Section 4241 or Section 4245 of ERISA, respectively; or (ix) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA; or (x) any event or condition with respect to any Employee Benefit Plan which is regulated by any Foreign Benefit Law that results in the termination of such Employee Benefit Plan or the revocation of such Employee Benefit Plan’s authority to operate under the applicable Foreign Benefit Law.
     “Total Letter of Credit Commitment” means an amount not to exceed $200,000,000.
     “Total Revolving Credit Commitment” means $600,000,000, as increased from time to time in accordance with Section 2.18 and as reduced from time to time in accordance with Section 2.10 and Section 2.11, which shall be made available by the Lenders to the Borrower during the period from the date hereof until the Revolving Credit Termination Date.
     “Transaction” has the meaning assigned to such term in the First Amendment.
     “Trustee” means Wells Fargo Bank Minnesota, National Association, as trustee under the Senior Note Indenture for the holders of the Senior Notes.
     “Type” shall mean any type of Loan (i.e., a Base Rate Loan or a Eurodollar Loan).
     “Vehicle Receivables Indebtedness” means Indebtedness incurred by any Eligible Special Purpose Entity to finance, refinance or guaranty the financing or refinancing of consumer receivables, leases, loans or retail installment contracts incurred in the sale, transfer or lease of Vehicles; provided (x) such Indebtedness shall in accordance with

GAAP on a Consistent Basis not appear as an asset or liability on the balance sheet of the Borrower or any of its Subsidiaries; (y) no assets other than the Vehicles, consumer receivables, leases, loans, retail installment contracts or related proceeds (including, without limitation, proceeds from insurance, Vehicles and other obligations under such receivables, leases, loans or retail installment contracts) to be so financed or refinanced secure such Indebtedness; and (z) neither the Borrower nor any of its Subsidiaries other than such Eligible Special Purpose Entity shall incur any liability with respect to such Indebtedness other than liability arising by reason of (1) a breach of a representation or warranty or customary indemnities in each case contained in any instrument relating to such Indebtedness or (2) customary interests retained by the Borrower or its Subsidiaries in such assets or Indebtedness.
     “Vehicle Secured Indebtedness” means, collectively, (a) the Existing Vehicle Secured Indebtedness and (b) Indebtedness incurred by the Borrower, any Subsidiary or any Eligible Special Purpose Entity to lease, finance or refinance or guaranty the leasing, financing or refinancing of Vehicles or related receivables, which Indebtedness in the case of this clause (b) is secured by the Vehicles or related receivables so financed and (but only to the extent permitted by the last sentence of this definition) other assets, to the extent, at any date of determination thereof, the amount of such Indebtedness does not exceed the depreciated book value of the Vehicles so financed or the book value of such related receivables, in each case plus the book value of any other assets securing such Indebtedness (in the aggregate, “Security Book Value”) as determined in accordance with GAAP applied on a Consistent Basis. It is understood that, to the extent the amount of such Indebtedness exceeds the associated Security Book Value, such excess amount shall not constitute “Vehicle Secured Indebtedness” and, accordingly, shall constitute “Funded Indebtedness”. On the date any Vehicle Secured Indebtedness is incurred and on any date any lien is granted securing such Indebtedness, the percentage of Security Book Value contributed by Vehicles and related receivables financed thereby shall not be less than 85% of the total Security Book Value with respect to such Indebtedness.
     “Vehicles” means all now existing or hereafter acquired new and used automobiles, sport utility vehicles, trucks and vans of all types and descriptions, whether held for sale, lease, rental or operational purposes, which relate to the Borrower’s or any Subsidiary’s Automobile Retailing Activities.
     “Voting Securities” means shares of capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
     “Year 2006 Senior Note Guaranty” means each Guaranty Agreement delivered by the Guarantors to the Trustee for the benefit of the holders of the Year 2006 Senior Notes.
     “Year 2006 Senior Note Indenture” means the Indenture dated April 12, 2006 among the Borrower, the guarantors party thereto and the Wells Fargo Bank, N.A.

pursuant to which the Borrower has issued the Year 2006 Senior Notes as amended, restated, supplemented or otherwise modified from time to time.
     “ Year 2006 Senior Notes” means the Borrower’s 7% Senior Notes due April 15, 2014 and the Floating Rate Senior Notes due April 15, 2013 issued pursuant to the Year 2006 Senior Note Indenture and shall include the notes issued in exchange therefor (as contemplated by the Year 2006 Senior Note Indenture and the registration rights agreement described therein), as amended, restated, supplemented or otherwise modified from time to time.
     1.2 Rules of Interpretation.
     (a) The headings, subheadings and table of contents used herein or in any other Loan Document are solely for convenience of reference and shall not constitute a part of any such document or affect the meaning, construction or effect of any provision thereof.
     (b) Except as otherwise expressly provided, references in any Loan Document to articles, sections, paragraphs, clauses, annexes, appendices, exhibits and schedules are references to articles, sections, paragraphs, clauses, annexes, appendices, exhibits and schedules in or to such Loan Document.
     (c) All definitions set forth herein or in any other Loan Document shall apply to the singular as well as the plural form of such defined term, and all references to the masculine gender shall include reference to the feminine or neuter gender, and vice versa, as the context may require.
     (d) When used herein or in any other Loan Document, words such as “hereunder”, “hereto”, “hereof” and “herein” and other words of like import shall, unless the context clearly indicates to the contrary, refer to the whole of the applicable document and not to any particular article, section, subsection, paragraph or clause thereof.
     (e) References to “including” means including without limiting the generality of any description preceding such term, and such term shall not limit a general statement to matters similar to those specifically mentioned.
     (f) Except as otherwise expressly provided, all dates and times of day specified herein shall refer to such dates and times at New York City.
     (g) Whenever interest rates or fees are established in whole or in part by reference to a numerical percentage expressed as “___%”, such arithmetic expression shall be interpreted in accordance with the convention that 1% = 100 basis points.
     (h) Each of the parties to the Loan Documents and their counsel have reviewed and revised, or requested (or had the opportunity to request) revisions to, the Loan Documents, and any rule of construction that ambiguities are to be resolved against the drafting party shall be inapplicable in the construing and interpretation of the Loan Documents and all exhibits, schedules and appendices thereto.

     (i) Any reference to an officer of the Borrower or any other Person by reference to the title of such officer shall be deemed to refer to each other officer of such Person, however titled, exercising the same or substantially similar functions.
     (j) All references to any agreement or document as amended, modified or supplemented, or words of similar effect, shall mean such document or agreement, as the case may be, as amended, modified or supplemented from time to time only as and to the extent permitted therein and not prohibited by the Loan Documents.
     (k) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party and all covenants, provisions and agreements by or on behalf of the Borrower which are contained in the Loan Documents shall inure to the benefit of the successors and permitted assigns of the Administrative Agent, the Lenders, or any of them.
     1.3 Accounting for Permitted Acquisitions. With respect to any Permitted Acquisition consummated on or after the Closing Date and prior to the Revolving Credit Termination Date, the following shall apply:
     For each Four-Quarter Period that includes the date of a Permitted Acquisition, Consolidated EBITDA and Consolidated Interest Expense shall include the results of operations of the Person or assets so acquired, which amounts shall be determined on a historical pro forma basis and which may include such adjustments as are permitted under Regulation S-X of the Securities and Exchange Commission; provided, however, Consolidated Interest Expense shall be adjusted on a historical pro forma basis to (i) eliminate interest expense accrued during such period on any Indebtedness repaid in connection with such Permitted Acquisition and (ii) include interest expense on any Indebtedness (including Indebtedness hereunder) incurred, acquired or assumed in connection with such Permitted Acquisition (“Incremental Debt”) calculated (x) as if all such Incremental Debt had been incurred as of the first day of such Four-Quarter Period and (y) at the following interest rates: (I) for all periods subsequent to the date of the Permitted Acquisition and for Incremental Debt assumed or acquired in the Permitted Acquisition and in effect prior to the date of Permitted Acquisition, at the actual rates of interest applicable thereto, and (II) for all periods prior to the actual incurrence of such Incremental Debt, equal to the rate of interest actually applicable to such Incremental Debt hereunder or under other financing documents applicable thereto as at the end of each affected Four-Quarter Period.
     1.4 Accounting for Derivatives. In making any computation under Section 8.1, all adjustments to such computation or amount resulting from the application of FASB 133 shall be disregarded.
     1.5 Accounting and Financial Determinations. Except as provided in Section 1.3, where the character or amount of any asset or liability or item of income or expense is required to be determined, or any accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable, be made in accordance with GAAP applied on a Consistent Basis except insofar as:

     (a) the Borrower shall have elected (with the concurrence of its independent public accountant and upon prior written notification to the Lenders) to adopt more recently promulgated GAAP (which election shall continue to be effective for subsequent years); and
     (b) the Administrative Agent and the Required Lenders shall have consented to such election (it being understood that such consent may be conditioned upon the implementation of such changes to Article VIII as are appropriate to reflect such adoption of more recently promulgated GAAP and it being further understood that such consent shall be deemed to have been given upon the implementation of such changes).
     Upon a change in GAAP which becomes effective after the Closing Date which would have a material effect on the Borrower’s consolidated financial statements and the assets and liabilities reflected therein or otherwise affect the calculation or the application of the covenants contained in Article VIII hereof, such change shall not be given effect for purposes hereof until sixty (60) days from the otherwise effective date of such change. Prior to such effectiveness the Administrative Agent, the Lenders and the Borrower shall in good faith negotiate to amend the pertinent provisions of this Agreement to account for such change to the extent appropriate to effect the substance thereof as of the Closing Date. If such an amendment is not entered into with respect to any such change, such change shall not be given effect for purposes hereof. The Borrower shall provide to the Administrative Agent and the Lenders, upon request, comfort from its accountants that, without giving effect to such change in GAAP, upon their review of the calculations set forth in the Compliance Certificate prepared on a Consistent Basis, nothing has come to their attention that would lead them to believe the Borrower was not in compliance with the financial covenants contained in this Agreement.
ARTICLE II
The Loans
     2.1 Term Commitments. Subject to the terms and conditions hereof, each Term Lender severally agrees to make a term loan (a “Term Loan”) to the Borrower on the First Amendment Effective Date in an amount not to exceed the amount of the Term Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.12.
     2.2 Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice in the form of a borrowing notice (which notice shall be substantially in the form of a Borrowing Notice for Revolving Credit Loans, mutatis mutandis, and (1) for each Term Loan that is a Eurodollar Loan shall have been received by the Administrative Agent prior to 12:00 Noon, New York City time, three (3) Business Days prior to the proposed borrowing date and (2) for each Term Loan that is a Base Rate Loan shall have been received by the Administrative Agent prior to 12:00 Noon, New York City time, one Business Day prior to the proposed borrowing date) requesting that the Term Lenders make the Term Loans on the First Amendment Effective Date and specifying the amount to be borrowed. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof. Not later than

10:30 A.M., New York City time, on the First Amendment Effective Date each Term Lender shall, pursuant to the terms and subject to the conditions of this Agreement, make available to the Administrative Agent at the Principal Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.
     2.3 Repayment of Term Loans. The Term Loan of each Term Lender shall mature on the Stated Termination Date in an amount equal to such Lender’s Term Percentage multiplied by the amount of the Term Loan Outstandings.
     2.4 Revolving Credit Commitments.
     (a) Commitments. Subject to the terms and conditions of this Agreement, each Revolving Credit Lender severally agrees to make Advances to the Borrower, from time to time from the Closing Date until the Revolving Credit Termination Date, on a pro rata basis as to the total borrowing requested by the Borrower under the Revolving Credit Facility on any day determined by its Revolving Percentage up to but not exceeding the Revolving Credit Commitment of such Lender, provided, however, that the Revolving Credit Lenders will not be required and shall have no obligation to make any Advance (i) so long as not all of the conditions under Section 5.2 hereof have been fulfilled, (ii) so long as a Default or an Event of Default has occurred and is continuing or (iii) if the Administrative Agent has accelerated the maturity of the Revolving Credit Loans as a result of an Event of Default in accordance with Section 9.1 hereof; provided further, however, that immediately after giving effect to each such Advance, the principal amount of Outstanding Revolving Credit Obligations shall not exceed the Total Revolving Credit Commitment. Within such limits, the Borrower may borrow, repay and reborrow hereunder, on any Business Day, from the Closing Date until, but (as to borrowings and reborrowings) not including, the Revolving Credit Termination Date; provided, however, that (x) no Eurodollar Loan that is a Revolving Credit Loan shall be made which has an Interest Period that extends beyond the Revolving Credit Termination Date and (y) each Revolving Credit Loan that is a Eurodollar Loan may, subject to the provisions of Section 2.12, be repaid only on the last day of the Interest Period with respect thereto unless the Borrower has paid any amounts due pursuant to Section 4.5 hereof.
     (b) Amounts. The aggregate unpaid principal amount of the Outstanding Revolving Credit Obligations shall not exceed at any time an amount equal to the Total Revolving Credit Commitment. Each Loan under the Revolving Credit Facility, other than a Swing Line Loan or a Base Rate Refunding Loan, and each Conversion thereof under Section 2.12 shall be in a principal amount of (i) at least $10,000,000, and, if greater than $10,000,000, an integral multiple of $1,000,000, in the case of Eurodollar Loans, or (ii) at least $5,000,000 and, if greater than $5,000,000, an integral multiple of $1,000,000, in the case of Base Rate Loans.
     (c) Advances and Rate Selection. (i) An Authorized Representative shall give the Administrative Agent (1) at least three (3) Business Days’ irrevocable telephonic notice of each Revolving Credit Loan that is a Eurodollar Loan (whether representing an additional borrowing hereunder or the Conversion of borrowing hereunder from Base Rate Loans or other Eurodollar Loans to Eurodollar Loans) prior to 12:00 Noon; and (2) irrevocable telephonic notice of each Revolving Credit Loan that is a Base Rate Loan (other than Base Rate Refunding Loans to the extent the same are effective without notice pursuant to Section 2.4(c)(iv)) representing an additional borrowing hereunder prior to 12:00 noon on the day of such proposed Base Rate Loan. Each such borrowing notice, which shall be effective upon receipt by the Administrative Agent, shall specify the amount of the borrowing, the Type of Loan, the date of borrowing and, if a Eurodollar Loan, the Interest Period to be used in the computation of interest. The Authorized Representative shall provide the Administrative Agent written confirmation of each such telephonic notice on the same day by telefacsimile transmission in the form of a Borrowing Notice, for additional Advances, or in the form attached hereto as Exhibit F as to selection or Conversion of interest rates as to outstanding Revolving Credit Loans, in each case with appropriate insertions, but failure to provide such confirmation shall not affect the validity of such telephonic notice. The duration of the initial Interest Period for each Revolving Credit Loan that is a Eurodollar Loan shall be as specified in the initial Borrowing Notice. The Borrower shall have the option to elect the duration of subsequent Interest Periods and to Convert the Revolving Credit Loans (other than Swing Line Loans) in accordance with Section 2.12 hereof. If the Administrative Agent does not receive a notice of election of duration of an Interest Period or to Convert by the time prescribed hereby and by Section 2.12 hereof, the Borrower shall be deemed to have elected as to any Revolving Credit Loan, to Convert such Loan to (or Continue such Loan as) a Base Rate Loan bearing interest at the Base Rate until the Borrower notifies the Administrative Agent in accordance with this Section and Section 2.12.
     (ii) Notice of receipt of each Borrowing Notice shall be provided by the Administrative Agent to each Revolving Credit Lender by telefacsimile or telephonic notice with reasonable promptness on the same day as Administrative Agent’s receipt of such Borrowing Notice.
     (iii) Not later than 3:00 P.M. on the date specified for each Advance under the Revolving Credit Facility, each Revolving Credit Lender shall, pursuant to the terms and subject to the conditions of this Agreement, make the amount of the Loan or Loans to be made by it on such day available to the Administrative Agent, by depositing or transferring the proceeds thereof in immediately available funds at the Principal Office. The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower by delivery of the proceeds thereof as shall be directed in the applicable Borrowing Notice by the Authorized Representative.
     (iv) If a drawing is made under any Letter of Credit, the Borrower shall reimburse the Issuing Bank for such drawing by paying to the Administrative Agent an amount equal to such drawing not later than 2:00 P.M. on (A) the Business Day (which may be the date such drawing is made) that the Borrower receives notice of such drawing, if the Borrower shall have received such notice prior to 10:00 a.m., or (B) the Business Day immediately following the day that the Borrower receives such notice, if such notice is received by the Borrower on a day other than a Business Day or after 10:00 a.m. on a Business Day. Notwithstanding the foregoing, if a drawing is made under any Letter of Credit, such drawing is honored by the Issuing Bank thereunder prior to the Revolving Credit Termination Date, and the Borrower shall not immediately fully reimburse such Issuing Bank in respect of such drawing, (y) provided that the conditions to making a Revolving Credit Loan as herein provided shall then be satisfied, the Reimbursement Obligation arising from such drawing shall be paid to such Issuing Bank by the Administrative Agent without the requirement of notice to or from the Borrower from immediately available funds which shall be advanced as a Base Rate Refunding Loan by each Lender under the Revolving Credit Facility in an amount determined with reference to such Revolving Credit Lender’s Revolving Percentage of such Reimbursement Obligation, and (z) if the conditions to making a Revolving Credit Loan as herein provided shall not then be satisfied, each of the Revolving Credit Lenders shall fund by payment to the Administrative Agent (for the benefit of the Issuing Bank) in immediately available funds the purchase from such Issuing Bank of their respective Participations in the related Reimbursement Obligation based on their respective Revolving Percentages of the Total Letter of Credit Commitment. If a drawing is presented under any Letter of Credit in accordance with the terms thereof and the Borrower shall not immediately reimburse the Issuing Bank thereunder in respect thereof as provided above, then notice of such drawing shall be provided promptly by such Issuing Bank to the Administrative Agent and the Administrative Agent shall provide notice to each Revolving Credit Lender by telephone or telefacsimile transmission. If notice to the Revolving Credit Lenders of a drawing under any Letter of Credit is given by the Administrative Agent at or before 2:00 P.M. on any Business Day, each Revolving Credit Lender shall, pursuant to the conditions specified in this Section 2.4(c)(iv), either make a Base Rate Refunding Loan or fund the purchase of its Participation in the amount of such Lender’s Revolving Percentage of such drawing or payment and shall pay such amount to the Administrative Agent for the account of the Issuing Bank at the Principal Office in Dollars and in immediately available funds before 2:30 P.M. on the same Business Day. If notice to the Revolving Credit Lenders of a drawing under a Letter of Credit is given by the Administrative Agent after 2:00 P.M. on any Business Day, each Revolving Credit Lender shall, pursuant to the conditions specified in this Section 2.4(c)(iv), either make a Base Rate Refunding Loan or fund the purchase of its Participation in the amount of such Lender’s Revolving Percentage of such drawing and shall pay such amount to the Administrative Agent for the account of the Issuing Bank at the Principal Office in Dollars and in immediately available funds before 2:00 P.M. on the next following Business Day. Any such Base Rate Refunding Loans shall be advanced as, and shall continue as, a Base Rate Loan unless and until the Borrower Converts such Base Rate Loan in accordance with the terms of Section 2.12.
     2.5 Competitive Bid Loans.
     (a) In addition to Revolving Credit Loans, at any time prior to the Revolving Credit Termination Date and provided no Default or Event of Default exists hereunder, the Borrower may, as set forth in this Section 2.5, request the Revolving Credit Lenders to make offers to make Competitive Bid Loans to the Borrower in Dollars. The Revolving Credit Lenders may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section 2.5. There may be no more than ten (10) Interest Periods, and no more than one (1) one-week Interest Periods, for all Revolving Credit Loans and Competitive Bid Loans outstanding at the same time (for which purpose Interest Periods for each Eurodollar Revolving Credit Loan and each Competitive Bid Loan shall be deemed to be different Interest Periods even if they are coterminous). The aggregate principal amount of all Outstanding Revolving Credit Obligations shall not exceed the Total Revolving Credit Commitment at any time. The aggregate principal amount of all outstanding Competitive Bid Loans shall not exceed one hundred percent (100%) of the Total Revolving Credit Commitment at any time.
     (b) When the Borrower wishes to request offers to make Competitive Bid Loans, it shall give the Administrative Agent and the Revolving Credit Lenders notice (a “Competitive Bid Quote Request”) to be received no later than 12:00 Noon on (A) the fourth Business Day prior to the date of borrowing proposed therein, in the case of a Competitive Bid Quote Request for Competitive Bid Loans at the Eurodollar Competitive Rate or (B) the Business Day prior to the date of borrowing proposed therein, in the case of a Competitive Bid Quote Request for Competitive Bid Loans at the Absolute Rate (or, in any such case, such other time and date as the Borrower and the Administrative Agent may agree). The Borrower may request offers to make Competitive Bid Loans for up to three (3) different Interest Periods in a single notice; provided that the request for each separate Interest Period shall be deemed to be a separate Competitive Bid Quote Request for a separate borrowing (a “Competitive Bid Borrowing”) and there shall not be outstanding at any one time more than four (4) Competitive Bid Borrowings. Each such Competitive Bid Quote Request shall be substantially in the form of Exhibit G attached hereto and shall specify as to each Competitive Bid Borrowing:
     (i) the proposed date of such borrowing, which shall be a Business Day;
     (ii) the aggregate amount of such Competitive Bid Borrowing, which shall be at least $10,000,000 (or in increments of $1,000,000 in excess thereof) but shall not cause the limits specified in Section 2.5(a) hereof to be violated;
     (iii) the duration of the Interest Period applicable thereto;
     (iv) whether the Competitive Bid Quote Request for a particular Interest Period is seeking quotes for Competitive Bid Loans at the Absolute Rate or the Eurodollar Competitive Rate;
     (v) whether the Borrower shall have the right to prepay a requested Competitive Bid Loan; and
     (vi) the date on which the Competitive Bid Quotes are to be submitted if it is before the proposed date of borrowing (the date on which such Competitive Bid Quotes are to be submitted is called the “Quotation Date”).
Except as otherwise provided in this Section 2.5(b), no more than two (2) Competitive Bid Quote Requests shall be given within five (5) Business Days (or such other number of days as the Borrower and the Administrative Agent may agree) of any other Competitive Bid Quote Request.
     (c) (i) Each Revolving Credit Lender may submit one or more Competitive Bid Quotes, each containing an offer to make a Competitive Bid Loan in response to any Competitive Bid Quote Request; provided that, if the Borrower’s request under Section 2.5(b) hereof specified more than one Interest Period, such Lender may make a single submission containing one or more Competitive Bid Quotes for each such Interest Period. Each Competitive Bid Quote must be submitted to the Borrower not later than 9:30 A.M. on (A) the third Business Day prior to the proposed date of borrowing, in the case of a Competitive Bid Quote Request for Competitive Bid Loans at the Eurodollar Competitive Rate or (B) the Quotation Date, in the case of a Competitive Bid Quote Request for Competitive Bid Loans at the Absolute Rate (or, in any such case, such other time and date as the Borrower and the Administrative Agent may agree) provided that if JPMorgan Chase Bank is receiving quotes as provided in Section 2.5(g), any Competitive Bid Quote may be submitted by JPMorgan Chase Bank (or its applicable Lending Office) only if JPMorgan Chase Bank (or such applicable Lending Office) notifies the Borrower of the terms of the offer contained therein not later than 9:15 A.M. on the Quotation Date. Any Competitive Bid Quote so made shall be irrevocable except with the consent of the Administrative Agent given on the instructions of the Borrower.
     (ii) Each Competitive Bid Quote shall be substantially in the form of Exhibit H attached hereto and shall specify:
     (A) the proposed date of borrowing and the Interest Period therefor;
     (B) the principal amount of the Competitive Bid Loan for which each such offer is being made, which principal amount shall be at least $5,000,000 (or in increments of $1,000,000 in excess thereof); provided that the aggregate principal amount of all Competitive Bid Loans for which a Lender submits Competitive Bid Quotes may not exceed the principal amount of the Competitive Bid Borrowing for a particular Interest Period for which offers were requested;
     (C) in the case of a Competitive Bid Quote for Competitive Bid Loans at an Absolute Rate, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/10,000th of 1%) offered for each such Competitive Bid Loan (the “Absolute Rate”);
     (D) in the case of a Competitive Bid Quote for Competitive Bid Loans at the Eurodollar Competitive Rate, the positive or negative margin to be added to or deducted from the Interbank Offered Rate; and
     (E) the identity of the quoting Lender.
Unless otherwise agreed by the Administrative Agent and the Borrower, no Competitive Bid Quote shall contain qualifying, conditional or similar language or propose terms other than or in addition to those set forth in the applicable Competitive Bid Quote Request and, in particular, no Competitive Bid Quote may be conditioned upon acceptance by the Borrower of all (or some specified minimum) of the principal amount of the Competitive Bid Loan for which such Competitive Bid Quote is being made. Any subsequent Competitive Bid Quote submitted by a Revolving Credit Lender that amends, modifies or is otherwise inconsistent with a previous Competitive Bid Quote submitted by such Lender with respect to the same Competitive Bid Quote Request shall be disregarded by the Borrower unless such subsequent Competitive Bid Quote is submitted solely to correct a manifest error in such former Competitive Bid Quote.
     (d) The Borrower shall as promptly as practicable after the Competitive Bid Quote is submitted (but in any event not later than 12:00 Noon on (A) in the case of a Competitive Bid Loan at an Absolute Rate, the Quotation Date (or such other time and date as the Borrower and the Administrative Agent may agree) or (B) in the case of a Competitive Bid Loan at a Eurodollar Competitive Rate, the third Business Day prior to the proposed date of borrowing) notify the Administrative Agent and Revolving Credit Lenders of (x) the aggregate principal amount of the Competitive Bid Borrowing for which Competitive Bid Quotes have been received as well as the ranges of bids submitted for each Interest Period requested, (y) the respective principal amounts and Absolute Rates or Eurodollar Competitive Rates, as the case may be, so offered by each Revolving Credit Lender (identifying the Lender that made each Competitive Bid Quote), and (z) its acceptance or nonacceptance of the Competitive Bid Quotes. In the case of acceptance, such notice shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept any Competitive Bid Quote in whole or in part (provided that any Competitive Bid Quote accepted in part shall be at least $5,000,000 or in increments of $1,000,000 in excess thereof); provided that:
     (i) the aggregate principal amount of each Competitive Bid Borrowing may not exceed the applicable amount set forth in the related Competitive Bid Quote Request;
     (ii) the aggregate principal amount of each Competitive Bid Borrowing shall be at least $5,000,000 (or an increment of $1,000,000 in excess thereof) but shall not cause the limits specified in Section 2.5(a) hereof to be violated;
     (iii) except as provided below, acceptance of Competitive Bid Quotes for any Interest Period may be made only in ascending order of Absolute Rates or Eurodollar Competitive Rates, as the case may be, beginning with the lowest rate so offered; and
     (iv) the Borrower may not accept any Competitive Bid Quote where such Competitive Bid Quote fails to comply with Section 2.5(c)(ii) hereof or otherwise fails to comply with the requirements of this Agreement (including, without limitation, Section 2.5(a) hereof).
Any of the conditions above notwithstanding, the Borrower may, in its sole discretion, accept a Competitive Bid Quote that does not contain the lowest Absolute Rate or Eurodollar Competitive Rates, as the case may be, where acceptance of the Competitive Bid Quote containing the lowest Absolute Rate or Eurodollar Competitive Rate, as the case may be, would be less favorable to the Borrower or would cause the principal amount of Outstanding Revolving Credit Obligations to exceed the Total Revolving Credit Commitment.
     If Competitive Bid Quotes are made by two or more Revolving Credit Lenders with the same Absolute Rates or Eurodollar Competitive Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which Competitive Bid Quotes are accepted for the related Interest Period after the acceptance of all Competitive Bid Quotes, if any, of all lower Absolute Rates or Eurodollar Competitive Rates, as the case may be, offered by any Revolving Credit Lender for such related Interest Period, the principal amount of Competitive Bid Loans in respect of which such Competitive Bid Quotes are accepted shall be allocated by the Borrower among such Lenders as nearly as possible (in amounts of at least $1,000,000 or in increments of $100,000 in excess thereof) in proportion to the aggregate principal amount of such Competitive Bid Quotes. Determinations by the Borrower of the

amounts of Competitive Bid Loans and the lowest bid after adjustment as provided in Section 2.5(d)(iii) shall be conclusive in the absence of manifest error.
     (e) Any Revolving Credit Lender whose offer to make any Competitive Bid Loan has been accepted shall, not later than 1:00 P.M. on the date specified for the making of such Loan, make the amount of such Loan available to the Borrower as shall be directed by the Authorized Representative in Dollars and in immediately available funds.
     (f) From time to time, the Borrower shall furnish such information to the Administrative Agent as the Administrative Agent may request relating to the making of Competitive Bid Loans, including the amounts, interest rates, dates of borrowings and maturities thereof.
     (g) The Borrower may request the Administrative Agent to receive the Competitive Bid Quotes, in which event the Administrative Agent shall (A) in the case of a Competitive Bid Loan at the Absolute Rate, as promptly as practicable after the Competitive Bid Quote is submitted (but in no event later than 10:00 A.M. on the Quotation Date) or (B) in the case of a Competitive Bid Loan at the Eurodollar Competitive Rate, by 10:00 A.M. on the date a Competitive Quote is submitted, notify the Borrower of the terms of any Competitive Bid Quote submitted by a Revolving Credit Lender that is in accordance with Section 2.5(c) hereof. The Administrative Agent’s notice to the Borrower shall specify (A) the aggregate principal amount of the Competitive Bid Borrowing for which Competitive Bid Quotes have been received and (B) the respective principal amounts and Absolute Rates or Eurodollar Competitive Rate, as the case may be, offered by each Revolving Credit Lender (identifying the Lender that made each Competitive Bid Quote). Not later than 12:00 Noon on (A) the third Business Day prior to the proposed date of borrowing, in the case of Competitive Bid Loans at the Eurodollar Competitive Rate or (B) the Quotation Date (or, in any such case, such other time and date as the Borrower and the Administrative Agent may agree), the Borrower shall notify the Administrative Agent of their acceptance or nonacceptance of the Competitive Bid Quotes so notified to it (and the failure of the Borrower to give such notice by such time shall constitute nonacceptance) and the Administrative Agent shall promptly notify each affected Lender. Together with each notice of a request for Competitive Bid Quotes which the Borrower requires the Administrative Agent to issue pursuant to this paragraph (g), the Borrower shall pay to the Administrative Agent for the account of the Administrative Agent a bid administration fee of $1,500.00.
     2.6 Payment of Interest. (a) The Borrower shall pay interest (i) to the Administrative Agent at the Principal Office for the account of each Lender on the outstanding and unpaid principal amount of each Revolving Credit Loan and each Term Loan made by such Lender for the period commencing on the date of such Loan until such Loan shall be due at the Eurodollar Rate or the Base Rate, as elected or deemed elected by the Borrower or otherwise applicable to such Loan as herein provided, (ii) to each Revolving Credit Lender making a Competitive Bid Loan at its Applicable Lending Office, at the applicable Absolute Rate or Eurodollar Competitive Rate, as the case may be, and (iii) to the Administrative Agent in the case of each Swing Line Loan, at the Base Rate; provided, however, that if any amount shall not be paid when due (at maturity, by acceleration or otherwise), all amounts outstanding hereunder shall bear interest thereafter at a fluctuating interest rate per annum equal to the Default Rate, or (in each case) the maximum rate permitted by applicable law, whichever is lower, from the date such amount was due and payable until the date such amount is paid in full.
     (a) Interest on the outstanding principal balance of each Loan shall be computed on the basis of (x) in the case of Loans, other than Loans bearing interest based on the Prime Rate, a year of 360 days and calculated for the actual number of days elapsed and (y) in the case of Loans bearing interest based on the Prime Rate, a year of 365-366 days and calculated for the actual number of days elapsed. Interest on the outstanding principal balance of each Loan shall be paid (a) quarterly in arrears, such payment to be made not later than the third (3rd) Business Day of each April, July, October and January commencing on the third (3rd) Business Day of October 2005, on each Base Rate Loan, (b) on the last day of the applicable Interest Period for each Eurodollar Loan and Competitive Bid Loan, but in no event less frequently than at the end of each three month period and (c) upon payment in full of the principal amount of such Loan at the Revolving Credit Termination Date.
     2.7 Payment of Principal. The principal amount of the Revolving Credit Outstandings and all Swing Line Outstandings shall be due and payable to the Administrative Agent for the benefit of each applicable Lender in full on the Revolving Credit Termination Date, or earlier as herein expressly provided. The principal amount of all Competitive Bid Loans shall be due and payable to the Lender making such Competitive Bid Loan in full on the last day of the Interest Period therefor, or earlier as herein expressly provided. The principal amount of all Term Loans shall be due and payable to each Term Lender making such Term Loan as provided in Section 2.3, or earlier as herein expressly provided. Prepayments of Term Loans may not be reborrowed. The principal amount of Eurodollar Loans may only be prepaid at the end of the applicable Interest Period, unless the Borrower shall pay to the applicable Lenders the amounts, if any, required under Section 4.5. The principal amount of Competitive Bid Loans may only be prepaid at the end of the applicable Interest Period, unless (i) the Borrower shall have retained in the Competitive Bid Quote Request with respect to such Competitive Bid Loans the right of prepayment, and (ii) the Borrower shall have paid to the Lender making such Competitive Bid Loans which bear interest at a Eurodollar Competitive Rate or to the Administrative Agent, as applicable, the amounts, if any, required under Section 4.5. The Borrower shall furnish the Administrative Agent telephonic notice of its intention to make a principal payment (including Competitive Bid Loans) prior to 12:00 noon on the date of such payment. All payments of principal on Loans other than Competitive Bid Loans and Swing Line Loans shall be in the amount of (i) $10,000,000, or such greater amount which is an integral multiple of $1,000,000, in the case of Eurodollar Loans, or (ii) $5,000,000, or such greater amount which is an integral multiple of $1,000,000, in the case of Base Rate Loans. Optional prepayments of Term Loans shall be applied to the outstanding balance of the Term Loans.
     2.8 Non-Conforming Payments. (a) Each payment of principal (including any prepayment) and payment of interest (other than principal and interest on Competitive Bid Loans which shall be paid to the Lender making such Loans) shall be made to the Administrative Agent at the Principal Office, for the account of each applicable Lender’s Applicable Lending Office, in Dollars and in immediately available funds before 2:00 P.M. on the date such payment is due. The Administrative Agent may, but shall not be obligated to, debit the amount of any such payment which is not made by such time to any ordinary deposit account, if any, of the Borrower with the Administrative Agent.

     (b) The Administrative Agent shall deem any payment by or on behalf of the Borrower hereunder that is not made both (a) in Dollars and in immediately available funds and (b) prior to 2:00 P.M. on the date payment is due to be a non-conforming payment. Any such payment shall not be deemed to be received by the Administrative Agent until the time such funds become available funds. The Administrative Agent shall give prompt telephonic notice to the Authorized Representative and each of the applicable Lenders (confirmed in writing) if any payment is non-conforming. Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding Business Day) at the applicable rate of interest per annum specified in Section 2.6(a) until the date such amount is paid in Dollars and in immediately available funds.
     (c) In the event that any payment hereunder becomes due and payable on a day other than a Business Day, then such due date shall be extended to the next succeeding Business Day; provided that interest shall continue to accrue during the period of any such extension.
     2.9 Pro Rata Payments. Except as otherwise provided herein, (a) each payment and prepayment on account of the principal of and interest on the Revolving Credit Loans and the fee described in Section 2.13(a) hereof shall be made to the Administrative Agent in the aggregate amount payable to the Revolving Credit Lenders for the account of the Revolving Credit Lenders pro rata based on their Revolving Percentages, (b) each payment and prepayment on account of the principal of and interest on the Term Loans shall be made to the Administrative Agent in the aggregate amount payable to the Term Lenders for the account of the Term Lenders pro rata based on their Term Percentages and each principal prepayment of the Term Loans shall be applied to reduce the Term Loans pro rata based upon the respective then remaining principal amounts thereof, (c) each payment of principal and interest on the Competitive Bid Loans shall be made to (i) the Administrative Agent for the account of the respective Lender making such Competitive Bid Loan if the Borrower has elected that the Administrative Agent act under Section 2.5(g) hereof and (ii) otherwise directly to the Lender making such Competitive Bid Loan, (d) each payment of principal and interest on Swing Line Loans shall be made to the Administrative Agent for the account of JPMorgan Chase Bank, (e) all payments to be made by the Borrower for the account of each of the Lenders on account of principal, interest and fees, shall be made without set-off or counterclaim except as provided in Section 4.6, and (f) the Administrative Agent will distribute such payments when received to the Lenders as provided for herein and subject to Section 4.6.
     2.10 Reductions and Prepayment. (a) Reductions. The Borrower shall, by notice from an Authorized Representative, have the right from time to time (but not more frequently than twice during each Fiscal Year), upon not less than three (3) Business Days irrevocable written notice to the Administrative Agent to reduce the Total Revolving Credit Commitment without premium or penalty. The Administrative Agent shall give each Revolving Credit Lender, within one (1) Business Day of receipt of such notice from the Borrower, telephonic notice (confirmed in writing) of such reduction. Each such reduction shall be in the aggregate amount of $10,000,000 or such greater amount which is in an integral multiple of $1,000,000, and shall permanently reduce the Total Revolving Credit Commitment of the Revolving Credit Lenders pro rata. No such reduction shall be permitted that results in the payment of any Eurodollar Loan other than on the last day of the Interest Period of such Loan unless such prepayment is accompanied by amounts due, if any, under Section 4.5. Each reduction of the Total Revolving Credit Commitment shall be accompanied by payment of the Revolving Credit Loans to the extent that the aggregate principal amount of Outstanding Revolving Credit Obligations exceeds the Total Revolving Credit Commitment after giving effect to such reduction, together with accrued and unpaid interest on the amounts prepaid. In no event shall the Borrower be entitled to reduce the Total Revolving Credit Commitment if, as a result of and after giving effect to such reduction, the Outstanding Revolving Credit Obligations exceed the Total Revolving Credit Commitment.
     (b) Optional Prepayments. The Borrower may at any time and from time to time, subject to Section 2.7, prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable prior notice which notice may be given by telephone (to be promptly confirmed in writing, including by facsimile) delivered to the Administrative Agent no later than 12:00 Noon, New York City time, three Business Days prior thereto in the case of Eurodollar Rate Loans and no later than 12:00 Noon, New York City time, one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Rate Loans or Base Rate Loans. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Credit Loans that are Base Rate Loans and Swingline Loans) accrued interest to such date on the amount prepaid.
     2.11 Decrease in Amounts. The amount of the Total Revolving Credit Commitment which shall be available to the Borrower shall be reduced by the aggregate amount of all Swing Line Outstandings, all Outstanding Letters of Credit and all outstanding Competitive Bid Loans.
     2.12 Conversions and Elections of Subsequent Interest Periods. Subject to the limitations set forth below and in Article IV hereof, the Borrower may:
     (a) upon notice to the Administrative Agent on or before 12:00 noon on any Business Day Convert all or a part of Eurodollar Loans to Base Rate Loans on the last day of the Interest Period for such Eurodollar Loans; and
     (b) provided that no Default or Event of Default shall have occurred and be continuing and on three (3) Business Days’ notice to the Administrative Agent on or before 12:00 noon:
     (i) elect a subsequent Interest Period for all or a portion of Eurodollar Loans to begin on the last day of the current Interest Period for such Eurodollar Loans; or
     (ii) Convert Base Rate Loans (other than Swing Line Loans) to Eurodollar Loans on any Business Day.
     Notice of any such elections or Conversions shall specify the effective date of such election or Conversion and, with respect to Eurodollar Loans, the Interest Period to be applicable to the Loan as Continued or Converted. Each election and Conversion pursuant to this Section

2.12 shall be subject to the limitations on Eurodollar Loans set forth in the definition of “Interest Period” herein and in Article IV hereof. All such Continuations or Conversions of Loans shall be effected pro rata based on the Revolving Percentages or Term Percentages of the applicable Lenders, as the case may be.
     2.13 Fees. (a) Facility Fee. For the period beginning on the Closing Date and ending on the Revolving Credit Termination Date (or such earlier date on which the Revolving Credit Facility has terminated), the Borrower agrees to pay to the Administrative Agent, for the benefit of each Revolving Credit Lender based on such Lender’s Revolving Credit Commitment, the quarterly portion of the Applicable Facility Fee for such Lender. Such payments of fees provided for in this Section 2.13(a) shall be payable quarterly in arrears, such payments to be made not later than the third (3rd) Business Day of each April, July, October and January beginning on the third (3rd) Business Day of October 2005 to and on the Revolving Credit Termination Date (or such earlier date on which the Revolving Credit Facility has terminated). Notwithstanding the foregoing, so long as any Lender fails to make available any portion of its Revolving Credit Commitment when requested, such Lender shall not be entitled to receive payment of its pro rata share of such fee until such Lender shall make available such portion. Such fee shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.
     (b) Utilization Fee. For the period beginning on the Closing Date and ending on the later of (i) the Revolving Credit Termination Date (or such earlier date on which the Revolving Credit Facility has terminated) and (ii) the date on which no Revolving Credit Loans, Swing Line Loans, Competitive Bid Loans or Letters of Credit (other than Letters of Credit (“Covered Letters of Credit”) that have been cash collateralized in an amount of at least 105% of the face amount thereof or covered by a “back-to-back” letter of credit, in each case in a manner reasonably satisfactory to the Administrative Agent) remain outstanding, the Borrower agrees to pay to the Administrative Agent, for the benefit of each Revolving Credit Lender based on such Lender’s Revolving Credit Commitment, a utilization fee for each day Utilization is greater than 50%. The utilization fee for any day shall be an amount equal to 0.125% per annum times the sum of the actual outstanding principal balance of each Lender’s Revolving Credit Loans on such day and such Lender’s participating interest in the then outstanding Swing Line Loans and Letters of Credit. Such payments of fees provided for in this Section 2.13(b) shall be payable quarterly in arrears, such payments to be made not later than the third (3rd) Business Day of each April, July, October and January beginning on the third (3rd) Business Day of October 2005 to and on the later of (i) the Revolving Credit Termination Date (or such earlier date on which the Revolving Credit Revolving Credit Facility has terminated) and (ii) the date on which no Revolving Credit Loans, Swing Line Loans, Competitive Bid Loans or Letters of Credit (other than Covered Letters of Credit) remain outstanding. For the purposes hereof, “Utilization” means, for any day, a percentage equal to the actual aggregate principal amount of Loans (other than Term Loans) under this Agreement outstanding during each day, divided by the aggregate Revolving Credit Commitments as of the end of such day. If any Revolving Credit Loans, Swing Line Loans, Competitive Bid Loans or Letters of Credit remain outstanding after the Revolving Credit Commitments have been terminated, Utilization shall be determined based on the aggregate Revolving Credit Commitments immediately prior to such termination.

     (c) Agent Fees. The Borrower agrees to pay to the Administrative Agent, for the Administrative Agent’s individual account, an annual Administrative Agent’s fee to be payable in advance and annually thereafter on the anniversary of the Closing Date such amounts as agreed to by the Administrative Agent and the Borrower in writing.
     2.14 Deficiency Advances; Failure to Purchase Participations. No Lender shall be responsible for any default of any other Lender in respect of such other Lender’s obligation to make any Loan or Advance hereunder nor shall the Revolving Credit Commitment or Term Commitment of any Lender hereunder be increased as a result of such default of any other Lender. Without limiting the generality of the foregoing or the provisions of Section 2.15, in the event any Lender shall fail to advance funds to the Borrower as herein provided, the Administrative Agent may in its discretion, but shall not be obligated to, advance to the Borrower all or any portion of such amount or amounts (each, a “deficiency advance”) and shall thereafter be entitled to payments of principal of and interest on such deficiency advance in the same manner and at the same interest rate or rates to which such other Lender would have been entitled had it made such Advance; provided that, (i) such defaulting Lender shall not be entitled to receive payments of principal, interest or fees with respect to such deficiency advance until such deficiency advance (together with interest thereon as provided in clause (ii)) shall be paid by such Lender and (ii) upon payment to the Administrative Agent from such other Lender of the entire outstanding amount of each such deficiency advance, together with accrued and unpaid interest thereon, from the most recent date or dates interest was paid to the Administrative Agent by the Borrower on each Loan comprising the deficiency advance at the Federal Funds Rate, then such payment shall be credited in full payment of such deficiency advance and the Borrower shall be deemed to have borrowed the amount of such deficiency advance from such other Lender as of the most recent date or dates, as the case may be, upon which any payments of interest were made by the Borrower thereon.
     2.15 Intraday Funding. Without limiting the provisions of Section 2.14, unless the Borrower or any Lender has notified the Administrative Agent not later than 12:00 Noon of the Business Day before the date any payment (including in the case of Lenders any Advance) to be made by it is due, that it does not intend to remit such payment, the Administrative Agent may, in its discretion, assume that Borrower or each Lender, as the case may be, has timely remitted such payment in the manner required hereunder and may, in its discretion and in reliance thereon, make available such payment (or portion thereof) to the Person entitled thereto as otherwise provided herein. If such payment was not in fact remitted to the Administrative Agent in the manner required hereunder, then:
     (i) if Borrower failed to make such payment, each applicable Lender shall forthwith on demand repay to the Administrative Agent the amount of such assumed payment made available to such Lender, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent at the Federal Funds Rate; and
     (ii) if any Lender failed to make such payment, the Administrative Agent shall be entitled to recover such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent promptly shall notify the Borrower, and the Borrower shall promptly pay such corresponding amount to the Administrative Agent in immediately available funds upon receipt of such demand. The Administrative Agent also shall be entitled to recover interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, (A) from such Lender at a rate per annum equal to the daily Federal Funds Rate or (B) from the Borrower, at a rate per annum equal to the interest rate applicable to the Loan which includes such corresponding amount. Until the Administrative Agent shall recover such corresponding amount together with interest thereon, such corresponding amount shall constitute a deficiency advance within the meaning of Section 2.14. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.
     2.16 Use of Proceeds. The proceeds of the Loans made pursuant to the Revolving Credit Facility, the Competitive Bid Facility, the Swing Line and the Letters of Credit issued pursuant to the Letter of Credit Facility shall be used by the Borrower and its Subsidiaries to finance a portion of the Transaction and to repay indebtedness, finance acquisitions and for working capital, capital expenditures, share repurchases and other general corporate purposes of the Borrower and its Subsidiaries. The proceeds of the Term Loans shall be used to finance a portion of the Transaction and to pay related fees and expenses.
     2.17 Swing Line. (a) Notwithstanding any other provision of this Agreement to the contrary, in order to administer the Revolving Credit Facility in an efficient manner and to minimize the transfer of funds between the Administrative Agent and the Revolving Credit Lenders, JPMorgan Chase Bank, in its individual capacity and not as Administrative Agent, and subject to the provisions of Section 2.17(c), shall make available Swing Line Loans to the Borrower prior to the Revolving Credit Termination Date. JPMorgan Chase Bank shall not make any Swing Line Loan pursuant hereto (i) if to the actual knowledge of JPMorgan Chase Bank the Borrower is not in compliance with all the conditions to the making of Loans set forth in this Agreement, (ii) if after giving effect to such Swing Line Loan, the Swing Line Outstandings exceed $25,000,000, or (iii) if after giving effect to such Swing Line Loan, the principal amount of Outstanding Revolving Credit Obligations exceeds the Total Revolving Credit Commitment. Swing Line Loans shall be limited to Base Rate Loans unless JPMorgan Chase Bank and the Borrower shall agree otherwise. The Borrower may borrow, repay and reborrow under this Section 2.17. Unless notified to the contrary by JPMorgan Chase Bank, borrowings under the Swing Line shall be made in the minimum amount of $1,000,000 or, if greater, in amounts which are integral multiples of $100,000, or in the amount necessary to effect a Base Rate Refunding Loan, upon irrevocable telephonic notice, by an Authorized Representative of Borrower made to JPMorgan Chase Bank not later than 12:30 P.M. on the Business Day of the requested borrowing. The Borrower shall provide the Administrative Agent written confirmation of each such telephonic notice on the same day by telefacsimile transmission in the form of a Borrowing Notice. Each such Borrowing Notice shall specify the amount of the borrowing and the date of borrowing, and shall be in the form of Exhibit D-3, with appropriate insertions. Unless notified to the contrary by JPMorgan Chase Bank, each repayment of a Swing Line Loan shall be in an amount which is an integral multiple of $100,000 or the aggregate amount of all Swing Line Outstandings. If the Borrower instructs JPMorgan Chase Bank to debit any demand deposit account of the Borrower in the amount of any payment with respect to a Swing Line Loan, or JPMorgan Chase Bank otherwise receives repayment, after 2:00 P.M. on a Business Day, such payment shall be deemed received on the next Business Day.
     (b) Swing Line Loans shall bear interest at the Base Rate applicable to Revolving Credit Loans or at any rate otherwise mutually agreed upon by JPMorgan Chase Bank and the Borrower. The interest payable on Swing Line Loans is solely for the account of JPMorgan Chase Bank, and all accrued and unpaid interest on Swing Line Loans shall be payable on the dates and in the manner provided in Section 2.6 with respect to interest on Base Rate Loans.
     (c) Upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to have purchased from JPMorgan Chase Bank a Participation therein in an amount determined with reference to such Lender’s Revolving Percentage of such Swing Line Loan. Upon demand made by JPMorgan Chase Bank, each Revolving Credit Lender shall, according to its Revolving Percentage of such Swing Line Loan, promptly provide to JPMorgan Chase Bank its purchase price therefor in an amount equal to its Participation therein. Any Advance made by a Revolving Credit Lender pursuant to demand of JPMorgan Chase Bank of the purchase price of its Participation shall be deemed (i) provided that the conditions to making Revolving Credit Loans shall be satisfied, a Base Rate Refunding Loan under Section 2.4 until the Borrower converts such Base Rate Loan in accordance with the terms of Section 2.12, and (ii) in all other cases, the funding by each Revolving Credit Lender of the purchase price of its Participation in such Swing Line Loan. The obligation of each Revolving Credit Lender to so provide its purchase price to JPMorgan Chase Bank shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Simultaneously with the making of each such payment by a Revolving Credit Lender to JPMorgan Chase Bank to fund such Lender’s purchase price of a Participation in such Swing Line Loan pursuant to clause (ii) of this paragraph, such Lender shall, automatically and without any further action on the part of JPMorgan Chase Bank or such Lender, have the right to enforce its Participation in an amount equal to such payment (excluding the portion thereof constituting interest accrued prior to the date the Revolving Credit Lender made its payment) in the related rights of JPMorgan Chase Bank with respect to obligations of the Borrower as to such Swing Line Loan.
     The Borrower, at its option and subject to the terms hereof, may request an Advance pursuant to Section 2.4 in an amount sufficient to repay Swing Line Outstandings on any date and the Administrative Agent shall provide from the proceeds of such Advance to JPMorgan Chase Bank the amount necessary to repay such Swing Line Outstandings (which JPMorgan Chase Bank shall then apply to such repayment) and credit any balance of the Advance in immediately available funds in the manner directed by the Borrower pursuant to Section 2.4(c)(iii). The proceeds of such Advances shall be paid to JPMorgan Chase Bank for application to the Swing Line Outstandings and the Revolving Credit Lenders shall then be deemed to have made Revolving Credit Loans in the amount of such Advances. The Swing Line shall continue in effect until the Revolving Credit Termination Date, at which time all Swing Line Outstandings and accrued interest thereon shall be due and payable in full. Notwithstanding the foregoing, the Swing Line Outstandings shall be immediately due and payable at any time upon notice by JPMorgan Chase Bank or the Administrative Agent to the Borrower. In the event the Revolving Credit Lenders have funded Participations in any Swing Line Loan, then at the time payment (in fully collected, immediately available funds) of any principal amount of, or interest on, such Swing Line Loan, in whole or in part, is received by JPMorgan Chase Bank or the Administrative Agent, JPMorgan Chase Bank or the Administrative Agent (as applicable) shall promptly pay to each Revolving Credit Lender an amount equal to its Revolving Percentage of such payment from the Borrower.
     2.18 Increased Amounts. (a) The Borrower shall have the right from time to time, without the consent of the Lenders, subject to the terms of this Section 2.18 and provided that the Borrower has obtained any required consents of third parties, to effectuate during the period commencing on the Closing Date and ending on the date of any voluntary reduction of the Total Revolving Credit Commitment, an increase in the Total Revolving Credit Commitment under this Agreement by adding to this Agreement one or more Persons acceptable to the Borrower and reasonably acceptable to the Administrative Agent, who shall, upon completion of the requirements of this Section 2.18, constitute a “Revolving Credit Lender” or “Revolving Credit Lenders” hereunder (each an “Added Lender”), or by allowing one or more Revolving Credit Lenders in their sole discretion to increase their respective Revolving Credit Commitments hereunder (each an “Increasing Lender”), so that such increased Revolving Credit Commitments shall equal the aggregate increase in the Total Revolving Credit Commitment effectuated pursuant to this Section 2.18; provided that (i) the aggregate addition of or increase in the Revolving Credit Commitment of any Lender to be effected under this Section 2.18 (collectively, the “Added Commitments”) shall be in an amount not less than $5,000,000, and, if greater than $5,000,000, an integral multiple of $1,000,000, (ii) no increase in or added Revolving Credit Commitments pursuant to this Section 2.18 shall result in the sum of the Total Revolving Credit Commitment hereunder exceeding $800,000,000, (iii) no Lender’s Revolving Credit Commitment shall be increased under this Section 2.18 without the consent of such Lender, and (iv) there shall not exist any Default or Event of Default immediately prior to and immediately after giving effect to any such Added Commitment. The Borrower shall deliver or pay, as applicable, to the Administrative Agent not later than five (5) Business Days prior to any such increase in the Total Revolving Credit Commitment each of the following items with respect to each Added Lender and Increasing Lender:
     (i) a written notice of Borrower’s intention to increase the Total Revolving Credit Commitment pursuant to this Section 2.18, which shall specify each Added Lender and Increasing Lender, the proposed effective date for the increase in Revolving Credit Commitments, the amounts of the Added Commitments of each such Lender that will result (which amounts shall be subject to confirmation by the Administrative Agent), and such other information as is reasonably requested by the Administrative Agent;
     (ii) documents in the form of Exhibit K or Exhibit L, as may be required by the Administrative Agent, executed and delivered by each Added Lender and each Increasing Lender, pursuant to which it becomes a party hereto or increases its Revolving Credit Commitment; and
     (iii) a non-refundable processing fee of $3,500 with respect to each Added Lender or Increasing Lender for the sole account of the Administrative Agent.

     (b) Upon receipt of any notice referred to in clause (a)(i) above, the Administrative Agent shall promptly notify each Lender thereof and shall distribute an amended Exhibit A (which shall be deemed effective as of the Increased Commitment Date referred to below and thereupon incorporated into this Agreement) to reflect any changes therein resulting from such increase. Upon execution and delivery of the documents and the payment of the fee as described above, and upon delivery to the Administrative Agent by each Added Lender and Increasing Lender for further delivery to the Borrower or other Revolving Credit Lenders (as applicable) of immediately available, freely transferable funds in an amount equal to, for each Added Lender, such Added Lender’s Revolving Percentage (after giving effect to all Added Commitments) of Revolving Credit Outstandings and funded Participations and, for each Increasing Lender, the product of the increase in such Increasing Lender’s Revolving Percentage (after giving effect to all Added Commitments) multiplied by the sum of Revolving Credit Outstandings and funded Participations, as applicable (the “Increased Commitment Date”), (x) each such Added Lender shall constitute a “Revolving Credit Lender” for all purposes under this Agreement and related documents without any acknowledgment by or the consent of the other Lenders, with a Revolving Credit Commitment as specified in such documents and revised Exhibit A, (y) each such Increasing Lender’s Revolving Credit Commitment shall increase as specified in such documents and revised Exhibit A, and each other Lender’s Revolving Percentage shall be adjusted to reflect the Added Commitments and shall be specified in such revised Exhibit A, as the case may be. As of the Increased Commitment Date, (i) the respective Revolving Percentages of the Lenders shall be deemed modified as appropriate to correspond to such Added Commitments, and (ii) on the Increased Commitment Date, to the extent necessary to keep all outstanding Revolving Credit Loans and funded Participations ratable among all Revolving Credit Lenders in accordance with any revised Revolving Percentages arising from any Added Commitments under this Section 2.18, all Interest Periods then outstanding shall be deemed to be terminated without further action or consent of the Borrower and the Borrower shall pay any additional amounts required pursuant to Section 4.5 in connection therewith). In addition, if there are at such time outstanding any Revolving Credit Outstandings and funded Participations, each Revolving Credit Lender whose Revolving Percentage has been decreased as a result of the increase in the Total Revolving Credit Commitment shall be deemed to have assigned, without recourse, to each Added Lender and Increasing Lender such portion of such Lender’s Revolving Credit Outstandings or funded Participations as shall be necessary to effectuate such adjustment in Revolving Percentages. Each Increasing Lender and Added Lender (i) shall be deemed to have assumed such portion of such Revolving Credit Outstandings and funded Participations and (ii) shall fund to each other Revolving Credit Lender on the Increased Commitment Date the amount of Revolving Credit Outstandings and funded Participations assigned to it by such Lender. The Borrower agrees to pay to the Revolving Credit Lenders on demand any and all amounts required pursuant to Section 4.5 resulting from any such assignment of Revolving Credit Outstandings.
     (c) This Section 2.18 shall supersede any provisions in Section 11.1 and 11.6 to the contrary.

ARTICLE III
Letters of Credit
     3.1 Letters of Credit. The Issuing Banks agree, subject to the terms and conditions of this Agreement, upon request of the Borrower, to issue from time to time for the account of the Borrower Letters of Credit upon delivery to the applicable Issuing Bank of an Application and Agreement for Letter of Credit relating thereto in form and content acceptable to such Issuing Bank; provided, that (i) no Issuing Bank shall issue (or renew) any Letter of Credit if it has been notified by the Administrative Agent or has actual knowledge that a Default or Event of Default has occurred and is continuing, (ii) the Outstanding Letters of Credit shall not exceed the Total Letter of Credit Commitment and (iii) no Letter of Credit shall be issued (or renewed) if, after giving effect thereto, Outstanding Letters of Credit plus Revolving Credit Outstandings plus Swing Line Outstandings plus outstanding Competitive Bid Loans shall exceed the Total Revolving Credit Commitment. No Letter of Credit shall have an expiry date (including all rights of the Borrower or any beneficiary named in such Letter of Credit to require renewal, but not any renewal options that are subject to the approval of the Issuing Bank) or payment date occurring later than the earlier to occur of one year after the date of its issuance or the fifth Business Day prior to the Revolving Credit Termination Date. Each request by the Borrower for the issuance or renewal of a Letter of Credit, whether pursuant to an Application and Agreement for Letter of Credit or otherwise, shall constitute its certification that the conditions specified in Section 5.2 with respect to such issuance or renewal have been satisfied. At any one time during the term of this Agreement, not more than four (4) different Revolving Credit Lenders (including any Existing Issuing Banks) shall be allowed to act as an Issuing Bank.
     3.2 Reimbursement and Participations.
     (a) The Borrower hereby unconditionally agrees to pay to the applicable Issuing Bank immediately on demand at its Applicable Lending Office all amounts required to pay all drafts drawn under any Letters of Credit and all reasonable expenses incurred by an Issuing Bank in connection with the Letters of Credit, and in any event and without demand to place in possession of the applicable Issuing Bank (which shall include Advances under the Revolving Credit Facility if permitted by Section 2.4 and Swing Line Loans if permitted by Section 2.17) sufficient funds to pay all debts and liabilities arising under any Letter of Credit. The Borrower’s obligations to pay an Issuing Bank under this Section 3.2, and such Issuing Bank’s right to receive the same, shall be absolute and unconditional and shall not be affected by any circumstance whatsoever. Each Issuing Bank agrees to give the Borrower prompt notice of any request for a draw under a Letter of Credit, but failure to provide such notice shall not affect the parties’ Obligations with respect thereto. Each Issuing Bank may charge any account the Borrower may have with it for any and all amounts such Issuing Bank pays under a Letter of Credit, plus reasonable charges and reasonable expenses as from time to time agreed to by such Issuing Bank and the Borrower; provided that to the extent permitted by Section 2.4(c)(iv) and Section 2.17, such amounts shall be paid pursuant to Advances under the Revolving Credit Facility or, if the Borrower shall elect, by Swing Line Loans. The Borrower agrees that an Issuing Bank may, in its sole discretion, accept or pay, as complying with the terms of any Letter of Credit, any drafts or other documents otherwise in order which may be signed or issued by an administrator, executor, trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver, attorney in fact or other legal representative of a party who is authorized under such Letter of Credit to draw or issue any drafts or other documents. The Borrower agrees to pay an Issuing Bank interest on any Reimbursement Obligations not paid when due hereunder at the Default Rate.
     (b) In accordance with the provisions of Section 2.4(c), each Issuing Bank shall notify the Administrative Agent (and shall also notify the Borrower) of any drawing under any Letter of Credit as promptly as practicable following the receipt by the Issuing Bank of such drawing, but failure to provide such notice shall not affect the parties’ Obligations with respect thereto.
     (c) Each Revolving Credit Lender (other than the applicable Issuing Bank) shall automatically acquire on the date of issuance thereof, a Participation in the liability of such Issuing Bank in respect of each Letter of Credit in an amount equal to such Lender’s Revolving Percentage of such liability, and to the extent that the Borrower is obligated to pay such Issuing Bank under Section 3.2(a), each Revolving Credit Lender (other than the Issuing Bank) thereby shall absolutely, unconditionally and irrevocably assume, and shall be unconditionally obligated to pay to such Issuing Bank, its Revolving Percentage of the liability of such Issuing Bank under such Letter of Credit in the manner and with the effect provided in Section 2.4(c)(iv). With respect to drawings under any of the Letters of Credit, each Revolving Credit Lender, upon receipt from the Administrative Agent of notice of a drawing in the manner described in Section 2.4(c)(iv), shall promptly pay to the Administrative Agent for the account of the applicable Issuing Bank, prior to the applicable time set forth in Section 2.4(c)(iv), its Revolving Percentage of such drawing. Simultaneously with the making of each such payment by a Revolving Credit Lender to an Issuing Bank, such Lender shall, automatically and without any further action on the part of such Issuing Bank or such Lender, acquire a Participation in an amount equal to such payment (excluding the portion thereof constituting interest accrued prior to the date such Lender made its payment) in the related Reimbursement Obligation of the Borrower. The Reimbursement Obligations of the Borrower shall be immediately due and payable upon notice to the Borrower, whether in Advances made in accordance with Section 2.4(c)(iv) or otherwise. Each Revolving Credit Lender’s obligation to make payment to the Administrative Agent for the account of an Issuing Bank pursuant to Section 2.4(c)(iv) and this Section 3.2(c), and the right of such Issuing Bank to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and shall be made without any offset, abatement, withholding or reduction whatsoever. In the event the Revolving Credit Lenders have purchased Participations in any Reimbursement Obligation as set forth above, then at any time payment (in fully collected, immediately available funds) of such Reimbursement Obligation, in whole or in part, is received by the applicable Issuing Bank or the Administrative Agent from the Borrower, such Issuing Bank or Administrative Agent shall promptly pay to each Revolving Credit Lender an amount equal to its Revolving Percentage of such payment from the Borrower. If any Revolving Credit Lender is obligated to pay but does not pay amounts to the Administrative Agent for the account of an Issuing Bank in full upon such request as required by this Section 3.2(c), such Lender shall, on demand, pay to the Administrative Agent for the account of such Issuing Bank interest on the unpaid amount for each day during the period commencing on the date of notice given to such Lender pursuant to Section 2.4(c) until such Lender pays such amount to the Administrative Agent for the account of such Issuing Bank in full at the Federal Funds Rate.

     (d) As soon as practical following the issuance of a Letter of Credit, the applicable Issuing Bank shall notify the Administrative Agent, and the Administrative Agent shall notify each Revolving Credit Lender, of the date of issuance of such Letter of Credit, the stated amount and the expiry date of such Letter of Credit. Promptly following the end of each calendar quarter, each Issuing Bank shall deliver to the Administrative Agent a notice describing the aggregate undrawn amount of all Letters of Credit at the end of such quarter. Upon the request of any Revolving Credit Lender from time to time, each Issuing Bank shall deliver to the Administrative Agent, and the Administrative Agent shall deliver to such Lender, any other information reasonably requested by such Lender with respect to each Outstanding Letter of Credit.
     (e) Each issuance by an Issuing Bank of a Letter of Credit shall, in addition to the conditions precedent set forth in Article V, be subject to the conditions that (x) such Letter of Credit be in such form and contain such terms as shall be reasonably satisfactory to the Issuing Bank consistent with the then current practices and procedures of such Issuing Bank with respect to similar letters of credit, (y) the issuance of such Letter of Credit shall not violate any written policy of the Issuing Bank, and (z) the Borrower shall have executed and delivered such other instruments and agreements relating to such Letters of Credit as the Issuing Bank shall have reasonably requested consistent with such practices and procedures. Except as otherwise provided therein, all Letters of Credit shall be governed by the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
     (f) Without limiting the generality of the provisions of Section 11.9, the Borrower hereby agrees to indemnify and hold harmless each Issuing Bank, each other Revolving Credit Lender and the Administrative Agent from and against any and all claims and damages, losses, liabilities, and reasonable costs and expenses which such Issuing Bank, such other Revolving Credit Lender or the Administrative Agent may incur (or which may be claimed against such Issuing Bank, such other Revolving Credit Lender or the Administrative Agent) by any Person by reason of or in connection with the issuance or transfer of or payment or failure to pay under any Letter of Credit; provided that the Borrower shall not be required to indemnify an Issuing Bank, any other Revolving Credit Lender or the Administrative Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, (i) caused by the willful misconduct or gross negligence of the party to be indemnified or (ii) caused by the failure of an Issuing Bank to pay under any Letter of Credit after the presentation to it of a request for payment strictly complying with the terms and conditions of such Letter of Credit, unless such payment is prohibited by any law, regulation, court order or decree or failure to pay is permitted under the terms of the Applicable Letter of Credit. The indemnification and hold harmless provisions of this Section 3.2(f) shall survive repayment of the Obligations, occurrence of the Revolving Credit Termination Date, the Facility Termination Date and expiration or termination of this Agreement.
     (g) Without limiting the provisions of Section 3.2(f), the obligation of the Borrower to immediately reimburse an Issuing Bank for drawings made under Letters of Credit and each Issuing Bank’s right to receive such payment shall be absolute, unconditional and irrevocable, and such obligations of the Borrower shall be performed strictly in accordance with the terms of this Agreement and such Letters of Credit and the related Application and

Agreement for any Letter of Credit, under all circumstances whatsoever, including the following circumstances:
     (i) any lack of validity or enforceability of the Letter of Credit, the obligation supported by the Letter of Credit or any other agreement or instrument relating thereto (collectively, the “Related LC Documents”);
     (ii) any amendment or waiver of or any consent to or departure from all or any of the Related LC Documents;
     (iii) the existence of any claim, setoff, defense (other than the defense of payment in accordance with the terms of this Agreement) or other rights which the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), the Administrative Agent, the Lenders or any other Person, whether in connection with the Loan Documents, the Related LC Documents or any unrelated transaction;
     (iv) any breach of contract or other dispute between the Borrower and any beneficiary or any transferee of a Letter of Credit (or any persons or entities for whom such beneficiary or any such transferee may be acting), the Administrative Agent, the Lenders or any other Person;
     (v) any draft, statement or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever so long as any such document appeared to comply with the terms of the Letter of Credit;
     (vi) any delay, extension of time, renewal, compromise or other indulgence or modification granted or agreed to by the Administrative Agent, with or without notice to or approval by the Borrower in respect of any of Borrower’s Obligations; or
     (vii) any other circumstance or happening whatsoever where the applicable Issuing Bank has acted in good faith, whether or not similar to any of the foregoing;
provided, however, that nothing contained herein shall be deemed to release an Issuing Bank or any other Lender of any liability for actual loss arising as a result of its gross negligence or willful misconduct or out of the wrongful dishonor by an Issuing Bank of a proper demand for payment made under and strictly complying with the terms of any Letter of Credit.
     3.3 Governmental Action. No Issuing Bank shall be under any obligation to issue any Letter of Credit if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing

Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Letter of Credit any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it, unless the Borrower agrees to compensate the Issuing Bank for such restriction, reserve, capital requirement, loss, cost or expense on terms satisfactory to the Issuing Bank.
     3.4 Letter of Credit Fee. The Borrower agrees to pay (i) to the Administrative Agent, for the pro rata benefit of the Revolving Credit Lenders based on their Revolving Percentages, a fee on the aggregate amount available to be drawn on each Outstanding Letter of Credit at a rate equal to the Applicable Eurodollar Margin with respect to the Revolving Credit Facility as in effect from time to time, and (ii) to the applicable Issuing Bank, as issuer of each Letter of Credit, an issuance fee in such amount as may be agreed by such Issuing Bank and the Borrower from time to time. Such payments of fees provided for in this Section 3.4 shall be due with respect to each Letter of Credit quarterly in arrears, such payment to be made not later than the third (3rd) Business Day of each April, July, October and January, commencing on the first such date following the issuance of a Letter of Credit under this Agreement. Such fees shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.
     3.5 Administrative Fees. The Borrower shall pay to any Issuing Bank such standard administrative fee and other standard fees, if any, in connection with the Letters of Credit in such amounts and at such times as such Issuing Bank and the Borrower shall agree from time to time.
ARTICLE IV
Change in Circumstances
     4.1 Increased Cost and Reduced Return.
     (a) If, after the date hereof with respect to each Revolving Credit Lender, and, after the First Amendment Effective Date, with respect to each Term Lender, the adoption of any applicable law, rule, or regulation, or any change in any applicable law, rule, or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such governmental authority, central bank, or comparable agency:
     (i) shall subject such Lender (or its Applicable Lending Office) to any increase in the cost (other than Taxes and Other Taxes as to which Section 4.6 shall govern, and other than the Reserve Requirement utilized in the determination of the Eurodollar Rate or Eurodollar Competitive Rate) of making or maintaining any Eurodollar Loans, any Competitive Bid Loans bearing interest at a Eurodollar Competitive Rate or its obligation to make Eurodollar Loans or Competitive Bid Loans at the Eurodollar Competitive Rate, or change the basis of taxation of any amounts payable to such Lender (or its Applicable Lending Office) under this Agreement in respect of any Eurodollar Rate Loans or Competitive Bid Loans at the Eurodollar Competitive Rate (other than taxes imposed on the income, assets, receipts or branch profits of such Lender, franchise taxes, or taxes described in Sections 4.6(iii)-(v) by the jurisdiction in which such Lender has its principal office or such Applicable Lending Office);
     (ii) shall impose, modify, or deem applicable any reserve, special deposit, assessment or similar requirement (other than the Reserve Requirement utilized in the determination of the Eurodollar Rate or Eurodollar Competitive Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Lender (or its Applicable Lending Office), including the Revolving Credit Commitment of such Lender hereunder; or
     (iii) shall impose on such Lender (or its Applicable Lending Office) or on the London interbank market any other condition affecting this Agreement or any of such extensions of credit or liabilities or commitments;
and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making, Converting into, Continuing, or maintaining any Loans or to reduce any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement in each case with respect to any Eurodollar Rate Loans or any Competitive Bid Loans bearing interest at a Eurodollar Competitive Rate, then, within five (5) Business Days of the Borrower’s receipt of a request certifying in reasonable detail calculations of such amount and the basis therefor, the Borrower shall pay to such Lender such amount or amounts as will compensate such Lender for such increased cost or reduction, provided, that no Lender shall be entitled to claim any such amount or amounts for such increased cost or reduction incurred more than six months prior to the delivery of such request and, with respect to each Term Lender, prior to the First Amendment Effective Date. If any Lender requests compensation by the Borrower under this Section 4.1(a), the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or Continue Loans of the Type with respect to which such compensation is requested, or to Convert Loans of any other Type into Loans of such Type, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 4.4 shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.
     (b) If, after the date hereof with respect to each Revolving Credit Lender, and, after the First Amendment Effective Date, with respect to each Term Lender, any Lender shall have determined that the adoption of any applicable law, rule, or regulation regarding capital adequacy or any change therein or in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or any request or directive made or issued after the date hereof with respect to each Revolving Credit Lender, and, after the First Amendment Effective Date, with respect to each Term Lender, regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change, request, or directive (taking into consideration its policies with respect to capital adequacy), then, within five (5) Business Days of the Borrower’s receipt of a request certifying in reasonable detail calculations of such amount and the basis therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction, provided, that no Lender shall be entitled to claim any such amount or amounts for such increased cost incurred more than six months prior to the delivery of such request and, with respect to each Term Lender, prior to the First Amendment Effective Date.
     (c) Each Lender shall promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 4.1 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to it. Any Lender claiming compensation under this Section 4.1 shall furnish to the Borrower and the Administrative Agent a statement setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.
     (d) The provisions of this Section 4.1 shall continue in effect notwithstanding the Facility Termination Date.
     4.2 Limitation on Types of Loans. If on or prior to the first day of any Interest Period for any Eurodollar Rate Loan or Competitive Bid Loan bearing interest at a Eurodollar Competitive Rate:
     (a) the Administrative Agent reasonably determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate or Eurodollar Competitive Rate, as the case may be, for such Interest Period; or
     (b) the Required Lenders determine in good faith (which determination shall be conclusive) and notify the Administrative Agent that the Eurodollar Rate or Eurodollar Competitive Rate, as the case may be, will not adequately and fairly reflect the cost to the Lenders of funding Eurodollar Rate Loans or Competitive Bid Loan bearing interest at a Eurodollar Competitive Rate for such Interest Period;
then the Administrative Agent shall give the Borrower prompt notice thereof specifying the relevant Type of Loans and the relevant amounts or periods, and so long as such condition remains in effect, the Lenders shall be under no obligation to make additional Loans of such Type, Continue Loans of such Type, or to Convert Loans of any other Type into Loans of such Type and the Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Loans of the affected Type, either prepay such Loans or Convert such Loans into another Type of Loan in accordance with the terms of this Agreement.
     4.3 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to make, maintain, or fund Eurodollar Rate Loans or Competitive Bid Loans bearing interest at the Eurodollar

Competitive Rate hereunder, then such Lender shall promptly notify the Borrower thereof and such Lender’s obligation to make or Continue Eurodollar Rate Loans or Competitive Bid Loans bearing interest at the Eurodollar Competitive Rate and to Convert other Types of Loans into Eurodollar Rate Loans or Competitive Bid Loans bearing interest at the Eurodollar Competitive Rate shall be suspended until such time as such Lender may again make, maintain, and fund Eurodollar Rate Loans (in which case the provisions of Section 4.4 shall be applicable).
     4.4 Treatment of Affected Loans. If the obligation of any Lender to make a Eurodollar Rate Loan or a Competitive Bid Loan bearing interest at a Eurodollar Competitive Rate or to Continue, or to Convert Loans of any other Type into, Loans of a particular Type shall be suspended pursuant to Section 4.1 or 4.3 hereof (Loans of such Type being herein called “Affected Loans” and such Type being herein called the “Affected Type”), such Lender’s Affected Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for Affected Loans (or, in the case of a Conversion required by Section 4.3 hereof, on such earlier date as such Lender may specify to the Borrower with a copy to the Administrative Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 4.1 or 4.3 hereof that gave rise to such Conversion no longer exist:
     (a) to the extent that such Lender’s Affected Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its Base Rate Loans; and
     (b) all Loans that would otherwise be made or Continued by such Lender as Loans of the Affected Type shall be made or Continued instead as Base Rate Loans, and all Loans of such Lender that would otherwise be Converted into Loans of the Affected Type shall be Converted instead into (or shall remain as) Base Rate Loans.
If such Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 4.1 or 4.3 hereof that gave rise to the Conversion of such Lender’s Affected Loans pursuant to this Section 4.4 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Loans of the Affected Type made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Loans of the Affected Type, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Loans of the Affected Type and by such Lender are held pro rata (as to principal amounts, Types, and Interest Periods) in accordance with their respective Revolving Credit Commitments or Term Commitments, as applicable.
     4.5 Compensation. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
          (a) any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan or Competitive Bid Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

     (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan notwithstanding satisfaction of all conditions precedent thereto) to prepay, borrow, Continue (including by reason of any prepayment) or Convert any Eurodollar Rate Loan on the date or in the amount notified by the Borrower;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
     For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 4.5, each Lender shall be deemed to have funded each Eurodollar Rate Loan or Competitive Bid Loan made by it at the Interbank Offered Rate used in determining the Eurodollar Rate or Eurodollar Competitive Rate for such Loan by a matching deposit or other borrowing in the applicable offshore Dollar interbank market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
     The provisions of this Section 4.5 shall continue in effect notwithstanding the Facility Termination Date.
     4.6 Taxes. (a) Subject to Sections 4.6(d) and 4.6(e), any and all payments by the Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, (i) taxes imposed on its assets, income, receipts or branch profits, (ii) franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender (or its Applicable Lending Office) or the Administrative Agent (as the case may be) is organized or any political subdivision thereof, (iii) any taxes (other than withholding taxes) that would not be imposed but for a connection between a Lender or the Administrative Agent and the jurisdiction imposing such taxes (other than a connection arising solely by virtue of the activities of such Lender or the Administrative Agent pursuant to or in respect of this Agreement or any other Loan Document), (iv) any withholding taxes payable with respect to payments hereunder or under any other Loan Document under laws (including, without limitation, any statute, treaty, ruling, determination or regulation) in effect, with respect to any Lender or the Administrative Agent, on the date such Lender or Administrative Agent became a Lender or the Administrative Agent (as applicable), and (v) any taxes arising after the Closing Date solely as a result of or attributable to Lender changing its designated lending office after the date such Lender becomes a party hereto (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable under this Agreement or any other Loan Document to any Lender or the Administrative Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.6) such Lender or the Administrative Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 11.2, the original or a certified copy of a receipt or other reasonably acceptable documentation evidencing payment thereof.
     (b) In addition, the Borrower agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under this Agreement or any other Loan Document or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).
     (c) The Borrower agrees to indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 4.6) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto.
     (d) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender shall provide the Borrower and the Administrative Agent two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Person and entitling it to an exemption from, or (in the case of a Lender consented to by the Borrower) reduction of, United States backup withholding tax and exemption from, or (in the case of a Lender consented to by the Borrower) reduction of, other withholding tax on all payments to be made to such Person by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Person by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower and the Administrative Agent that such Person is entitled to an exemption from, or (in the case of a Lender consented to by the Borrower) reduction of, U.S. withholding tax. Thereafter and from time to time, each such Person shall (a) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Person by the Borrower pursuant to this Agreement, (b) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (c) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its lending office) to avoid any requirement of applicable laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Person. If such Person fails to deliver the above forms or other documentation, then the Administrative Agent may withhold from any interest payment to such Person an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction. If any Governmental Authority asserts that the Administrative Agent or the Borrower did not properly withhold any tax or other amount from payments made in respect of such Person, such Person shall indemnify the Administrative Agent or the Borrower therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent or the Borrower under this Section, and costs and expenses (including the reasonable fees and expenses of counsel (including the allocated cost of internal counsel)) of the Administrative Agent or the Borrower. The obligation of the Lenders under this Section shall survive the resignation or replacement of the Administrative Agent and shall continue in effect notwithstanding the Facility Termination Date.
     (e) For any period with respect to which a Lender has failed to provide the Borrower and the Administrative Agent with the appropriate form pursuant to Section 4.6(d) (unless such failure is due to an inability or restriction caused by a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 4.6(a) or 4.6(b) with respect to Taxes imposed by the United States; provided, however, that should a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.
     (f) If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 4.6, then such Lender will agree to use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the reasonable judgment of such Lender, is not otherwise disadvantageous to such Lender.
     (g) Within thirty (30) days after the date of any payment of Taxes, the Borrower shall furnish to the Administrative Agent the original or certified copy of a receipt or other reasonably acceptable documentation evidencing such payment.
     (h) The provisions of this Section 4.6 shall continue in effect notwithstanding the Facility Termination Date.
     4.7 Replacement Lenders. The Borrower may, in its sole discretion, on ten (10) Business Days’ prior written notice to the Administrative Agent and a Lender, cause a Lender that is or may become entitled to receive any indemnification payment, additional amount or other compensation under this Article IV or that fails to make Loans for the reasons provided in this Article IV to (and such Lender shall) assign pursuant to Section 11.1 hereof, all of its rights and obligations under this Agreement to another Lender, an Affiliate of another Lender or a Person reasonably acceptable to the Administrative Agent and designated by the Borrower which is willing to become a Lender for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender, together with any accrued but unpaid interest on such Loans, any accrued but unpaid fees with respect to such Lender’s Revolving Credit Commitment and any other amounts payable to such Lender under this Agreement; provided, that any expenses or other amounts which would be owing to such Lender pursuant to any indemnification provision hereunder shall be payable by the Borrower to such Lender. The replacement Lender under this Section shall pay the applicable processing fee under Section 11.1.

ARTICLE V
Conditions to Making Loans and Issuing Letters of Credit
     5.1 Conditions of Initial Advance. The obligation of the Lenders to make the initial Advance under the Revolving Credit Facility, and of the Issuing Banks to issue Letters of Credit (if any) on the Closing Date, is subject to the conditions precedent that:
     (a) the Administrative Agent shall have received on the Closing Date, in form and substance satisfactory to the Administrative Agent and Lenders, the following:
     (i) executed originals of each of this Agreement, the initial Facility Guaranties and the other Loan Documents, together with all schedules and exhibits thereto;
     (ii) the favorable written opinion or opinions with respect to the Loan Documents and the transactions contemplated thereby of (A) in-house counsel to the Borrower and (B) Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Borrower and Guarantors, in each case dated the Closing Date, addressed to the Administrative Agent and the Lenders and satisfactory to the Administrative Agent, substantially in the form of Exhibits I-1 — I-2;
     (iii) resolutions of the boards of directors or other appropriate governing body (or of the appropriate committee thereof) of the Borrower and each Guarantor certified by its secretary or assistant secretary as of the Closing Date, approving and adopting the Loan Documents to be executed by such Person, and authorizing the execution and delivery thereof;
     (iv) specimen signatures of officers or other appropriate representatives executing the Loan Documents on behalf of the Borrower and each Guarantor, certified by the secretary or assistant secretary of such Borrower or Guarantor;
     (v) the Organizational Documents of the Borrower and each Guarantor certified as true and correct by its secretary or assistant secretary;
     (vi) Operating Documents of the Borrower and each Guarantor certified as of the Closing Date as true and correct by its secretary or assistant secretary;
     (vii) certificates issued as of a recent date by the Secretaries of State of the respective jurisdictions of formation of the Borrower and each Guarantor as to the due existence and good standing of such Person;
     (viii) notice of appointment of the initial Authorized Representative(s);
     (ix) certificate of an Authorized Representative dated the Closing Date demonstrating compliance with the financial covenants contained in Section 8.1 as of the end of the fiscal quarter most recently ended prior to the Closing Date for which financial statements have been delivered to the Lenders pursuant to Section 6.1(e) or Section 7.1, substantially in the form of Exhibit E;
     (x) an initial Borrowing Notice, if any, and, if elected by the Borrower, Interest Rate Selection Notice;
     (xi) evidence that all fees payable by the Borrower on the Closing Date to the Administrative Agent, J.P. Morgan Securities Inc. and the Lenders have been paid in full, including the fees and expenses of counsel for the Administrative Agent to the extent invoiced prior to or on the Closing Date (which may include amounts constituting reasonable estimates of such fees and expenses incurred or to be incurred in connection with the transaction; provided that no such estimate shall thereafter preclude the final settling of accounts as to such fees and expenses); and
     (xii) evidence of payment in full of all obligations arising under the Existing Loan Documents and termination thereof; and
     (b) In the good faith judgment of the Administrative Agent and the Lenders:
     (i) there shall not have occurred a material adverse change since December 31, 2004 in the business, assets, liabilities, operations, condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole;
     (ii) there shall not exist any action, suit, investigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that: (x) materially and adversely affects the Borrower or its Subsidiaries taken as a whole or (y) materially affects any transaction contemplated hereby or the ability of the Borrower and its Subsidiaries to perform their respective obligations under the Loan Documents; and
     (iii) the Borrower and Guarantors shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (A) any applicable law, rule, regulation, order or decree of any Governmental Authority or arbitral authority or (B) any agreement, document or instrument to which any of the Borrower and Guarantors is a party or by which any of them or their properties is bound.
     5.2 Conditions of Loans. The obligations of the Lenders to make any Loans, and of the Issuing Banks to issue Letters of Credit, hereunder on or subsequent to the Closing Date are subject to the satisfaction of the following conditions:
     (a) the Administrative Agent shall have received a Borrowing Notice if required by Article II;

     (b) the representations and warranties of the Borrower and Guarantors set forth in Article VI and in each of the other Loan Documents shall be true and correct in all material respects on and as of the date of such Advance or issuance of such Letters of Credit with the same effect as though such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date and except that the financial statements referred to in Section 6.1(e)(i) shall be deemed (solely for the purpose of the representation and warranty contained in such Section 6.1(e)(i) but not for the purpose of any cross reference to such Section 6.1(e)(i) or to the financial statements described therein contained in any other provision of Section 6.1(e) or elsewhere in Article VI) to be those financial statements most recently delivered to the Administrative Agent and the Lenders pursuant to Section 7.1;
     (c) in the case of the issuance of a Letter of Credit, the Borrower shall have executed and delivered to the applicable Issuing Bank an Application and Agreement for Letter of Credit in form and content acceptable to such applicable Issuing Bank together with such other instruments and documents as it shall request;
     (d) immediately after giving effect to a Swing Line Loan, the aggregate Swing Line Outstandings shall not exceed $25,000,000;
     (e) at the time of (and after giving effect to) each Advance, Swing Line Loan or issuance of each Letter of Credit, no Default or Event of Default shall have occurred and be continuing; and
     (f) immediately after giving effect to:
     (i) a Loan or Letter of Credit, the aggregate principal balance of all outstanding Loans (other than Term Loans) and Participations for each Lender shall not exceed, respectively, such Lender’s Revolving Credit Commitment or Letter of Credit Commitment; and
     (ii) a Loan or Letter of Credit, the Outstanding Revolving Credit Obligations shall not exceed the Total Revolving Credit Commitment.
     5.3 Supplements to Schedules. The Borrower may, from time to time, amend or supplement the Schedules, other than Schedules 1.1(a), 1.1(b) and 8.3 to this Agreement by delivering (effective upon receipt) to the Administrative Agent and each Lender a copy of such revised Schedule or Schedules which shall (i) be dated the date of delivery, (ii) be certified by an Authorized Representative as true, complete and correct as of such date and as delivered in replacement for the corresponding Schedule or Schedules previously in effect, and (iii) show in reasonable detail (by blacklining or other appropriate graphic means) the changes from each such corresponding predecessor Schedule. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, in the event that the Required Lenders determine based upon such revised Schedule (whether individually or in the aggregate or cumulatively) that there has been a material adverse change since the First Amendment Effective Date which could reasonably be expected to have a Material Adverse Effect, the Lenders shall have no further obligation to fund additional Advances hereunder.
ARTICLE VI
Representations and Warranties
     6.1 Representations and Warranties. The Borrower represents and warrants with respect to itself and to its Subsidiaries (which representations and warranties shall survive the delivery of the documents mentioned herein and the making of Loans and issuance of Letters of Credit), that:
     (a) Organization and Authority.
     (i) the Borrower and each Subsidiary is a corporation, limited liability company or partnership duly organized and validly existing under the laws of the jurisdiction of its incorporation or creation;
     (ii) the Borrower and each Subsidiary (x) has the requisite power and authority to own its properties and assets and to carry on its business as now being conducted and as contemplated in the Loan Documents, and (y) is qualified to do business in every jurisdiction in which failure so to qualify would have a Material Adverse Effect;
     (iii) the Borrower has the power and authority to execute, deliver and perform this Agreement, and to borrow hereunder, and to execute, deliver and perform each of the other Loan Documents to which it is a party;
     (iv) each Guarantor has the power and authority to execute, deliver and perform the Facility Guaranty and each of the other Loan Documents to which it is a party; and
     (v) when executed and delivered, each of the Loan Documents to which the Borrower or any Guarantor is a party will be the legal, valid and binding obligation or agreement of the Borrower or such Guarantor, as the case may be, enforceable against the Borrower or such Guarantor in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity which may limit the availability of equitable remedies (whether in a proceeding at law or in equity).
     (b) Loan Documents. The execution, delivery and performance by the Borrower and each Guarantor of each of the Loan Documents to which such Person is a party:

     (i) have been duly authorized by all Organizational Action of the Borrower or such Guarantor, as the case may be, required for the lawful execution, delivery and performance thereof;
     (ii) do not violate any provisions of (1) any applicable law, rule or regulation, (2) any judgment, writ, order, determination, decree or arbitral award of any Governmental Authority or arbitral authority binding on the Borrower or such Guarantor or its properties, or (3) the Organizational Documents or Operating Documents of the Borrower or such Guarantor;
     (iii) do not and will not be in conflict with, result in a breach of or constitute an event of default, or an event which, with notice or lapse of time, or both, would constitute an event of default, under any material indenture, agreement or other instrument to which the Borrower is a party, or by which the properties or assets of the Borrower is bound; and
     (iv) do not and will not result in the creation or imposition of any Lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Borrower.
     (c) Subsidiaries and Stockholders. As of the First Amendment Effective Date, the Borrower has no Subsidiaries other than those Persons listed as Subsidiaries on Schedule 6.1(c)) hereto; Schedule 6.1(c) to this Agreement states as of the First Amendment Effective Date the capitalization of each Subsidiary listed thereon, the number of shares or other equity interests of each class of capital stock or interest issued and outstanding of each such Subsidiary and the number and/or percentage of outstanding shares or other equity interest (including options, warrants and other rights to acquire any interest) of each such class of capital stock or equity interest owned by the Borrower or by any such Subsidiary, whether such Subsidiary is an Eligible Special Purpose Entity or a Subsidiary engaged solely in the insurance business or otherwise; as of the First Amendment Effective Date, the outstanding shares or other equity interests of each such Subsidiary which is a corporation have been duly authorized and validly issued and are fully paid and nonassessable; and, as of the First Amendment Effective Date, the Borrower and each such Subsidiary owns beneficially and of record all the shares and other interests it is listed as owning in Schedule 6.1(c), free and clear of any Lien other than the Liens permitted under Section 8.3.
     (d) Ownership Interests. As of the First Amendment Effective Date, the Borrower owns no interest in any Person having an aggregate book value of $1,000,000 or more other than the Persons listed in Schedule 6.1(c) hereto.
     (e) Financial Condition. (i) The Borrower has prior to the First Amendment Effective Date furnished to each Lender an audited consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2005 and the notes thereto and the related consolidated statements of operations, cash flows, and changes in stockholders’ equity and the notes thereto for the Fiscal Year then ended as examined and certified by KPMG LLP. Except as set forth therein (including, in the case of such audited balance sheet, the notes thereto), such financial statements (including, in the case of such audited balance sheet, the notes thereto) present fairly the financial condition of the Borrower and its Subsidiaries as of the end of such Fiscal Year and such interim period and results of their operations and the changes in their stockholders’ equity for the Fiscal Year and interim period then ended, all in conformity with GAAP applied on a Consistent Basis (except for, with respect to interim financial statements, normal year-end adjustments); and
     (ii) since the later of (i) December 31, 2005 or (ii) the date of the audited financial statements most recently delivered pursuant to Section 7.1(a) hereof, there has been no material adverse change in the condition, financial or otherwise, of the Borrower and its Subsidiaries or in the businesses, properties and operations of the Borrower and its Subsidiaries, considered as a whole.
     (f) Taxes. The Borrower and its Subsidiaries have filed or caused to be filed all federal, state, local and foreign tax returns which are required to be filed by them and except for taxes and assessments being contested in good faith and against which reserves satisfactory to the Borrower’s independent certified public accountants have been established, and have paid or caused to be paid all taxes as shown on said returns or on any assessment received by them, to the extent that such taxes have become due except, with respect to any of the foregoing, where any failure to do so could not reasonably be expected to have a Material Adverse Effect.
     (g) Litigation. Except as set forth in Schedule 6.1(g) attached hereto, there is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or agency or arbitral body pending, or, to the knowledge of the Borrower, threatened by or against the Borrower or any Subsidiary or affecting the Borrower or any Subsidiary or any properties or rights of the Borrower or any Subsidiary, which could reasonably be expected to have a Material Adverse Effect.
     (h) Margin Stock. No part of the proceeds of any Loan will be used in violation of Regulation U, as amended (12 C.F.R. Part 221), of the Board; and the Borrower and each of the Subsidiaries will comply with Regulation U at all times. The proceeds of the borrowings made pursuant to Article II hereof will be used by the Borrower and its Subsidiaries only for the purposes set forth in Section 2.16 hereof.
     (i) Investment Company. Neither the Borrower nor any Subsidiary is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended (15 U.S.C. § 80a-1, et seq.).
     (j) No Untrue Statement. Neither this Agreement nor any other Loan Document or certificate or document executed and delivered by or on behalf of the Borrower or any Subsidiary in accordance with or pursuant to any Loan Document, nor any statement, representation or warranty provided to the Administrative Agent in writing in connection with the negotiation or preparation of (i) the Loan Documents (other than the First Amendment Documents) through the Closing Date or (ii) the First Amendment

Documents through the First Amendment Effective Date, contains any misrepresentation or untrue statement of material fact or omits to state a material fact necessary, in light of the circumstance under which it was made, in order to make any such representation or statement contained herein or therein not misleading in any material respect.
     (k) No Consents, Etc. Neither the respective businesses or properties of the Borrower or any Subsidiary, nor any relationship between the Borrower or any Subsidiary and any other Person, nor any circumstance in connection with the execution, delivery and performance of the Loan Documents and the transactions contemplated thereby is such as to require a material consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or other authority or any other Person on the part of the Borrower or any Subsidiary as a condition to the execution, delivery and performance of, or consummation of the transactions contemplated by, this Agreement or the other Loan Documents or if so, such material consent, approval, authorization, filing, registration or qualification has been obtained or effected, as the case may be and is in full force and effect. As of the First Amendment Effective Date, and subject to Section 11.17, the Borrower and its Subsidiaries have obtained the consent of the Manufacturers set forth on Schedule 6.1(k) to the Borrower’s or such Subsidiary’s execution, delivery and performance of the Loan Documents.
     (l) Employee Benefit Plans.
     (i) The Borrower and each ERISA Affiliate is in material compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder and in material compliance with all Foreign Benefit Laws with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined or the Borrower or its Subsidiaries is in the process of obtaining a determination by the Internal Revenue Service to be so qualified, each trust related to such plan has been determined to be exempt under Section 501(a) of the Code, and each Employee Benefit Plan subject to any Foreign Benefit Law has received the required approvals by any Governmental Authority regulating such Employee Benefit Plan or the Borrower or its Subsidiaries is in the process of obtaining such determination or approvals. No material liability has been incurred by the Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan;
     (ii) Neither the Borrower nor any ERISA Affiliate has (a) engaged in a nonexempt prohibited transaction described in Section 4975 of the Code or Section 406 of ERISA affecting any of the Employee Benefit Plans or the trusts created thereunder which could subject any such Employee Benefit Plan or trust to a material tax or penalty on prohibited transactions imposed under Internal Revenue Code Section 4975 or ERISA, (b) incurred any accumulated funding deficiency with respect to any Employee Benefit Plan, whether or not waived, or any other liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (c) failed to make a material required contribution or payment to a Multiemployer Plan, (d) failed to make a required installment or other required payment under Section 412 of the Code, Section 302 of ERISA or the terms of such Employee Benefit Plan, or (e) failed to make a required contribution or payment, or otherwise failed to operate in compliance with any Foreign Benefit Law regulating any Employee Benefit Plan;
     (iii) No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan or Multiemployer Plan, and neither the Borrower nor any ERISA Affiliate has incurred any unpaid withdrawal liability with respect to any Multiemployer Plan;
     (iv) Except as provided in Schedule 6.1(l), the present value of all vested accrued benefits under each Employee Benefit Plan which is subject to Title IV of ERISA, or the funding of which is regulated by any Foreign Benefit Law did not, as of the most recent valuation date for each such plan, exceed the then current value of the assets of such Employee Benefit Plan allocable to such benefits;
     (v) To the best of the Borrower’s knowledge, each Employee Benefit Plan which is subject to Title IV of ERISA or the funding of which is regulated by any Foreign Benefit Law, maintained by the Borrower or any ERISA Affiliate, has been administered in accordance with its terms in all material respects and is in compliance in all material respects with all applicable requirements of ERISA, applicable Foreign Benefit Law and other applicable laws, regulations and rules;
     (vi) Assuming that none of the Lenders is, is acting on behalf of, or is an entity the assets of which constitute the assets of an “employee benefit plan” (as defined in Section 3(3) of ERISA) or a “plan” (as defined in Section 4975 of the Code) with respect to which the Borrower is a “party in interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975 of the Code), the consummation of the Loans and the issuance of the Letters of Credit provided for herein will not involve any prohibited transaction under ERISA which is not subject to a statutory or administrative exemption; and
     (vii) No material proceeding, claim, lawsuit and/or investigation exists or, to the best knowledge of the Borrower after due inquiry, is threatened concerning or involving any Employee Benefit Plan.
     (m) No Default. There does not exist any Default or Event of Default.
     (n) Environmental Laws. Except as listed on Schedule 6.1(n) and except as would not have a Material Adverse Effect, the Borrower and each Subsidiary is in compliance with all applicable Environmental Laws and has been issued and currently maintains all required federal, state and local permits, licenses, certificates and approvals. Except as listed on Schedule 6.1(n) and except as would not have a Material Adverse

Effect, neither the Borrower nor any Subsidiary has been notified of any pending or threatened action, suit, proceeding or investigation, and neither the Borrower nor any Subsidiary is aware of any facts, which (a) calls into question, or could reasonably be expected to call into question, compliance by the Borrower or any Subsidiary with any Environmental Laws, (b) seeks, or could reasonably be expected to form the basis of a meritorious proceeding, to suspend, revoke or terminate any license, permit or approval necessary for the operation of the Borrower’s or any Subsidiary’s business or facilities or for the generation, handling, storage, treatment or disposal of any Hazardous Materials, or (c) seeks to cause, or could reasonably be expected to form the basis of a meritorious proceeding to cause, any property of the Borrower or any Subsidiary to be subject to any restrictions on ownership, use, occupancy or transferability under any Environmental Law.
ARTICLE VII
Affirmative Covenants
     Until the Facility Termination Date, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and where applicable will cause each Subsidiary to:
     7.1 Financial Reports, Etc. (a) as soon as practical and in any event within 90 days after the end of each Fiscal Year of the Borrower, deliver or cause to be delivered to the Administrative Agent and each Lender (i) the consolidated balance sheets of the Borrower and its Subsidiaries, with the notes thereto, the related consolidated statements of operations, cash flows, and shareholders’ equity and the respective notes thereto for such Fiscal Year, setting forth comparative financial statements for the preceding Fiscal Year, all prepared in accordance with GAAP applied on a Consistent Basis and containing opinions of KPMG LLP, or other such independent certified public accountants selected by the Borrower and approved by the Administrative Agent (such approval not to be unreasonably withheld), which are unqualified as to the scope of the audit performed and as to the “going concern” status of the Borrower; and (ii) a Compliance Certificate of an Authorized Representative as to the existence of any Default or Event of Default and demonstrating compliance with Section 8.1 of this Agreement;
     (b) as soon as practical and in any event within 55 days after the end of each quarterly period (except the last reporting period of the Fiscal Year), deliver to the Administrative Agent and each Lender (i) the consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such reporting period, the related consolidated statements of operations, cash flows, and shareholders’ equity for such reporting period and for the period from the beginning of the Fiscal Year through the end of such reporting period, accompanied by a certificate of an Authorized Representative to the effect that such financial statements present fairly the financial position of the Borrower and its Subsidiaries as of the end of such reporting period and the results of their operations and the changes in their financial position for such reporting period, in conformity with the standards set forth in Section 6.1(e)(i) with respect to interim financials, and (ii) a Compliance Certificate of an Authorized Representative as to the existence of any Default or Event of Default and containing computations for such quarter comparable to that required pursuant to Section 7.1(a)(ii);

     (c) with respect to any financial statements required by Section 7.1(a)(i), either
     (i) include a footnote in such financial statements stating that, as at the end of the Fiscal Year covered by such financial statements, the Borrower was in compliance with all financial covenants set forth in this Agreement, or if the Borrower was in default under any such financial covenant, describing such default, and specifying the nature and period of existence thereof; or
     (ii) deliver to the Administrative Agent and each Lender (together with the delivery of such financial statements) a letter from the Borrower’s accountants specified in Section 7.1(a)(i) stating that in performing the audit necessary to render an opinion on the financial statements delivered under Section 7.1(a)(i), they obtained no knowledge of any default by the Borrower in complying with the financial covenants set forth in this Agreement; or if the accountants have obtained knowledge of such default, a statement specifying the nature and period of existence thereof;
     (d) promptly upon their becoming available to the Borrower, the Borrower shall deliver to the Administrative Agent and each Lender a copy of (i) all regular or special reports or effective registration statements which the Borrower or any Subsidiary shall file with the Securities and Exchange Commission (or any successor thereto) or any securities exchange, (ii) any proxy statement distributed by the Borrower to its shareholders, bondholders or the financial community in general, and (iii) any management letter or other report submitted to the Borrower or any of its Subsidiaries by independent accountants in connection with any annual, interim or special audit of the Borrower or any of its Subsidiaries;
     (e) promptly upon an Executive Officer obtaining actual knowledge thereof, deliver to the Administrative Agent notice of any announcement by any Rating Agency of any change in any Rating or other announcement as to the Borrower; and
     (f) promptly, from time to time, deliver or cause to be delivered to the Administrative Agent and each Lender such other information regarding Borrower’s and any Subsidiary’s operations, business affairs and financial condition as the Administrative Agent or such Lender may reasonably request.
     The Administrative Agent and the Lenders are hereby authorized to deliver a copy of any such financial or other information delivered hereunder to the Lenders (or any Affiliate of any Lender) or to the Administrative Agent, to any Governmental Authority having jurisdiction over the Administrative Agent or any of the Lenders pursuant to any written request therefor or in the ordinary course of examination of loan files, or to any other Person who shall acquire or consider the assignment of, or acquisition of any participation interest in, any Obligation permitted by this Agreement, subject to Section 11.15.
     Financial statements required to be delivered by the Borrower pursuant to clauses (a)(i) and (b)(i) of this Section 7.1 shall be deemed to have been delivered on the date on which the Borrower causes such financial statements, or reports containing such financial statements, to be posted on the Internet at www.sec.gov or at such other website identified by the Borrower in a notice to the Administrative Agent and the Lenders and that is accessible by the Lenders without charge.
     7.2 Maintain Properties. Maintain all properties necessary to its operations in good working order and condition (ordinary wear and tear excepted), make all needed repairs, replacements and renewals to such properties, and maintain free from Liens (other than Liens permitted by Section 8.3) all trademarks, trade names, patents, copyrights, trade secrets, know-how, and other intellectual property and proprietary information (or adequate licenses thereto), in each case as are reasonably necessary to conduct its business as currently conducted or as contemplated hereby, all in accordance with prudent business practices.
     7.3 Existence, Qualification, Etc. Do or cause to be done all things necessary to preserve and keep in full force and effect its existence and all material rights and franchises, trade names, trademarks and permits, except to the extent conveyed or permitted in connection with a transaction permitted under Section 8.4 hereof, and maintain its license or qualification to do business as a foreign corporation and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except, with respect to any of the foregoing, where any failure to do so could not reasonably be expected to have a Material Adverse Effect.
     7.4 Regulations and Taxes. Comply in all material respects with all statutes and governmental regulations and pay all taxes, assessments, governmental charges, claims for labor, supplies, rent and any other obligation which, if unpaid, might become a Lien against any of its properties except liabilities being contested in good faith and against which adequate reserves have been established and except, with respect to any of the foregoing, where any failure to do so could not reasonably be expected to have a Material Adverse Effect.
     7.5 Insurance. (i) Keep all of its insurable properties adequately insured at all times with responsible insurance carriers or self-insured against loss or damage by fire and other hazards as are customarily insured against by similar businesses owning such properties similarly situated, (ii) maintain general public liability insurance at all times with responsible insurance carriers or self-insured against liability on account of damage to persons and property having such limits, deductibles, exclusions and co-insurance and other provisions providing coverage similar to that specified in Schedule 7.5 attached hereto, such insurance policies to be in form reasonably satisfactory to the Administrative Agent, and (iii) maintain insurance under all applicable workers’ compensation laws (or in the alternative, maintain required reserves if self-insured for workers’ compensation purposes).
     7.6 True Books. Keep true books of record and account in which full, true and correct entries will be made of all of its dealings and transactions in accordance with customary business practices, and set up on its books such reserves as may be required by GAAP with respect to doubtful accounts and all taxes, assessments, charges, levies and claims and with respect to its business in general, and include such reserves in interim as well as year-end financial statements.
     7.7 Right of Inspection. Permit any Person designated by any Lender or the Administrative Agent at the Lender’s or Administrative Agent’s expense, as the case may be, to visit and inspect any of the properties, corporate books and financial reports of the Borrower and its Subsidiaries, and to discuss their respective affairs, finances and accounts with their principal officers and independent certified public accountants, all at reasonable times, at reasonable intervals and with reasonable prior notice.
     7.8 Observe all Laws. Conform to and duly observe in all material respects all laws, rules and regulations and all other valid requirements of any Governmental Authority (including Environmental Laws) with respect to the conduct of its business the non-compliance with which could reasonably be expected to have a Material Adverse Effect.
     7.9 Governmental Licenses. Obtain and maintain all licenses, permits, certifications and approvals of all applicable Governmental Authorities as are required for the conduct of its business as currently conducted and as contemplated by the Loan Documents, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     7.10 Covenants Extending to Subsidiaries. Cause each of its Subsidiaries to do with respect to itself, its business and its assets, each of the things required of the Borrower in Sections 7.2 through 7.9, inclusive to the extent the failure to do so could reasonably be expected to have a Material Adverse Effect.
     7.11 Officer’s Knowledge of Default. Upon any Executive Officer of the Borrower obtaining knowledge of any Default or Event of Default hereunder or under any other obligation of the Borrower or any Subsidiary to any Lender, or any event, development or occurrence which could reasonably be expected to have a Material Adverse Effect, cause such officer or an Authorized Representative to promptly notify the Administrative Agent of the nature thereof, the period of existence thereof, and what action the Borrower or any Subsidiary proposes to take with respect thereto.
     7.12 Suits or Other Proceedings. Upon any Executive Officer of the Borrower obtaining knowledge of any litigation or other proceedings being instituted against the Borrower or any Subsidiary, or any attachment, levy, execution or other process being instituted against any assets of the Borrower or any Subsidiary that could reasonably be expected to result in a Material Adverse Effect, promptly deliver to the Administrative Agent written notice thereof stating the nature and status of such litigation, dispute, proceeding, levy, execution or other process.
     7.13 Notice of Discharge of Hazardous Material or Environmental Complaint. Promptly provide to the Administrative Agent true, accurate and complete copies of any and all notices, complaints, orders, directives, claims, or citations received by the Borrower or any Subsidiary relating to any (a) violation or alleged violation by the Borrower or any Subsidiary of any applicable Environmental Laws or OSHA; (b) release or threatened release by the Borrower or any Subsidiary of any Hazardous Material, except where occurring legally; or (c) liability or alleged liability of the Borrower or any Subsidiary for the costs of cleaning up, removing, remediating or responding to a release of Hazardous Materials, which violation, alleged violation, release, threatened release, actual liability or threatened liability described in clause (a), (b) or (c) could reasonably be expected to result in a Material Adverse Effect.

     7.14 Environmental Compliance. If the Borrower or any Subsidiary shall receive notice from any Governmental Authority that the Borrower or any Subsidiary has violated any applicable Environmental Laws in any respect that could reasonably be expected to result in a Material Adverse Effect, the Borrower shall promptly (and in any event within the time period permitted by the applicable Governmental Authority) remove or remedy, or the Borrower shall cause the applicable Subsidiary to remove or remedy, such violation.
     7.15 Employee Benefit Plans.
     (a) With reasonable promptness, and in any event within thirty (30) days thereof, give notice to the Administrative Agent of (i) the establishment of any new Pension Plan (which notice shall include a copy of such plan), (ii) the commencement of contributions to any funded Employee Benefit Plan to which the Borrower or any of its ERISA Affiliates was not previously contributing, (iii) any material increase in the benefits of any existing funded Employee Benefit Plan, (iv) each funding waiver request filed with respect to any Pension Plan and all communications received or sent by the Borrower or any ERISA Affiliate with respect to such request and (v) the failure of the Borrower or any ERISA Affiliate to make a required installment or payment under Section 302 of ERISA or Section 412 of the Code (in the case of Employee Benefit Plans regulated by the Code or ERISA) or under any Foreign Benefit Law (in the case of Employee Benefit Plans regulated by any Foreign Benefit Law) by the due date;
     (b) Promptly and in any event within fifteen (15) days of becoming aware of the occurrence or forthcoming occurrence of any (a) Termination Event or (b) nonexempt “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, in connection with any Employee Benefit Plan or any trust created thereunder, deliver to the Administrative Agent a notice specifying the nature thereof, what action the Borrower or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and
     (c) With reasonable promptness but in any event within fifteen (15) days for purposes of clauses (a), (b) and (c), deliver to the Administrative Agent copies of (a) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code, (b) all notices received by the Borrower or any ERISA Affiliate of the PBGC’s or any Governmental Authority’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (c) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower or any ERISA Affiliate with the Internal Revenue Service with respect to each Employee Benefit Plan and (d) all notices received by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA. The Borrower will notify the Administrative Agent in writing within five (5) Business Days of the Borrower or any ERISA Affiliate obtaining knowledge or reason to know that the Borrower or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA.

     7.16 Continued Operations. Continue at all times (i) to conduct its business and engage principally in the same or complementary line or lines of business substantially as heretofore conducted (subject to the right to make Permitted Acquisitions) and (ii) preserve, protect and maintain free from Liens (other than Liens permitted under Section 8.3 hereof) its material patents, copyrights, licenses, trademarks, trademark rights, trade names, trade name rights, trade secrets and know-how necessary or reasonably required in the conduct of its operations.
     7.17 Use of Proceeds. Use the proceeds of the Loans solely for the purposes specified in Section 2.16 hereof.
     7.18 New Subsidiaries. Cause to be delivered to the Administrative Agent each of the following (by the earlier of (I) the date that any Subsidiary guarantees any obligations under the Senior Notes or the Year 2006 Senior Notes or the Senior Note Indenture or the Year 2006 Senior Note Indenture and (II) the date that is thirty (30) days after the acquisition or creation of any Subsidiary other than an Excluded Subsidiary):
     (a) a Facility Guaranty executed by such Subsidiary substantially in the form of Exhibit J;
     (b) an opinion of counsel to the Subsidiary dated as of the date of delivery of the Facility Guaranty provided for in this Section 7.18 and addressed to the Administrative Agent and the Lenders, in form and substance reasonably acceptable to the Administrative Agent (which opinion shall include opinions regarding such Subsidiary and Facility Guaranty substantially similar to the opinions of counsel delivered pursuant to Section 5.1(a), and which opinion may include assumptions and qualifications of similar effect to those contained in the opinions of counsel delivered pursuant to Section 5.1(a)); and
     (c) current copies of the Organizational Documents and Operating Documents of such Subsidiary, minutes of duly called and conducted meetings (or duly effected consent actions) of the Board of Directors, partners, or appropriate committees thereof (and, if required by such Organizational Documents, Operating Documents or applicable law, of the shareholders, members or partners) of such Subsidiary authorizing the actions and the execution and delivery of documents described in this Section 7.18.
ARTICLE VIII
Negative Covenants
     Until the Facility Termination Date unless the Required Lenders shall otherwise consent in writing, the Borrower will not, nor will it permit any Subsidiary to:
     8.1 Financial Covenants.
     (a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any Four-Quarter Period to be greater than 2.75 to 1.00.

     (b) Consolidated Total Capitalization. Permit at any time the Consolidated Capitalization Ratio to be greater than 0.65 to 1.00.
     8.2 Indebtedness. Incur, create or assume any Funded Indebtedness (other than Permitted Indebtedness) unless, after giving pro forma effect thereto, the Borrower shall be in compliance with Section 8.1 (with Consolidated EBITDA, for such purpose, being calculated in respect of the most recent period of four consecutive fiscal quarters for which financial statements are available).
     8.3 Liens. Incur, create or permit to exist any Lien of any nature whatsoever with respect to any property or assets now owned or hereafter acquired by the Borrower or any of its Subsidiaries, other than
     (i) Liens existing as of the First Amendment Effective Date and as set forth in Schedule 8.3 attached hereto;
     (ii) Liens imposed by law for taxes, assessments or charges of any Governmental Authority for claims not yet due or, Liens for judgments or levies, in each case which are being contested in good faith by appropriate proceedings diligently pursued and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;
     (iii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, laborers, employees or suppliers and other Liens imposed by law or created in the ordinary course of business and in existence less than 120 days from the date of creation thereof for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;
     (iv) Liens incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), self insurance general liability insurance programs, public or statutory obligations, surety and appeal bonds posted in the ordinary course of business, letters of credit issued in the ordinary course of business and other similar obligations or arising as a result of progress payments under government contracts;
     (v) easements (including, without limitation, reciprocal easement agreements and utility agreements), licenses, rights of others for rights-of-way, utilities, sewers, electric lines, telephone or telegraph lines and similar purposes, covenants, consents, reservations, encroachments, variations and zoning and other restrictions, charges or encumbrances (whether or not recorded), which do not interfere materially with the ordinary conduct of the business of the Borrower or any Subsidiary and which do not materially detract from the value of the property to which they attach or materially impair the use thereof to the Borrower or any Subsidiary;

     (vi) Liens on real property and improvements securing (A) Mortgage Facilities of the Borrower or any Guarantor in an aggregate principal amount not to exceed $500,000,000 at any time outstanding and (B) Rate Hedging Obligations related to such Mortgage Facilities (which Rate Hedging Obligations are owed to any of the respective lenders under such Mortgage Facilities and secured by the same assets as such Mortgage Facilities), provided that the amount of Indebtedness under any Mortgage Facility does not exceed eighty-five percent (85%) of the fair market value of the real property and improvements securing such Indebtedness as of the date such Liens are granted on such real property and improvements;
     (vii) Liens to secure the refinancing of any Indebtedness described on Schedule 8.3 to the extent such Liens encumber substantially the same assets in substantially the same manner as the Liens securing the debt being refinanced or to the extent such Liens constitute Liens permitted under this Section 8.3; and any extension, renewal, refinancing or replacement in whole or in part of any Lien described in the foregoing clauses (i) through (vi) so long as no additional collateral is granted as security;
     (viii) Liens on claims of the Borrower or any Subsidiary against Persons renting or leasing Vehicles, Persons damaging Vehicles or Persons issuing applicable insurance coverage for such Persons, which claims relate to damage to Vehicles, to the extent that such damage exceeds the renter’s or lessee’s collision damage waiver limitation or insurance deductible;
     (ix) Liens securing Vehicle Receivables Indebtedness and Vehicle Secured Indebtedness and Rate Hedging Obligations related to such Indebtedness, which Rate Hedging Obligations are owed to any of the respective lenders of such Indebtedness and secured by the same assets as such Indebtedness; and
     (x) Liens not otherwise permitted hereby securing Indebtedness of the Borrower and its Subsidiaries so long as, on the date any such Lien is granted or any such Indebtedness is incurred, after giving effect thereto, the aggregate principal amount of Indebtedness described in this clause (x) shall not exceed 15% of Consolidated Tangible Unencumbered Assets (calculated using Consolidated Tangible Unencumbered Assets as of the most recently ended fiscal quarter of the Borrower for which financial statements are available).
     8.4 Merger, Consolidation or Fundamental Changes. (a) Sell, lease, transfer or otherwise dispose of all or a majority of the assets of the Borrower and its Subsidiaries (taken as a whole), (b) consolidate with or merge into any other Person, or (c) permit any other Person to merge into it or (d) in the case of the Borrower, liquidate, wind-up or dissolve; provided, however, (i) any Subsidiary of the Borrower may merge or transfer all or substantially all of its assets into or consolidate with any other Subsidiary of the Borrower (which, for the avoidance of doubt, shall be the case so long as the surviving or continuing entity shall be a Subsidiary and, if not a corporation, directly or indirectly controlled by the Borrower, upon consummation of such merger, transfer or consolidation), (ii) any Person may merge with the Borrower if the Borrower shall be the survivor thereof and such merger shall not cause, create or result in the occurrence of any Default or Event of Default hereunder, (iii) any Subsidiary may merge with or transfer substantially all of its assets to or consolidate with any other Person so long as such merger, transfer or consolidation does not constitute a sale, lease, transfer or other disposition of all or a majority of the assets of the Borrower and its Subsidiaries (taken as a whole) to such other Person and (iv) any Person (other than the Borrower) may consolidate with or merge into any Subsidiary.
     8.5 Transactions with Affiliates. Other than transactions (x) permitted under Section 8.4 hereof, (y) between or among one or more Loan Parties or (z) share repurchases of the Borrower’s common stock and the repurchases of the Senior Notes in connection with the Transaction, enter into any transaction after the date hereof, including, without limitation, the purchase, sale, leasing or exchange of property, real or personal, or the rendering of any service, with any Affiliate of the Borrower, except (a) that such Persons may render services to the Borrower or its Subsidiaries for compensation at the same rates generally paid by Persons engaged in the same or similar businesses for the same or similar services and (b) in the ordinary course of the Borrower’s (or any Subsidiary’s) business and upon fair and reasonable terms no less favorable to the Borrower (or any Subsidiary) than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate, provided, that share repurchases of the Borrower’s common stock shall not be restricted to the ordinary course of the Borrower’s business.
     8.6 Compliance with ERISA, the Code and Foreign Benefit Laws. With respect to any Pension Plan, Employee Benefit Plan or Multiemployer Plan:
     (a) permit the occurrence of any Termination Event which is reasonably likely to result in a liability on the part of the Borrower or any ERISA Affiliate to the PBGC or to any Governmental Authority; or
     (b) except as provided in Schedule 6.1(l), permit the present value of all benefit liabilities under all Pension Plans to exceed the current value of the assets of such Pension Plans allocable to such benefit liabilities by a material amount; or
     (c) except as provided in Schedule 6.1(l), permit any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) with respect to any Pension Plan, whether or not waived; or
     (d) fail to make any material contribution or payment to any Multiemployer Plan which the Borrower or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; or
     (e) engage, or permit any Borrower or any ERISA Affiliate to engage, in any prohibited transaction under Section 406 of ERISA or Sections 4975 of the Code for which a civil penalty pursuant to Section 502(I) of ERISA or a tax pursuant to Section 4975 of the Code may be imposed; or
     (f) permit the establishment of any Employee Benefit Plan providing post-retirement welfare benefits or establish or amend any Employee Benefit Plan which establishment or amendment could result in liability to the Borrower or any ERISA Affiliate or increase the obligation of the Borrower or any ERISA Affiliate, in each case, to a Multiemployer Plan which annual liability or increase, individually or together with all similar liabilities and increases, is in excess of $500,000; or
     (g) fail, or permit the Borrower or any ERISA Affiliate to fail, to establish, maintain and operate each Employee Benefit Plan in compliance in all material respects with the provisions of ERISA, the Code, all applicable Foreign Benefit Laws and all other applicable laws and the regulations and interpretations thereof.
     8.7 Fiscal Year. Change the Borrower’s Fiscal Year.
     8.8 Change in Control. Permit at any time a Change in Control.
     8.9 Limitations on Upstreaming. Enter into any agreement restricting or limiting the payment of dividends or other distributions from any Subsidiary to the Borrower or to any other Subsidiary owning Subsidiary Securities of such Subsidiary; provided that the foregoing shall not apply to restrictions or conditions (i) imposed by law or any Loan Document, (ii) existing on the date hereof identified on Schedule 8.9, (iii) customarily contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) in existence at the time a Person becomes a Subsidiary and not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary, (v) contained in (A) any agreement in respect of Vehicle Secured Indebtedness or Vehicle Receivables Indebtedness or (B) any other agreement of an entity or related to assets acquired by or merged into or consolidated with the Borrower or any Subsidiary so long (in the case of clause (B)) as such encumbrance or restriction was not entered into in connection with, or in contemplation of, such acquisition, merger or consolidation, (vi) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Borrower or any Subsidiary, or (vii) covenants in franchise agreements and/or framework agreements with Manufacturers customary for franchise agreements and/or framework agreements in the automobile retailing industry.
     8.10 Subsidiary Guaranties. Permit any Subsidiary to enter into any guaranty agreement, or incur any Guaranty Obligation, with respect to any Indebtedness unless such Subsidiary has executed and delivered a Facility Guaranty to the Administrative Agent.
     8.11 Manufacturer Consents.
     (a) Terminate, revoke or violate the terms of any Manufacturer Consent or amend or modify the terms of any Manufacturer consent in any manner adverse to the interests of the Lenders.
     (b) Authorize any Manufacturer to amend, modify, terminate, revoke or violate the terms of any Manufacturer Consent or to amend or modify the terms of any Manufacturer consent in each case in any manner adverse to the interests of the Lenders.

ARTICLE IX
Events of Default and Acceleration
     9.1 Events of Default. If any one or more of the following events (herein called “Events of Default”) shall occur for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body), that is to say:
     (a) if default shall be made in the due and punctual payment of the principal of any Loan or Reimbursement Obligation, when and as the same shall be due and payable whether pursuant to any provision of Article II or Article III hereof, at maturity, by acceleration or otherwise; or
     (b) if default shall be made in the due and punctual payment of any amount of interest on any Loan or of any fees or other amounts payable to the Lenders, the Administrative Agent, any Issuing Banks or JPMorgan Chase Bank under the Loan Documents on the date on which the same shall be due and payable and such failure to pay shall continue for a period of three Business Days (after receipt of written notice from the Administrative Agent with respect to amounts other than interest); or
     (c) if default shall be made in the performance or observance of any covenant set forth in Sections 7.7, 7.11, 7.17, 7.18 or Article VIII hereof; or
     (d) if a default shall be made in the performance or observance of, or shall occur under, any covenant, agreement or provision contained in any Loan Document (other than as described in clauses (a), (b) or (c) above) and such default shall continue for 30 or more days after the earlier of receipt of notice of such default by an Authorized Representative from the Administrative Agent or the Borrower becomes aware of such default, or if any Loan Document ceases to be in full force and effect (other than by reason of any action by the Administrative Agent), or if without the written consent of the Administrative Agent and the Lenders, this Agreement or any other Loan Document shall be disaffirmed by the Borrower or any of its Subsidiaries or shall terminate, be terminable or be terminated or become void or unenforceable for any reason whatsoever (other than in accordance with its terms in the absence of default or by reason of any action by the Administrative Agent or any Lender); or
     (e) if a default shall occur, which is not waived, (i) in the payment of any principal, interest, premium or other amounts with respect to any Indebtedness (other than the Loans) of the Borrower or of any Subsidiary in an outstanding aggregate amount not less than $20,000,000, or (ii) in the performance, observance or fulfillment of any term or covenant contained in any agreement or instrument under or pursuant to which any such Indebtedness described in clause (i) above may have been issued, created, assumed, guaranteed or secured by the Borrower or any Subsidiary, and in the case of each of clauses (i) and (ii) such default shall continue for more than the period of grace, if any, therein specified, and if such default shall permit the holder of any such Indebtedness to accelerate the maturity thereof; or
     (f) if any representation, warranty or other statement of fact contained herein or any other Loan Document or in any writing, certificate, report or statement at any time furnished to the Administrative Agent or any Lender by or on behalf of the Borrower or any Subsidiary pursuant to or in connection with this Agreement or the other Loan Documents, or otherwise, shall be false or misleading in any material respect when given or made or deemed given or made; or
     (g) if the Borrower or any Subsidiary shall be unable to pay its debts generally as they become due; file a petition to take advantage of any insolvency, reorganization, bankruptcy, receivership or similar law, domestic or foreign; make an assignment for the benefit of its creditors; commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property; file a petition or answer seeking reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute, federal, state or foreign; or
     (h) if a court of competent jurisdiction shall enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of the Borrower or any Subsidiary or of the whole or any substantial part of its properties and such order, judgment or decree continues unstayed and in effect for a period of sixty (60) days, or approve a petition filed against the Borrower or any Subsidiary seeking reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state or foreign country, province or other political subdivision, which petition is not dismissed within sixty (60) days; or if, under the provisions of any other law for the relief or aid of debtors, a court of competent jurisdiction shall assume custody or control of the Borrower or any Subsidiary or of the whole or any substantial part of its properties, which control is not relinquished within sixty (60) days; or if there is commenced against the Borrower or any Subsidiary any proceeding or petition seeking reorganization, arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state or foreign country, province or other political subdivision which proceeding or petition remains undismissed for a period of thirty (30) days; or if the Borrower or any Subsidiary takes any action to indicate its consent to or approval of any such proceeding or petition; or
     (i) if (i) any judgments where the aggregate amount not covered by insurance (or the amount as to which the insurer denies liability) is in excess of $10,000,000 are rendered against the Borrower or any Subsidiary, or (ii) there are attachments, injunctions or executions against any of the Borrower’s or any Subsidiary’s properties for an aggregate amount in excess of $10,000,000; and such judgments, attachments, injunctions or executions referred to in clauses (i) and (ii) above remain unpaid, unstayed, undischarged, unbonded or undismissed for a period of thirty (30) days;
then, and in any such event and at any time thereafter, if such Event of Default or any other Event of Default shall be continuing,

     (A) either or both of the following actions may be taken: (i) the Administrative Agent may with the consent of the Required Lenders, and at the direction of the Required Lenders shall, declare any obligation of the Lenders to make further Loans or of the Issuing Banks to issue Letters of Credit terminated, whereupon the obligation of each Lender to make further Loans or of the Issuing Banks to issue Letters of Credit hereunder shall terminate immediately, and (ii) the Administrative Agent shall at the direction of the Required Lenders, at their option, declare by notice to the Borrower any or all of the Obligations to be immediately due and payable, and the same, including all interest accrued thereon and all other obligations of the Borrower to the Administrative Agent, the Lenders and the Issuing Banks, shall forthwith become immediately due and payable without presentment, demand, protest, notice or other formality of any kind, all of which are hereby expressly waived, anything contained herein or in any instrument evidencing the Obligations to the contrary notwithstanding; provided, however, that notwithstanding the above, if there shall occur an Event of Default under clause (g) or (h) above with respect to the Borrower, then the obligation of the Lenders to lend and of the Issuing Banks to issue Letters of Credit hereunder shall automatically terminate and any and all of the Obligations shall be immediately due and payable without the necessity of any action by the Administrative Agent or the Required Lenders or notice to the Administrative Agent or the Lenders;
     (B) at any time after the Administrative Agent has received the consent or direction of the Required Lenders to take action under clause (A)(i) or (A)(ii) above (or if an Event of Default described under clause (g) or (h) has occurred with respect to the Borrower) the Borrower shall, upon demand of the Administrative Agent or the Required Lenders, deposit cash with the Administrative Agent in an amount equal to the amount of any Letters of Credit remaining undrawn or unpaid, as collateral security for the repayment of any future drawings or payments under such Letters of Credit and the Borrower shall forthwith deposit and pay such amounts and such amounts shall be held by the Administrative Agent as cash collateral for the Borrower’s obligations in respect thereof; and
     (C) the Administrative Agent and the Lenders shall have all of the rights and remedies available under the Loan Documents or under any applicable law.
     9.2 Administrative Agent to Act. In case any one or more Events of Default shall occur and be continuing, the Administrative Agent may, and at the direction of the Required Lenders shall, proceed to protect and enforce their rights or remedies either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, agreement or other provision contained herein or in any other Loan Document, or to enforce the payment of the Obligations or any other legal or equitable right or remedy.
     9.3 Cumulative Rights. No right or remedy herein conferred upon the Lenders or the Administrative Agent is intended to be exclusive of any other rights or remedies contained herein or in any other Loan Document, and every such right or remedy shall be cumulative and shall be in addition to every other such right or remedy contained herein and therein or now or hereafter existing at law or in equity or by statute, or otherwise.
     9.4 No Waiver. No course of dealing between the Borrower and any Lender or the Administrative Agent or any failure or delay on the part of any Lender or the Administrative Agent in exercising any rights or remedies under any Loan Document or otherwise available to it shall operate as a waiver of any rights or remedies and no single or partial exercise of any rights or remedies shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or of the same right or remedy on a future occasion.
     9.5 Allocation of Proceeds. If an Event of Default has occurred and is continuing and the maturity of the Loans has been accelerated pursuant to Article X hereof, all payments received by the Administrative Agent hereunder, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder (other than amounts deposited with the Administrative Agent pursuant to Section 9.1(B), which shall be applied to repay any unreimbursed drawings or payments under the Letters of Credit) shall be applied by the Administrative Agent in the following order:
     (i) amounts due to the Issuing Banks, JPMorgan Chase Bank and the Lenders pursuant to Sections 2.13, 3.4 and 11.5 hereof;
     (ii) amounts due to (A) any Issuing Bank pursuant to Section 3.5 hereof, and (B) the Administrative Agent pursuant to Section 2.13(c) hereof;
     (iii) payments of interest on Loans, to be applied for the ratable benefit of the Lenders;
     (iv) payments of principal on Loans, to be applied for the ratable benefit of the Lenders;
     (v) payment of cash amounts to the Administrative Agent in respect of Outstanding Letters of Credit pursuant to Section 9.1(B) hereof;
     (vi) payments of all remaining Obligations, if any, to be applied for the ratable benefit of the Lenders; and
     (vii) any surplus remaining after application as provided for herein, to the Borrower or otherwise as may be required by applicable law.
ARTICLE X
The Administrative Agent
     10.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other

Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.
     10.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.
     10.3 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys in fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.
     10.4 Reliance by Administrative Agent. (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this

Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
     (b) For purposes of determining compliance with the conditions specified in Section 5.1, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.
     10.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
     10.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys in fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or affiliates.

     10.7 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so to the extent required by Section 11.9 hereof), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
     10.8 Agent in its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.
     10.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 9.1(g) or (h) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.
     10.10 Other Agents, etc. None of the Lenders or other Persons identified on the cover page or signature pages of this Agreement as a “Syndication Agent,” “Documentation Agent,” “Co-Lead Arranger” or “Joint Bookrunner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
ARTICLE XI
Miscellaneous
     11.1 Assignments and Participations. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.
     (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
     (A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person (in which case the Borrower shall instead be promptly notified of such assignment by the assigning Lender unless the Assignee is an Affiliate of such assigning Lender); and
     (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an affiliate of a Lender or an Approved Fund (as defined below).
     (ii) Assignments shall be subject to the following additional conditions:
     (A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;
     (B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which fee shall not be reimbursed by the Borrower); and
     (C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.
For the purposes of this Section 11.1, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.
     (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.1, 4.5, 4.6 and 11.9). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.1 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
     (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and Reimbursement Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.
     (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
     (c) (i) Any Lender may, without the consent of or notice to the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) such participations shall be in a minimum amount equal to the lesser of $5,000,000 or the remaining portion of a Lender’s rights and obligations hereunder which are not subject to a pre-existing participation. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to Section 11.6(a) or (b) and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.1, 4.5 and 4.6 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.3(b) as though it were a Lender, provided such Participant shall be subject to Section 11.3(a) as though it were a Lender.
     (ii) A Participant shall not be entitled to receive any greater payment under Section 4.1, 4.5 or 4.6 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is organized under the laws of a jurisdiction outside the United States shall not be entitled to the benefits of Section 4.6 unless such Participant complies with Section 4.6(d).
     (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto. The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue a Note to any Lender requiring such Note to facilitate transactions of the type described in this paragraph (d).
     (e) Notwithstanding anything to the contrary herein, no Lender will assign or sell participations in all or a portion of its Loans or Commitments to any Person who is (i) listed on the Specially Designated Nationals and Blocked Persons List maintained by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) and/or on any other similar list maintained by the OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar Executive Orders.
     11.2 Notices. Any notice shall be conclusively deemed to have been received by any party hereto and be effective (i) on the day on which delivered (including hand delivery by commercial courier service) to such party (against receipt therefor), (ii) on the date of transmission to such party, in the case of notice by telefacsimile (where the proper transmission of such notice is either acknowledged by the recipient or electronically confirmed by the transmitting device), or (iii) on the fifth Business Day after the day on which mailed to such party, if sent prepaid by certified or registered mail, return receipt requested, in each case delivered, transmitted or mailed, as the case may be, to the address or telefacsimile number, as appropriate, set forth below or such other address or number as such party shall specify by notice hereunder:

(a)	if to the Borrower:

AutoNation, Inc.
110 Southeast 6th Street, 16th Floor
Ft. Lauderdale, Florida 33301
Attn: Treasurer
Telephone: (954)769-7734
Telefacsimile: (954) 769-4521

with a copy to:

AutoNation, Inc.
110 Southeast 6th Street, 16th Floor
Ft. Lauderdale, Florida 33301
Attn: General Counsel
Telephone: (954) 769-7224
Telefacsimile: (954) 769-6340

(b)	if to the Administrative Agent:

JPMorgan Chase Bank, N.A.
Loan & Agency
1111 Fannin Street, 10th Floor
Houston, Texas 77002
Attn: Mary Ann Bui
Telephone: (713) 750-7932
Telefacsimile: (713) 750-2358
Email: MaryAnn.T.Bui@JPMChase.com

with a copy to:

JPMorgan Chase Bank, N.A.
270 Park Avenue
New York, NY 10017
Attn: Vincent Bolognini
Telephone: (212) 270-3292
Telefacsimile: (212) 270-4016
Email: Vincent.Bolognini@JPMorgan.com

(c)	if to the Lenders:

At the addresses set forth in administrative questionnaires furnished by the Lenders to the Administrative Agent;

(d)	if to any Guarantor, at the address set forth in (a) above.
     11.3 Right of Set-off; Adjustments. (a) Upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 11.3 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender may have.
     (b) If any Lender (a “benefitted Lender”) shall at any time receive any payment of all or part of the Loans owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans owing to it, or interest thereon, such benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loans owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender or is repaid in whole or in part by such benefitted Lender in good faith settlement of a pending or threatened avoidance claim, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery or settlement payment, but without interest. The Borrower agrees that any Lender so purchasing a participation from a Lender pursuant to this Section 11.3 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Person were the direct creditor of the Borrower in the amount of such participation.
     11.4 Survival. All covenants, agreements, representations and warranties made herein shall survive the making by the Lenders of the Loans and the issuance of the Letters of Credit and the execution and delivery to the Lenders of this Agreement and shall continue in full force and effect until the Facility Termination Date, subject to Section 11.8.
     11.5 Expenses. The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the syndication, preparation, execution, delivery, administration, modification, and amendment of this Agreement, the other Loan Documents, and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under the Loan Documents. The Borrower further agrees to pay on demand all costs and expenses of the Administrative Agent and, during the continuance of any Event of Default, the Lenders, if any (including, without limitation, reasonable attorneys’ fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of the Loan Documents and the other documents to be delivered hereunder.
     11.6 Amendments and Waivers. Any provision of this Agreement or any other Loan Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed (or consented to in writing) by the Borrower or other applicable Loan Party party to such Loan Document and (except as provided in clauses (a) and (b) below) either the Required Lenders or (as to Loan Documents other than this Agreement) the Administrative Agent with the consent of the Required Lenders (and, if Article X hereof or the rights or duties of the Administrative Agent are affected thereby, by the Administrative Agent); provided that
     (a) no such amendment or waiver shall, unless signed by each Lender directly affected thereby, (i) (except as provided in Section 2.18) increase the Revolving Credit Commitments of such Lender or the Total Revolving Credit Commitment, (ii) reduce (x) the principal of or rate of interest on any Revolving Credit Loan, Term Loan or Competitive Bid Loan made by such Lender, (y) the amounts of any Reimbursement Obligations owed to such Lender hereunder or (z) any fees payable to such Lender hereunder, except that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” hereunder or to waive any obligation of the Borrower to pay interest at the Default Rate, (iii) postpone any date scheduled for the payment of principal, interest or fees payable to such Lender hereunder or for termination of any Revolving Credit Commitment of such Lender, (iv) adversely change any pro rata provisions of Section 2.9 or (v) reduce the specified percentage amount below 50% in the definition of Required Lenders or the percentage of the Revolving Credit Commitments or outstanding Loans held by any Lender, as applicable, which shall be required for the Lenders or any of them to take any action under this Section 11.6(a); and provided, further, that no such amendment or waiver that affects the rights, privileges or obligations of JPMorgan Chase Bank as provider of Swing Line Loans, shall be effective unless signed in writing by JPMorgan Chase Bank or that affects the rights, privileges or obligations of any Issuing Bank as issuer of Letters of Credit, shall be effective unless signed in writing by such Issuing Bank; and
     (b) no such amendment or waiver shall, unless signed by each Lender directly affected thereby, release any Guarantor (unless such Person is simultaneously released from its Senior Note Guaranty and Year 2006 Senior Note Guaranty), subordinate any Facility Guaranty of any Guarantor (unless the Senior Note Guaranty and Year 2006 Senior Note Guaranty of such Person is subordinated or substantially the same terms), release all or substantially all of the Guarantors, or subordinate all or substantially all of the Facility Guaranties, except as otherwise provided in this Agreement or as contemplated in the applicable Loan Documents.
     In addition, notwithstanding the foregoing, this Agreement may be amended with only the written consent of the Administrative Agent (not to be unreasonably withheld), the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) (but not any other Lender) to permit the refinancing, replacement or modification of all outstanding Term Loans (“Replaced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”), provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Replaced Term Loans and (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Replaced Term Loans at the time of such refinancing.
     Any such waiver and any such amendment or modification pursuant to this Section 11.6 shall be binding upon the Borrower, the Guarantors, the Lenders, the Administrative Agent and all future holders of the Loans. Except as otherwise set forth in such waiver, any Default or Event of Default that is waived pursuant to this Section 11.6 shall not be deemed to be a Default or Event of Default during the period of such waiver.
     No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances, except as otherwise expressly provided herein. No delay or omission on any Lender’s or the Administrative Agent’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.
     11.7 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such fully-executed counterpart. Signatures on communications and other documents may be transmitted by facsimile only with the consent of the Administrative Agent in its sole and absolute discretion in each instance. The effectiveness of any such signatures accepted by the Administrative Agent shall, subject to applicable law, have the same force and effect as manual signatures and shall be binding on all parties. The Administrative Agent may also require that any such signature be confirmed by a manually-signed hard copy thereof. Each party hereto hereby adopts as an original executed signature page each signature page hereafter furnished by such party to the Administrative Agent (or an agent of the Administrative Agent) bearing (with the consent of the Administrative Agent) a facsimile signature by or on behalf of such party. Nothing contained in this Section shall limit the provisions of Section 10.4.
     11.8 Termination. This Agreement shall terminate on the Facility Termination Date, except that (x) those provisions which by the express terms thereof continue in effect notwithstanding the Facility Termination Date, and (y) obligations in the nature of continuing indemnities or expense reimbursement obligations not yet due and payable, shall continue in effect. Notwithstanding the foregoing, if after receipt of any payment of all or any part of the Obligations, the Administrative Agent, any Issuing Bank or any Lender (including the Swing Line lender) is for any reason compelled to surrender such payment to any Person because such payment is determined to be void or voidable as a preference, impermissible setoff, a diversion of trust funds or for any other reason or elects to repay any such amount in good faith settlement of a pending or threatened avoidance claim, (i) this Agreement (including the provisions pertaining to Participations in Letters of Credit, Reimbursement Obligations and Swing Line Loans) shall continue in full force (or be reinstated, as the case may be) and the Borrower shall be liable to, and shall indemnify and hold the Administrative Agent, such Issuing Bank or such Lender harmless for, the amount of such payment surrendered until the Administrative Agent, such Issuing Bank or such Lender shall have been finally paid in full, and (ii) in the event any portion of any amount so required to be surrendered by the Administrative Agent or any Issuing Bank or the Swing Line lender shall have been distributed to the Lenders, the Lenders shall promptly repay such amounts to the Administrative Agent or such Issuing Bank or the Swing Line lender on demand therefor. The provisions of the foregoing sentence shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent, any Issuing Bank or the Lenders in reliance upon such payment, and any such contrary action so taken shall be without prejudice to the Administrative Agent’s, any Issuing Bank’s or the Lenders’ rights under this Agreement and shall be deemed to have been conditioned upon such payment having become final and irrevocable.
     11.9 Indemnification; Limitation of Liability. (a) Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to indemnify and hold harmless each Agent-Related Person and each Lender and each of their Affiliates and their respective officers, directors, employees, agents, and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, and reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees) that may be incurred by or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation, or proceeding or preparation of defense in connection therewith) the Loan Documents or the First Amendment or the actual or proposed use of the proceeds of the Loans or the Letters of Credit (all of the foregoing, collectively, the “Indemnified Liabilities”), except to the extent such claim, damage, loss, liability, cost, or expense resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 11.9 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to it, any of its Subsidiaries, any Guarantor, or any security holders or creditors thereof arising out of, related to or in connection with the transactions contemplated herein, except to the extent that such liability resulted from such Indemnified Party’s gross negligence or willful misconduct. The Borrower agrees not to assert any claim against any Agent-Related Person, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys, agents, and advisers, on any theory of liability, for special, indirect, consequential, or punitive damages arising out of or otherwise relating to the Loan Documents, any of the transactions contemplated herein or the First Amendment or the actual or proposed use of the proceeds of the Loans.
     (b) The agreements and obligations of the Borrower contained in this Section 11.9 shall continue in effect notwithstanding the Facility Termination Date.
     11.10 Severability. If any provision of this Agreement or the other Loan Documents shall be determined to be illegal or invalid as to one or more of the parties hereto, then such provision shall remain in effect with respect to all parties, if any, as to whom such provision is neither illegal nor invalid, and in any event all other provisions hereof shall remain effective and binding on the parties hereto.
     11.11 Entire Agreement. This Agreement, together with the other Loan Documents, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all previous proposals, negotiations, representations, commitments and other communications between or among the parties, both oral and written, with respect thereto (except that those provisions (if any) which by the express terms of (i) the commitment letter dated as of June 6, 2005, executed by JPMorgan Chase Bank, J.P. Morgan Securities Inc., Bank of America, N.A. and Banc of America Securities LLC and accepted by the Borrower or (ii) the commitment letter, dated as of March 6, 2006, executed by JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc. and accepted by the Borrower, survive the closing of the Revolving Credit Facility, the Term Facility or Letter of Credit Facility, as applicable, shall survive and continue in effect).
     11.12 Agreement Controls. In the event that any term of any of the Loan Documents other than this Agreement conflicts with any express term of this Agreement, the terms and provisions of this Agreement shall control to the extent of such conflict.
     11.13 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged hereunder, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate (as such term is defined below). If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate (as defined below), the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful

Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower. As used in this paragraph, the term “Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.
     11.14 Governing Law; Waiver of Jury Trial.
     (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     (b) THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY AGREES AND CONSENTS THAT ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN MAY BE INSTITUTED IN ANY STATE OR FEDERAL COURT SITTING IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, UNITED STATES OF AMERICA AND, BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER EXPRESSLY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN, OR TO THE EXERCISE OF JURISDICTION OVER IT AND ITS PROPERTY BY, ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING, AND THE BORROWER HEREBY IRREVOCABLY SUBMITS GENERALLY AND UNCONDITIONALLY TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING.
     (c) THE BORROWER AGREES THAT SERVICE OF PROCESS MAY BE MADE BY PERSONAL SERVICE OF A COPY OF THE SUMMONS AND COMPLAINT OR OTHER LEGAL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING, OR BY REGISTERED OR CERTIFIED MAIL (POSTAGE PREPAID) TO THE ADDRESS OF THE BORROWER PROVIDED IN SECTION

11.2, OR BY ANY OTHER METHOD OF SERVICE PROVIDED FOR UNDER THE APPLICABLE LAWS IN EFFECT IN THE STATE OF NEW YORK.
     (d) NOTHING CONTAINED IN SUBSECTIONS (b) OR (c) HEREOF SHALL PRECLUDE THE ADMINISTRATIVE AGENT OR ANY LENDER FROM BRINGING ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT IN THE COURTS OF ANY JURISDICTION WHERE THE BORROWER OR ANY GUARANTOR OR ANY OF THE BORROWER’S OR ANY GUARANTOR’S PROPERTY OR ASSETS MAY BE FOUND OR LOCATED. TO THE EXTENT PERMITTED BY THE APPLICABLE LAWS OF ANY SUCH JURISDICTION, THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT AND EXPRESSLY WAIVES, IN RESPECT OF ANY SUCH SUIT, ACTION OR PROCEEDING, OBJECTION TO THE EXERCISE OF JURISDICTION OVER IT AND ITS PROPERTY BY ANY SUCH OTHER COURT OR COURTS OF ANY JURISDICTION WHERE THE BORROWER OR ANY GUARANTOR OR ANY OF THE BORROWER’S OR ANY GUARANTOR’S PROPERTY OR ASSETS MAY BE FOUND OR LOCATED.
     (e) IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER OR RELATED TO ANY LOAN DOCUMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION THEREWITH, OR IN ANY WAY CONNECTED WITH OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY AGREE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY AND HEREBY IRREVOCABLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PERSON MAY HAVE TO TRIAL BY JURY IN ANY SUCH ACTION, SUIT OR PROCEEDING. ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
     (f) THE BORROWER HEREBY EXPRESSLY WAIVES ANY OBJECTION IT MAY HAVE THAT ANY COURT TO WHOSE JURISDICTION IT HAS SUBMITTED PURSUANT TO THE TERMS HEREOF IS AN INCONVENIENT FORUM.
     11.15 Confidentiality. Each of the Administrative Agent and each Lender (together, the “Lending Parties”, and individually a “Lending Party”) agrees to keep confidential any information furnished or made available to it by the Borrower or any of its Subsidiaries pursuant to this Agreement; provided that nothing herein shall prevent any Lending Party from disclosing such information (a) to any other Lending Party or any Affiliate of any Lending Party, or any officer, director, employee, agent, or advisor of any Lending Party or Affiliate of any Lending Party, (b) to any other Person if reasonably incidental to the administration of the credit facility provided herein so long as such Person is bound by the provisions of this Section 11.15, (c) as required by any law, rule, or regulation, (d) upon the order of any court or administrative agency, (e) upon the request or demand of any regulatory agency or authority, (f) that is or becomes available to the public or that is or becomes available to any Lending Party other than as a result of a disclosure by any Lending Party prohibited by this Agreement, (g) in connection with any litigation to which such Lending Party or any of its Affiliates may be a party, (h) to the extent necessary in connection with the exercise of any remedy under this Agreement or any other Loan Document, and (i) to any actual or proposed participant or assignee that is subject to provisions substantially similar to those contained in this Section 11.15.
     11.16 Releases of Facility Guarantees. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 11.6) to take any action requested by the Borrower, at the Borrower’s expense, having the effect of releasing any Facility Guaranty to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 11.6.
     11.17 MANUFACTURER CONSENTS. IT IS ACKNOWLEDGED, UNDERSTOOD AND AGREED THAT (EXCEPT TO THE EXTENT THE RESPECTIVE MANUFACTURER WAIVES ANY OF THE TERMS OF A MANUFACTURER CONSENT OR A MANUFACTURER CONSENT IS TERMINATED OR CEASES TO BE IN EFFECT): (A) THE EXERCISE BY THE ADMINISTRATIVE AGENT OR ANY LENDER (WHETHER THROUGH THE ADMINISTRATIVE AGENT OR OTHERWISE) OF REMEDIES UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL BE SUBJECT TO THE TERMS OF THE MANUFACTURER CONSENTS, (B) IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE MANUFACTURER CONSENTS AND THE TERMS OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, THE TERMS OF THE MANUFACTURER CONSENTS WILL CONTROL, (C) THE ADMINISTRATIVE AGENT AGREES TO FURNISH SUCH NOTICES AS IT IS REQUIRED TO FURNISH UNDER SUCH MANUFACTURER CONSENTS, AND (D) THE MANUFACTURERS PROVIDING SUCH MANUFACTURER CONSENTS SHALL BE THIRD PARTY BENEFICIARIES OF THIS SECTION. PARTICIPATION BY AN AFFILIATE OR SUBSIDIARY OF A MANUFACTURER AS A LENDER SHALL NOT CONSTITUTE A WAIVER OF THE TERMS OF ANY MANUFACTURER CONSENT GRANTED BY SUCH MANUFACTURER.
     11.18 USA Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.
[Signatures on following pages]

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be made, executed and delivered by their duly authorized officers as of the day and year first above written.

AUTONATION, INC.

By:

Name:
Its:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent for the Lenders

By:

Name:
Its:

JPMORGAN CHASE BANK, N.A.

By:

Name:
Its:

BANK OF AMERICA, N.A.

By:

Name:
Its:

BNP PARIBAS

By:

Name:
Its:

By:

Name:
Its:

TOYOTA MOTOR CREDIT CORPORATION

By:

Name:
Its:

WACHOVIA BANK, NATIONAL
ASSOCIATION

By:

Name:
Its:

SOVEREIGN BANK

By:

Name:
Its:

COMERICA BANK

By:

Name:
Its:

SUMITOMO MITSUI BANKING
CORPORATION, NEW YORK

By:

Name:
Its:

SUNTRUST BANK

By:

Name:
Its:

WELLS FARGO BANK, N.A.

By:

Name:
Its:

FIFTH THIRD BANK

By:

Name:
Its:

THE BANK OF NEW YORK

By:

Name:
Its:

GOLDMAN SACHS PARTNERS L.P.

By:

Name:
Its:

S-4